Exhibit 10.16

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of November 18, 2009 (the “Signing Date”), is entered into by and among Spartan Motors, Inc., a Michigan corporation (“Purchaser”); SMI Sub, Inc., a Delaware corporation (“Acquisition Sub”); Utilimaster Holdings, Inc., a Delaware corporation (“Holdings”); Utilimaster Corporation, a Delaware corporation (the “Company”); and John Hancock Life Insurance Company, a Massachusetts life insurance company (“Hancock”).  Except as otherwise indicated in this Agreement, capitalized terms used in this Agreement are defined in Article 1 below.

RECITALS

A.        Hancock owns a majority of the issued and outstanding capital stock of Holdings.  Holdings owns all of the issued and outstanding capital stock of the Company.  The Company is engaged in the business of designing, manufacturing, and selling walk-in vans and commercial truck bodies.

            B.        Purchaser owns all of the issued and outstanding capital stock of Acquisition Sub, which is a corporation formed specifically for the purposes of the Merger described in this Agreement.

C.        The respective Boards of Directors of Holdings and Acquisition Sub have determined that the merger of Acquisition Sub with and into Holdings (the “Merger”), in accordance with and subject to the terms and conditions of this Agreement, is in the best interests of the respective corporations and their respective shareholders.  Hancock, as the holder of a majority of the issued and outstanding voting stock of Holdings, and Purchaser, as the sole shareholder of Acquisition Sub, have also approved the Merger.

D.        The Parties are entering into this Agreement in order to agree upon the terms and conditions of the Merger.

AGREEMENT

For good and valuable consideration, including the mutual representations, warranties, covenants, and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

When used in this Agreement, the following terms shall have the following meanings:

“8-K Filings” is defined in Section 7.2.

“Accounting Firm” is defined in Section 2.7.

“Acquisition Sub” is defined in the opening paragraph of this Agreement.

“Adjustment Notice” is defined in Section 2.7.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

“Aggregate Bonus Amount” means One Million Seven Hundred Forty-Eight Thousand Nine Hundred Ninety-Five Dollars ($1,748,995).

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated, or unitary group defined under state, local, or foreign income tax law).

“Agreement” means this Agreement and Plan of Merger, including all of its exhibits and schedules.

“Annual Earn Out Amount” means 4.0% of the Net Sales (i) in excess of $115 million for calendar year 2010, (ii) in excess of $138 million for calendar year 2011, (iii) in excess of $165 million for calendar year 2012, and (iv) in excess of $173 million for calendar years 2013 and 2014; provided that the calculation of each Annual Earn Out Amount shall be subject to the provisions of Section 2.10 below.

“Annual Earn Out Dispute Notice” is defined in Section 2.10.

“Annual Earn Out Notice” is defined in Section 2.10.

“Annual Earn Out Period” is defined in Section 2.10.

“Base Purchase Price” means an amount equal to (i) Fifty Million Dollars ($50,000,000), less (ii) an amount necessary to pay off as of the Closing Date the Long-Term Debt, less (iii) an amount necessary to pay off as of the Closing Date any Indebtedness other than the Long-Term Debt, capital lease obligations, and any other Indebtedness included in the calculation of Estimated Net Working Capital, less (or plus if a negative number) (iv) the amount by which the Target Net Working Capital exceeds the Estimated Net Working Capital less (v) the Aggregate Bonus Amount.

“Closing” is defined in Section 2.11.

“Closing Cash Payment” means an amount equal to the sum of (i) the Base Purchase Price, less (ii) the Indemnity Escrow Deposit, less (iii) the Company NWC Deposit, less (iv) the State Tax Escrow Deposit.

“Closing Per Share Merger Consideration” is the amount per Share of the Closing Cash Payment as determined pursuant to Schedule 2.4.

“Closing Date” is defined in Section 2.11.

“Closing Net Working Capital” means the UC Parties’ (i) consolidated current assets, including cash, cash equivalents, marketable securities, third party accounts receivable, inventories, deposits made in the ordinary course of business, and prepaid expenses paid in the ordinary course of business, but excluding any current deferred income tax assets, less (ii) consolidated current liabilities including third party accounts payable, accrued wages and salary liabilities, customer deposits, accrued product liability and warranty,  and other short-term liabilities, but excluding Long-Term Debt, other Indebtedness taken into account in calculating the Base Purchase Price, and any current income tax liabilities, less (iii) (but without duplication) the full amount accrued (including the current and long term portions) for all capital leases.  Closing Net Working Capital shall be calculated as of the close of business on the Closing Date in accordance with GAAP applied on a consistent basis with the UC Parties’ past practices except as otherwise set forth on Schedule 2.7  The Closing Net Working Capital shall be determined in accordance with Section 2.7 below.

“Closing NWC Payment” means an amount equal to the Estimated Net Working Capital less the Company NWC Deposit.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the opening paragraph of this Agreement.

“Company NWC Deposit” means an amount equal to fifteen percent (15%) of the difference between the Target Net Working Capital and the Estimated Net Working Capital.

“Competitor” means any of Supreme Corporation, Morgan Truck Body, LLC, and Morgan Olson, LLC.

“Contract” means, with respect to any Person, any contract, license, agreement, note, bond, mortgage, indenture, lease, or other property agreement, partnership or joint venture agreement, or other legally binding agreement, whether oral or written, applicable to any such Person or its properties or assets.

“Controlling Interest” means the possession or control of Equity Interests in a Person (a) having the right to elect a majority of the board of directors or other governing body of such Person or to otherwise direct the management and policies of such Person, or (b) that constitute more than thirty percent (30%) of the issued and outstanding Equity Interests of any class of voting Equity Securities of such Person.

“CV23 Payment” means a payment, if any, required to be made by Purchaser pursuant to Section 2.9(a) or 2.9(b) below.

“CV23 Unit” means the next generation walk-in vehicle currently under development by the Company.

“DGCL” is defined in Section 2.1.

“Direct Claim” is defined in Section 9.5.

“Dispute Notice” is defined in Section 2.7.

“Dissenting Shares” is defined in Section 2.14(a).

“Effective Time” is defined in Section 2.2.

“Employment Agreements” means the existing employment and severance agreements between the Company and the Company’s employees listed on Schedule 5.12.

“Environmental and Safety Requirements” means all applicable federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations specifically directed at or otherwise enforceable against the Company, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odors, or radiation), as enacted or in effect on or prior to the Closing Date.

“Environmental Loss” is defined in Section 9.3(j).

“Equity Equivalents” means, in respect of any Person, (i) any securities, instruments, or rights that are convertible into or exercisable or exchangeable for any Equity Interests of such Person, (ii) any phantom equity, equity appreciation, or similar rights that permit the holder thereof to participate in the residual equity value of, or appreciation in, such Person, (iii) any securities, instruments, or rights that permit the holder thereof, under any circumstances, to vote for the election of members of such Person’s board of directors or other governing body, and (iv) any securities, instruments, or rights that are, directly or indirectly, convertible into or exercisable or exchangeable for any of the securities, instruments, or rights described in clauses (i), (ii), or (iii) above.

“Equity Interests” means capital stock (including common stock and preferred stock), limited liability company interests, and any other indicia of equity ownership (including any profits interest).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any reference to any particular section of ERISA shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Escrow Agent” means such third Person as the Parties mutually agree to engage as Escrow Agent pursuant to this Agreement.

“Escrow Agreement” means an Escrow Agreement mutually agreeable to the Parties, but substantially in the form attached as Exhibit A.

“Estimated Net Working Capital” means an amount mutually agreed to by the Parties in writing on the Closing Date as a good faith estimate of the Closing Net Working Capital.

“Excess Payment” is defined in Section 2.8(c).

“FAR” means the Federal Acquisition Regulation and any applicable agency supplement thereto.

“Fundamental Representation” means a representation or warranty set forth in Section 5.1(a) or Section 5.3(a).

“GAAP” means United States generally accepted accounting principles.

“Hancock” is defined in the opening paragraph of this Agreement.

“Hazardous Material” means any substance, material, or waste that is regulated by any federal, state, or local government authority or under any Environmental and Safety Requirements because of toxic, flammable, explosive, corrosive, radioactive, or other properties that may be hazardous to human health or the environment, and any other special toxic, or hazardous substances, materials, or wastes of any kind, including without limitation those now or hereafter defined, determined, or identified to be “hazardous substances,” “hazardous materials,” “toxic substances,” or “hazardous wastes.”

“Holdings” is defined in the opening paragraph of this Agreement.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including interest and prepayment penalties or obligations), (ii) any indebtedness evidenced by any note, bond, debenture, or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor, or otherwise, or with respect to which Liabilities a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (ix) any amounts owed to any Person under any noncompetition or consulting arrangements, and (x) any off-balance sheet financing of any Person, including synthetic leases and project financing.

“Indemnity Escrow” is defined in Section 2.6(d).

“Indemnity Escrow Deposit” means One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

“Insiders” is defined in Section 5.22.

“Intellectual Property Rights” means all (i) domestic and foreign patents, patent applications, patent disclosures, and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension, or reexamination thereof (and any foreign equivalents thereof); (ii) domestic and foreign trademarks, service marks, industrial designs, trade dress, internet domain names and web sites, logos, topographies, trade names, and corporate names, together with all goodwill associated therewith; (iii) registered and unregistered copyrights, copyrightable works, and mask works; (iv) all registrations, applications, and renewals for any of the foregoing; (v) trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) computer software (whether in object code or source code), algorithms, and software systems (including data, databases, and related documentation); (vii) other proprietary intellectual property rights; (viii) licenses or other agreements to or from third parties regarding any of the foregoing; and (ix) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities, or Equity Interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Key Employee” is any of Michael A. Kitson, Hugh J. Ogren, John E. Knudtson, John E. Boulton, John M. Marshall, and John A. Forbes.

“Knowledge” of a fact by a Person means that such Person (and, with respect to any Person that is not a natural person, any executive officer of such Person) is either (i) actually aware of the fact, or (ii) should reasonably be aware of the fact upon reasonable inquiry.  For purposes of the preceding sentence, executive officers of the Company shall solely consist of the Key Employees.

“Latest Balance Sheet” is defined in Section 5.4.

“Lease” is defined in Section 5.10.

“Leased Real Property” is defined in Section 5.10.

“Letter of Transmittal” means a Letter of Transmittal mutually agreeable to the Parties, but substantially in the form attached as Exhibit D.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, fine, claim, cause of action, or other loss, cost, or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the seller (or any of its Affiliates), any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.  In addition, when “Lien” is used in this Agreement with reference to shares of capital stock or any other Equity Interest, “Lien” shall include any agreement, voting trust, proxy, or other arrangement or restriction of any kind with respect to such stock or Equity Interest.

“Long-Term Debt” means all Indebtedness owed by the UC Parties to Bank of America, N.A. as successor to LaSalle Business Credit, LLC.  Long-Term Debt shall not, however, include any reimbursement obligation of a UC Party under, or the amount necessary to cash collateralize, any outstanding letter of credit issued by Bank of America, N.A. or any contingent obligations owed to Bank of America, N.A. pursuant to any such outstanding letter of credit.

“Loss” is defined in Section 9.2.

“Major Customer” is defined in Section 5.23.

“Major Supplier” is defined in Section 5.23.

“Material Adverse Effect” means a material and adverse effect or development upon the business, operations, assets, liabilities, financial condition, value, prospects, operating results, cash flow, or net worth, of the UC Parties taken as a whole on a consolidated basis; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:  (i) any adverse change, event, development or effect arising from or relating to (a) general business or economic conditions, as long as those conditions do not disproportionately affect the business of the UC Parties, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, provided that none of such conditions disproportionately affects the business of the UC Parties, (c) changes in GAAP, (d) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity after the Signing Date, (e) changes resulting from the announcement of the execution of the Agreement or the transactions contemplated by this Agreement or (f) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; or (ii) any adverse change in effect on, or development with respect to, the business of the UC Parties which is cured prior to the Closing Date.

“Material Contract” is any Contract set forth on, or required (pursuant to the terms of Section 5.12) to be set forth on, Schedule 5.12.

“Merger” is defined in paragraph C of the Recitals of this Agreement.

“Merger Certificate” is defined in Section 2.2 below.

“Net Sales” means for any period, the aggregate amount of sales generated by the Utilimaster product and services lines (including for the sale of walk-in cargo vans, truck bodies, parts, delivery, field service projects, and repair projects) in such period after the deduction of returns, allowances, discounts, and similar adjustments made in such period, but without deduction for expenses.  Net Sales shall be calculated in accordance with GAAP and consistently applied in accordance with past periods.

“Noncompetition Agreements” means the existing noncompetition agreements between the Company and its employees or former employees listed on Schedule 5.12.

“Notice of Environmental Loss” is defined in Section 9.3(k).

“NWC Release Notice” is defined in Section 2.8(a).

“Old Mortgage” is defined in Schedule 5.10.

“Owned Real Property” is defined in Section 5.10.

“Party” means each of Purchaser, Acquisition Sub, Hancock, Holdings, and the Company.

“Paying Agent” means such third Person as the Parties mutually agree to engage as Paying Agent pursuant to this Agreement.

“Paying Agent Account” is defined in Section 2.6(b).

“Paying Agent Agreement” means a Paying Agent Agreement mutually agreeable to the Parties, but substantially in the form attached as Exhibit B.

 “Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable; (ii) zoning, entitlement, building, and other land use regulations imposed by governmental agencies having jurisdiction over any of the Real Property which are not violated by the current use and operation of such Real Property; (iii) covenants, conditions, restrictions, easements, and other non-monetary matters affecting title to such Real Property which (a) are disclosed on Schedule 5.10 (including on Schedule B to the title policy of the Company with respect to the Real Property attached thereto) or (b) do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business; (iv) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’, and other like Liens incurred in the ordinary course of business, but only to the extent the full amount of any such lien has been accrued for by the appropriate UC Party and is reflected in the Closing Net Working Capital; (v) Liens securing the Long-Term Debt and Liens securing any other Indebtedness deducted in the computation of Base Purchase Price.

“Per Share Merger Consideration” is defined on Schedule 2.4.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency, or political subdivision thereof.

“Post-Closing Environmental Investigations” is defined in Section 9.3(j).

“Pre-Closing Environmental Condition” means the presence of underground storage tanks or Hazardous Material existing on the Owned Real Property as of the Closing Date.

“Pre-Closing Tax Period” means any Tax period that begins before the Closing Date and ends on or before the Closing Date.

“Pre-Closing Tax Return” means any Tax Return relating to Pre-Closing Taxes.

“Pre-Closing Taxes” shall mean (i) all Taxes attributable to or payable with respect to a Pre-Closing Tax Period and (ii) in the case of any taxable period that includes (but does not end on) the Closing Date, (x) the amount of any income or other Taxes measured on the basis of actual economic activity (such as sales Taxes) that are attributable or payable with respect to such period determined on a closing of the books as of the close of business on the Closing Date, and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time, and (y) the amount of any other Taxes (if not described in the preceding clause (x), such as ad valorem Taxes) that are attributable or payable with respect to the period determined on a pro rata basis with reference to the number of days in such period prior to and including the Closing Date relative to the number of days remaining in such period after the Closing Date.

“Preferred Stock” means Holdings’ Series A Preferred Stock, par value of $0.001 per share, Series B Preferred Stock, par value of $0.001 per share, and Series C Preferred Stock, par value of $0.001 per share.

“Preliminary Annual Earn Out Calculation” is defined in Section 2.10.

“Purchase Price” is defined in Section 2.5.

“Purchaser” is defined in the opening paragraph of this Agreement.

“Purchaser Parties” is defined in Section 9.2.

“Purchaser NWC Deposit” means an amount equal to fifteen percent (15%) of the difference between the Target Net Working Capital and the Estimated Net Working Capital.

“Purchaser’s Calculation” is defined in Section 2.7.

“Real Property” is defined in Section 5.10.

“Releasor” is defined in Section 9.6.

“Remedial Action” means all actions required to (i) clean up, remove, treat or in any other way address Hazardous Materials in the soils and groundwater and/or within any buildings or structures; (ii) prevent the release or threat of release and/or minimize the further release or migration of Hazardous Materials so they do not endanger or threaten to endanger public health or welfare or the environment; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Securities Act” means the Securities Act of 1933, as amended, and any reference to any particular section of the Securities Act shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Seller Parties” means Holdings, the Company, Hancock, and the Shareholder Representative.

“Shareholder” means each of Hancock and each other Person listed as a shareholder of Holdings on Schedule 5.3.

“Shareholder Representative” is defined in Section 10.5.

“Shareholders Agreement” means that certain Stockholders Agreement, dated October 25, 2004 as amended by a First Amendment dated as of November 12, 2009, by and among Holdings, the Company, Hancock, and certain other parties thereto.

“Shares” means all of the issued and outstanding shares of capital stock of Holdings, as set forth on Schedule 5.3.

“Shortfall” is defined in Section 2.8(b).

“Signing Date” is defined in the opening paragraph of this Agreement.

“State Tax Escrow” is defined in Section 2.6(d).

“State Tax Escrow Deposit” means Ninety Thousand Dollars ($90,000).

“State Tax Liability” is defined in Section 8.6(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar Equity Interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For these purposes, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

“Surviving Corporation” means Holdings, after the Effective Time and the consummation of the Merger.

“Target Net Working Capital” means Fourteen Million One Hundred Thousand Dollars ($14,100,000).

“Tax” means any federal, state, local, or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, premiums, excess and surplus lines, registration, single business, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, or other documents (including any related or supporting schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of Taxes of any Person or the administration of any laws, regulations, or administrative requirements relating to any Taxes.

“Termination Date” is defined in Section 10.1(b).

“Threshold Unit” is defined in Section 2.9(b).

“UC Party” means each of Holdings, the Company, any Subsidiary of Holdings or the Company, and any Subsidiary of any of the foregoing.

“UC Releasee” is defined in Section 9.6.

“Working Capital Escrow” is defined in Section 2.6(d).

ARTICLE 2
MERGER

2.1              Merger.  On the basis of the representations, warranties, covenants, and agreements set forth in this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Articles 3 and 4 below, at the Effective Time, Acquisition Sub shall be merged with and into Holdings in accordance with the applicable provisions of Delaware General Corporation Law (“DGCL”), and the separate corporate existence of Acquisition Sub shall cease.  Holdings shall be the Surviving Corporation of the Merger and shall continue its corporate existence under the laws of the State of Delaware.  The name of the Surviving Corporation shall be “Utilimaster Holdings, Inc.”  The Certificate of Incorporation and the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, provided that such Certificate of Incorporation and Bylaws shall be amended as of the Effective Time to reflect that the name of the Surviving Corporation is “Utilimaster Holdings, Inc.”  The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation.

2.2              Filing of Merger Certificate; Effective Time.  On the Closing Date, Holdings and Acquisition Sub shall duly execute a Certificate of Merger in accordance with the DGCL in the form attached as Exhibit C (the “Merger Certificate”) which shall be filed with the Delaware Secretary of State to effect the Merger.  The Merger Certificate shall be filed as soon as practicable after completion of all other actions to be taken by the Parties pursuant to this Agreement on the Closing Date.  The Merger shall be effective (the “Effective Time”) as of the close of business on the later of (i) the Closing Date or such other date mutually agreeable to the Parties (which date shall be specified in the Merger Certificate) or (ii) the date on which the Merger Certificate has been duly filed by the Delaware Secretary of State.

2.3              Effects of Merger.  The Parties intend for the Merger to have the effects set forth in this Agreement and the DGCL.  Without limiting the generality of the foregoing, and subject to the foregoing, at the Effective Time, all of the rights, privileges, immunities, powers, and franchises of each of Holdings and the Acquisition Sub; all property (real, personal, and mixed) of each of Holdings and the Acquisition Sub; all debts due to either Holdings or the Acquisition Sub on any account; and all choses in action and every other interest of or belonging to or due to either Holdings or the Acquisition Sub, will vest in the Surviving Corporation.  The title to any real estate or any interest in any such real estate vested, by deed or otherwise, in either Holdings or Acquisition Sub shall not revert or in any way become impaired by reason of the Merger.

2.4              Treatment of Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Party or any other Person:

(a)        Each share of capital stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of common stock of the Surviving Corporation;

(b)        Each Share of Holdings held in treasury of Holdings or owned by any UC Party shall be canceled without any conversion thereof, and no payment or distribution shall be made with respect thereto; and

(c)        Each Share of Holdings issued and outstanding immediately prior to the Effective Time (other than (i) Shares canceled in accordance with Section 2.4(b) above and (ii) Dissenting Shares) shall be converted into the right to receive their Per Share Merger Consideration determined in accordance with Schedule 2.4.  At the Effective Time, each Share of Holdings shall no longer be outstanding and shall automatically be canceled and retired, and the holders of Shares shall cease to be, and shall have no rights as, shareholders of Holdings (other than to receive the Per Share Merger Consideration as provided in this Agreement and the Paying Agent Agreement in full satisfaction of all rights pertaining to such Shares).  As of the Closing Date, there shall be no transfers on the stock transfer books of Holdings or the Surviving Corporation of any Shares and if

certificates are presented to either Holdings or the Surviving Corporation for transfer on or after the Closing Date, they shall be delivered to Purchaser.

2.5              Purchase Price.  In consideration for the Shares and the other covenants made by the Seller Parties pursuant to this Agreement, Purchaser agrees to pay to the Shareholders the aggregate amount (the “Purchase Price”) equal to (i) the Base Purchase Price, plus (ii) the CV23 Payments, if any, in accordance with the terms and conditions of Section 2.9 below, plus (iii) the Annual Earn Out Amounts, if any, in accordance with the terms and conditions of Section 2.10 below, plus (minus) (iv) the amount by which Closing Net Working Capital exceeds (or is less than) Estimated Net Working Capital.

2.6              Exchange Procedures; Payment of Base Purchase Price.

(a)                To the extent on or before the Closing Date a Shareholder has delivered to Purchaser all stock certificates representing the Shares owned by it as of the Closing Date accompanied by a Letter of Transmittal properly completed and duly executed by such Shareholder, Purchaser shall pay to such Shareholder at the Closing the amount of the Closing Per Share Merger Consideration payable to such Shareholder by wire transfer of immediately available funds.

(b)               To the extent any Shareholder has not delivered to Purchaser all stock certificates representing the Shares owned by it as of the Closing accompanied by a Letter of Transmittal properly completed and duly executed by such Shareholder, Purchaser shall at the Closing deliver to the Paying Agent for deposit into the Paying Agent Account under the Paying Agent Agreement (the “Paying Agent Account”) the Closing Per Share Merger Consideration payable to such Shareholder.  All amounts in the Paying Agent Account from time to time shall be distributed to the Shareholders as provided in this Agreement and the Paying Agent Agreement.

(c)                At any time prior to the Closing Date, but not later than five (5) business days after the Closing Date, Holdings shall send to each Shareholder who has not theretofore delivered all certificates representing the Shares owned by it as of the Closing Date accompanied by a Letter of Transmittal properly completed and duly executed by such Shareholder (i) a copy of the Letter of Transmittal, and (ii) instructions as to how to tender their Shares for their Closing Per Share Merger Consideration.

(d)               At the Closing, Purchaser shall deliver to the Escrow Agent (i) the Indemnity Escrow Deposit for deposit into the Indemnity Escrow under the Escrow Agreement (the “Indemnity Escrow”); (ii) the Company NWC Deposit and the Purchaser NWC Deposit for deposit into the Working Capital Escrow under the Escrow Agreement (the “Working Capital Escrow”); and (iii) the State Tax Escrow Deposit for deposit into the State Tax Escrow under the Escrow Agreement (the “State Tax Escrow”).  All amounts deposited into the Indemnity Escrow, the Working Capital Escrow, and the State Tax Escrow shall be distributed as provided in this Agreement and the Escrow Agreement.

(e)                At the Closing, Purchaser shall deliver the Aggregate Bonus Amount to the Company and the Company shall, immediately after the Effective Time, pay bonuses to the Persons and in the amounts set forth on Schedule 2.6(e) and fund the 401(K) match amount set forth on Schedule 2.6(e).

(f)                At the Closing, Purchaser shall pay an amount equal to all Indebtedness owed as of the Closing Date by the UC Parties to Bank of America, N.A. as successor to LaSalle Business Credit, LLC.

(g)               At the Closing, Purchaser shall pay, in each case up to the amount accrued in the Estimated Net Working Capital, (i) the premium for a tail policy for directors and officers of the UC Parties, and (ii) to Hancock, the accrued management fees owed to it.

2.7              Closing Net Working Capital Adjustment.  As soon as practicable after the Closing, but in any event within sixty (60) days following the Closing Date, Purchaser shall prepare at its expense, in accordance with GAAP and on a basis consistent with the UC Parties’ past practice, a consolidated balance sheet for the UC Parties as of the Closing Date and its determination of the Closing Net Working Capital (“Purchaser’s Calculation”) and shall deliver in writing such Closing Date balance sheet and Purchaser’s Calculation to the Shareholder Representative (the “Adjustment Notice”).  The Adjustment Notice shall include all supporting schedules, analyses, working papers, and other reasonably necessary supporting documentation.  Purchaser shall give the Shareholder Representative such assistance and access to the financial books and records, employees and advisors of Purchaser and the UC Parties as the Shareholder Representative may reasonably request in its review of the Adjustment Notice.  The Shareholder Representative shall have thirty (30) days from receipt of the Adjustment Notice to notify Purchaser if the Shareholder Representative disputes the Purchaser’s Calculation (the “Dispute Notice”).  If the Shareholder Representative does not send a timely Dispute Notice, the Shareholder Representative will be deemed to have accepted Purchaser’s Calculation as the Closing Net Working Capital and the Purchaser’s Calculation shall be final and binding on all Parties.  If the Shareholder Representative sends a Dispute Notice, the Dispute Notice shall specify the Shareholder Representative’s determination of the Closing Net Working Capital, shall specify in reasonable detail the nature of any disagreement with the Purchaser’s Calculation, and shall include all supporting schedules, analyses, working papers, and other reasonably necessary supporting documentation.  Upon receipt of a timely Dispute Notice, Purchaser and the Shareholder Representative shall in good faith and with reasonable efforts attempt to agree on the Closing Net Working Capital.  If Purchaser and the Shareholder Representative cannot agree upon the Closing Net Working Capital within ten (10) days after the Dispute Notice was provided, then Purchaser and the Shareholder Representative shall retain Deloitte & Touche LLP, and if such firm refuses to accept such engagement, then such other independently, nationally recognized accounting firm as chosen by mutual agreement of Purchaser and the Shareholder Representative, to determine the Closing Net Working Capital (either such firm, the “Accounting Firm”) who shall be instructed to make such determination within thirty (30) calendar days of its engagement.  The Accounting Firm’s determination of Closing Net Working Capital shall be final and binding on the Parties.  Such determination shall be reflected in a written report, which will be promptly delivered to Purchaser and the Shareholder Representative. The cost of the Accounting Firm shall be borne by the Party (either

Purchaser or the Shareholder Representative) whose determination of the Closing Net Working Capital was furthest from the determination of the Accounting Firm, provided if Purchaser’s and the Shareholder Representative’s determination of Closing Net Working Capital were each within plus or minus 10% of the Accounting Firm’s determination, the cost shall be borne equally by Purchaser and the Shareholder Representative.

2.8              Disbursement of NWC Escrow Deposit.

(a)                After the Closing Net Working Capital has been finally determined pursuant to Section 2.7, Purchaser and the Shareholder Representative shall provide written instructions (the “NWC Release Notice”) to the Escrow Agent for disbursement of the Working Capital Escrow by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement.

(b)               If the Closing Net Working Capital exceeds the Estimated Net Working Capital (the amount of such difference, a “Shortfall”), then the NWC Release Notice shall instruct the Escrow Agent to (i) disburse an amount equal to the Company NWC Deposit, plus any interest accrued thereon, to the Paying Agent Account; (ii) disburse (to the extent of any funds remaining in the Working Capital Escrow) an amount equal to the Shortfall, plus any interest accrued thereon, to the Paying Agent Account; and (iii) disburse the balance of the Working Capital Escrow (if any) to Purchaser.  If the amount disbursed by Escrow Agent to the Paying Agent Account pursuant to clause (ii) above (excluding any interest) is less than the Shortfall, then Purchaser shall within two (2) business days of the delivery of the NWC Release Notice also deliver to the Paying Agent for deposit into the Paying Agent Account an amount equal to the amount by which the amount disbursed to the Paying Agent Account pursuant to clause (ii) above (excluding any interest) was less than the Shortfall.

(c)                If the Estimated Net Working Capital exceeds the Closing Net Working Capital (the amount of such difference, an “Excess Payment”), then the NWC Release Notice shall instruct the Escrow Agent to (i) disburse an amount equal to the Purchaser NWC Deposit, plus any interest accrued thereon, to Purchaser; (ii) disburse (to the extent of any funds remaining in the Working Capital Escrow) an amount equal to the Excess Payment, plus any interest accrued thereon, to Purchaser; and (iii) disburse the balance of the Working Capital Escrow (if any) to the Paying Agent Account.  If the amount disbursed by Escrow Agent to Purchaser pursuant to clause (ii) above (excluding any interest) is less than the Excess Payment, then the Shareholder Representative shall within two (2) business days of the delivery of the NWC Release Notice pay to Purchaser an amount equal to the amount by which the amount disbursed to Purchaser pursuant to clause (ii) above (excluding any interest) was less than the Excess Payment.

(d)               If the Estimated Net Working Capital is equal to the Closing Net Working Capital, then the NWC Release Notice shall instruct the Escrow Agent to (i) disburse an amount equal to the Purchaser NWC Deposit, plus any interest accrued thereon, to Purchaser, and (ii) disburse an amount equal to the Company NWC Deposit, plus any interest accrued thereon, to the Paying Agent Account.

2.9              CV23 Payments.  As part of the Purchase Price, Purchaser shall pay the CV23 Payments, if any, that may be payable in accordance with this Section.  For purposes of this Section, a CV23 Unit shall be deemed “sold and delivered” if the Company has delivered the CV23 Unit to the buyer of such CV23 Unit and such buyer has (i) paid the Company in full for such CV23 Unit, and (ii) not returned, rejected, or refused acceptance of the CV23 Unit within 35 days of delivery thereof.

(a)                If the Company (or any other Person succeeding to the operations of the Company after the Effective Time) has sold and delivered at least one (1) CV23 Unit to a Major Customer, then Purchaser shall deliver to the Paying Agent for deposit into the Paying Agent Account the aggregate amount of One Million Dollars ($1,000,000) no later than forty-five (45) days after such sale; provided, however, that such sale and delivery must take place prior to December 31, 2012.

(b)               If the Company (together with any other Persons succeeding to the operations of the Company after the Effective Time) has sold and delivered at least one thousand (1,000) CV23 Units (excluding any sales of CV23 Units to any Person that is an Affiliate of any UC Party) (the “Threshold Unit”), then Purchaser shall deliver to the Paying Agent for deposit into the Paying Agent Account the aggregate amount of One Million Dollars ($1,000,000)  no later than forty-five (45) days after the sale of the Threshold Unit; provided, however, that the sale of the Threshold Unit must take place prior to December 31, 2013.

2.10          Annual Earn Out Amounts.  As part of the Purchase Price, Purchaser shall pay the Annual Earn Out Amounts, if any, that may be payable in accordance with this Section.  Each calendar year 2010, 2011, 2012, 2013, and 2014 is referred to as an “Annual Earn Out Period.”  Within thirty (30) days following the end of each Annual Earn Out Period, Purchaser shall determine the Annual Earn Out Amount, if any, in accordance with GAAP on a basis consistent with UC Parties’ past practices for such concluded Annual Earn Out Period based on the books and records of the UC Parties and shall deliver in writing its determination (each, a “Preliminary Annual Earn Out Calculation”) to the Shareholder Representative (the “Annual Earn Out Notice”).  The Annual Earn Out Notice shall include all supporting schedules, analyses, working papers, and other supporting documentation.  Purchaser shall give the Shareholder Representative such assistance and access to the financial books and records, employees and advisors of Purchaser and the UC Parties as the Shareholder Representative may reasonably request in its review of the Annual Earn Out Notice.  The Shareholder Representative shall have thirty (30) days from receipt of each Annual Earn Out Notice to notify Purchaser if the Shareholder Representative disputes such Preliminary Annual Earn Out Calculation (the “Annual Earn Out Dispute Notice”).  If the Shareholder Representative does not send a timely Annual Earn Out Dispute Notice, the Shareholders will be deemed to have accepted Purchaser’s calculation of the Annual Earn Out Amount for such Annual Earn Out Period and the Purchaser’s calculation shall be final and binding on all Parties.  If the Shareholder Representative sends an Annual Earn Out Dispute Notice, the Annual Earn Out Dispute Notice shall specify the Shareholder Representative’s determination of the Annual Earn Out Amount for such Annual Earn Out Period, shall specify in reasonable detail the nature of any disagreement with the Preliminary Annual Earn Out Calculation, and shall include all supporting schedules, analyses, working papers, and other reasonably necessary supporting documentation.  Upon receipt of a timely Annual Earn Out Dispute Notice, Purchaser and the Shareholder Representative shall in good faith and with reasonable efforts attempt to agree on the Annual Earn Out for such Annual Earn Out Period.  If Purchaser and the Shareholder Representative cannot agree upon the Annual Earn Out Amount for such Annual Earn Out Period within ten (10) days after the Annual Earn Out Dispute Notice was provided, then Purchaser and the Shareholder Representative shall retain the Accounting Firm to determine the Annual Earn Out Amount for such Annual Earn Out Period and who shall make such determination within thirty (30) days of such engagement.  The Accounting Firm’s determination of the Annual Earn Out Amount for such Annual Earn Out Period shall be final and binding on the Parties.  The determination of the Accounting Firm shall be reflected in a written report, which will be promptly delivered to Purchaser and the Shareholder Representative.  The cost of the Accounting Firm shall be borne by the Party (either Purchaser or the Shareholder Representative) whose determination of the Annual Earn Out Amount was furthest from the determination of the Accounting Firm, provided if Purchaser’s and the Shareholder Representative’s determination of Annual Earnout Amount were each within plus or minus 10% of the Accounting Firm’s determination, the cost shall be borne equally by Purchaser and the Shareholder Representative.  Once the Annual Earn Out Amount for an Annual Earn Out Period has been finally determined pursuant to this Section, such Annual Earn Out Amount, if any, shall be delivered by Purchaser to the Paying Agent for deposit into the Paying Agent Account within five (5) days after such final determination. Notwithstanding the foregoing or anything in this Agreement to the contrary, the maximum aggregate Annual Earn Out Amounts that Purchaser may be obligated to pay the Shareholders pursuant to this Agreement shall be Five Million Dollars ($5,000,000).  Any Annual Earn Out Amount that, but for the application of the preceding sentence, would cause the aggregate amount of Annual Earn Out Amounts payable by Purchaser pursuant to this Agreement to exceed such maximum shall be reduced as necessary so that such maximum is not exceeded.  The Shareholder Representative acknowledges and agrees that (i) all information disclosed on the Annual Earn Out Notice or otherwise learned by it in connection with the procedures set forth in this Section is and shall be deemed confidential, non-public information protected by the provisions of Section 10.17 below, and (ii) the sole purpose of the disclosure of any such information pursuant to this Section is in connection with the calculation of the Annual Earn Out Amount, if any, and such information shall not be disclosed to any third person or otherwise used for any purpose, including as a basis for purchasing or selling any securities of Purchaser.

2.11          Closing.  On the terms and conditions set forth in this Agreement, the closing of the transactions described in this Agreement (the “Closing”) shall take place at the offices of Varnum LLP, 333 Bridge St., NW, Suite 1700, Grand Rapids, Michigan  49504, or at such other place as may be mutually agreeable to each of the Parties, as soon as practicable, but in any event within ten (10) business days, after all conditions set forth in Articles 3 and 4 below have been either satisfied or waived, other than conditions with respect to actions the respective Parties will take at the Closing.  The date and time of the Closing are referred to in this Agreement as the “Closing Date.”

2.12          Closing Deliveries of Seller Parties.  At the Closing, the Seller Parties shall do, and execute and deliver to Purchaser, all things required to be performed or delivered by them at the Closing under this Agreement, including the following:

(a)                Hancock shall deliver all of its stock certificates and a Letter of Transmittal required by Section 2.6 above;

(b)               Hancock shall deliver to Purchaser a certificate, in a form acceptable to Purchaser, signed by a duly authorized officer of Hancock, and dated as of the Closing Date, certifying (i) that Hancock has been duly authorized to enter into the transactions contemplated by this Agreement, and (ii) that all representations and warranties made by Hancock in this Agreement are true and correct in all material respects as of the Closing (except for those representations which refer to facts existing at a specific date, which shall be true and correct as of such date), and (iii) that all covenants, obligations, and agreements to have been performed by Hancock prior to Closing have been fully performed in all material respects in accordance with the terms of this Agreement;

(c)                Holdings shall deliver to Purchaser a certificate, in a form acceptable to Purchaser, signed by the secretary or another officer of Holdings, and dated as of the Closing Date, certifying (i) that true, correct, and complete copies of Holding’s Certificate of Incorporation (certified by the Delaware Secretary of State as of a date within ten (10) days prior to the Closing Date) and Bylaws are attached to such certificate, (ii) that the board of directors and Shareholders of Holdings adopted the resolutions attached to such certificate to authorize the transactions contemplated by this Agreement, (iii) a specimen signature of each officer of Holdings duly authorized to execute this Agreement and any other agreements, instruments, or documents related to this Agreement that are to be executed or delivered by Holdings; and (iv) that all representations and warranties made by Holdings in this Agreement are true and correct in all material respects as of the Closing (except for those representations which refer to facts existing at a specific date, which shall be true and correct as of such date) and that all covenants, obligations, and agreements to have been performed by Holdings prior to Closing have been fully performed in all material respects in accordance with the terms of this Agreement;

(d)               The Company shall deliver to Purchaser a certificate, in a form acceptable to Purchaser, signed by the secretary or another officer of the Company, and dated as of the Closing Date, certifying (i) that true, correct, and complete copies of the Company’s Certificate of Incorporation (certified by the Delaware Secretary of State as of a date within ten (10) days prior to the Closing Date) and Bylaws, are attached to such certificate, (ii) that the board of directors and shareholder of the Company adopted the resolutions attached to such certificate to authorize the transactions contemplated by this Agreement, (iii) a specimen signature of each officer of the Company duly authorized to execute this Agreement and any other agreements, instruments, or documents related to this Agreement that are to be executed or delivered by the Company, and (iv) that all representations and warranties made by the Company in this Agreement are true and correct in all material respects as of the Closing (except for those representations which refer to facts existing at a specific date, which shall be true and correct as of such date) and that all covenants, obligations, and agreements to have been performed by the Company prior to Closing have been fully performed in all material respects in accordance with the terms of this Agreement;

(e)                Holdings shall deliver the Merger Certificate, signed by an authorized officer of Holdings;

(f)                Hancock shall deliver the Escrow Agreement and the Paying Agent Agreement, each signed by an authorized officer of Hancock;

(g)               each of Holdings and the Company shall deliver resignations, in each case on a form reasonably acceptable to Purchaser, of such of its officers as are identified by Purchaser to the Seller Parties not later than five (5) days prior to the Closing Date; provided, however, that such resignations shall at all times be subject to the terms and conditions of any Employment Agreement in place with such officer, and shall provide the basis for severance payments, if any, to the extent provided in such Employment Agreement;

(h)               copies of all third party and governmental consents, approvals, and filings referred to in Section 3.8 below; and

(i)                 such other instruments, certificates and documents necessary to effect the transactions contemplated by this Agreement as Purchaser may reasonably request.

2.13          Closing Deliveries of Purchaser.  At the Closing, Purchaser shall do, and execute and deliver to Hancock, all things required to be performed or delivered by it under this Agreement at the Closing, including the following:

(a)                Purchaser shall make the payments and deliveries required of it pursuant to Section 2.6;

(b)               Purchaser shall cause Acquisition Sub to deliver the Merger Certificate, signed by an authorized officer of Acquisition Sub;

(c)                Purchaser shall deliver the Escrow Agreement and the Paying Agent Agreement, each signed by an authorized officer of Purchaser;

(d)               Purchaser shall deliver to Hancock a certificate, in a form acceptable to Hancock, signed by the secretary or another officer of Purchaser, and dated as of the Closing Date, certifying (i) that true, correct, and complete copies of Purchaser’s Certificate of Incorporation (certified by the Michigan Secretary of State as of a date within ten (10) days prior to the Closing Date) and Bylaws, are attached to such certificate, (ii) that the board of directors and shareholders of Purchaser adopted the resolutions attached to such certificate to authorize the transactions contemplated by this Agreement, (iii) a specimen signature of each officer of Purchaser duly authorized to execute this Agreement and any other agreements, instruments, or documents related to this Agreement that are to be executed or delivered by Purchaser, and (iv) that all representations and warranties made by Purchaser in this Agreement are true and correct in all material respects as of the Closing (except for those representations which refer to facts existing at a specific date, which shall be true and correct as of such date) and that all covenants, obligations, and agreements to have been performed by Purchaser prior to

Closing have been fully performed in all material respects in accordance with the terms of this Agreement; and

(e)                such other instruments, certificates and documents necessary to effect the transactions contemplated by this Agreement as the Seller Parties may reasonably request.

2.14     Dissenting Shares.

(a)        Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by Shareholders who shall not have voted in favor of the Merger or consented thereto in writing or otherwise waived such rights and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration. Holders of Dissenting Shares shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive their Per Share Merger Consideration, without any interest thereon, upon full compliance with Section 2.6 above.

(b)        On or before the Signing Date, Hancock shall give its written consent in lieu of a meeting for purposes of approving this Agreement in accordance with the applicable provisions of the DGCL and thereafter, Holdings shall deliver notice of the taking of such action by written consent to any Shareholder who shall not have consented thereto in writing in accordance with Section 228(e) of the DGCL.  Such notice to Shareholders shall also comply with Section 262(d) of the DGCL, including, without limitation and to the extent applicable, notice that appraisal rights are available for any or all Shares held by them pursuant to the transactions contemplated by this Agreement.  Holdings shall promptly provide Purchaser with copies of any notices sent pursuant to this subsection.  Within ten (10) days after the Effective Time, Purchaser shall cause the Surviving Corporation to send a second notice to such Shareholders in accordance with Section 262(d) of the DGCL.

(c)        Prior to and after Closing, Holdings shall give the Shareholder Representative (i) prompt written notice of any demands for appraisal received by Holdings, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Holdings, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Holdings shall not, except with the prior written consent of the Shareholder Representative, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE 3
CONDITIONS TO OBLIGATIONS OF PURCHASER

Purchaser’s obligation to complete the Closing pursuant to this Agreement shall be subject to the fulfillment prior to the Closing of each of the conditions set forth below, except to the extent any such condition is waived by Purchaser.  Any such waiver shall be in writing and signed by Purchaser, except that any condition set forth in this Article 3 shall be deemed waived by Purchaser if any Seller Party provides written notice of such unsatisfied condition to Purchaser at the Closing and Purchaser proceeds with and consummates the Closing.

3.1              Representations and Warranties; Covenants.  Each of the representations and warranties made by Hancock, Holdings, or the Company in this Agreement, including those set forth in Article 5 below, shall be true and correct in all material respects at and as of the Closing (except for those representations which refer to facts existing at a specific date, which shall be true and correct as of such date), and each of Hancock, Holdings, and the Company shall have performed, complied with, or fulfilled in all material respects all of the covenants and agreements required to be performed by it pursuant to this Agreement prior to or at the Closing.

3.2              Employment Agreements; Continuation of Salary Reductions.  Each of the Employment Agreements shall be in full force and effect as of the Closing, except to the extent, if any, a resignation requested by Purchaser pursuant to Section 2.12(g) results in the termination of such Employment Agreement.  The Company and each of the Key Employees (other than John Forbes) shall have entered into an amendment to the Employment Agreement Acknowledgement or Severance Agreement Acknowledgement, as the case may be, between the Company and such Key Employee pursuant to an amendment substantially in the form attached as Exhibit E.  Except for modifications effected pursuant to such amendments, the Parties acknowledge and agree that nothing set forth in this Agreement (including anything in this Section 3.2 or in Section 2.12(g) above) is intended to, or shall be interpreted as, modifying any rights or obligations of the respective parties pursuant to any Employment Agreement.

3.3              Noncompetition Agreements.  Each of the Noncompetition Agreements shall be in full force and effect as of the Closing.

3.4              Opinion of Legal Counsel.  Purchaser shall have received from Taft Stettinius & Hollister LLP, counsel for the UC Parties, an opinion with respect to the matters set forth on the attached Exhibit F, which  opinion shall be addressed to Purchaser, dated as of the Closing Date, and in form and substance satisfactory to Purchaser.

3.5              Payoff Letters; Discharge of Old Mortgage.  The Seller Parties shall have (i) delivered to Purchaser a payoff letter (in form and substance reasonably satisfactory to Purchaser) from the Bank of America, N.A. with respect to the Long-Term Debt and evidence satisfactory to Purchaser that upon payment of the amount set forth in such payoff letter as of the Closing Date, all Liens on assets of the UC Parties securing the Long-Term Debt will be released, (ii) delivered to Purchaser a payoff letter (in form and substance reasonably satisfactory to Purchaser) from the holder of any Indebtedness (other than the Long-Term Debt, capital lease obligations, and any other Indebtedness included in the calculation of Estimated Net Working

Capital) and evidence satisfactory to Purchaser that upon payment of the amount set forth in such payoff letters as of the Closing Date, all Liens (if any) on assets of the UC Parties securing such Indebtedness will be released, and (iii) caused the Old Mortgage to be discharged and released.

3.6              No Litigation.  No suit, action, or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body, or authority in which it is sought to restrain or prohibit any of the transactions contemplated by this Agreement or that, if adversely determined to the UC Parties, could reasonably be expected to have a Material Adverse Effect, and no injunction, judgment, order, decree or ruling with respect to any such proceeding shall be in effect.

3.7              No Material Adverse Effect.  Since the Signing Date, there shall have been no Material Adverse Effect.

3.8              Consents and Approvals.  The consents and approvals set forth on Schedule 3.8 shall have been obtained on terms reasonably satisfactory to Purchaser.

3.9              Closing Deliveries.  All Closing deliveries required by Section 2.12 above shall have been delivered.

ARTICLE 4
CONDITIONS TO OBLIGATIONS OF THE SELLER PARTIES

The obligation of the Seller Parties to complete the Closing pursuant this Agreement shall be subject to the fulfillment prior to the Closing of each of the conditions set forth below, except to the extent any such condition is waived by Hancock.  Any such waiver shall be in writing and signed by Hancock, except that any condition set forth in this Article 4 shall be deemed waived by each Seller Party if Purchaser provides written notice of such unsatisfied condition to the Seller Parties at the Closing and the Seller Parties proceed with and consummate the Closing.

4.1              Representations and Warranties; Covenants.  Each of the representations and warranties made by Purchaser in this Agreement, including those set forth in Section 6 below, shall be true and correct in all material respects at and as of the Closing (except for those representations which refer to facts existing at a specific date, which shall be true and correct as of such date), and Purchaser shall have performed, complied with, or fulfilled in all material respects all of the covenants and agreements required to be performed by it pursuant to this Agreement prior to or at the Closing.

4.2              No Litigation.  No suit, action, or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body, or authority in which it is sought to restrain or prohibit any of the transactions contemplated by this Agreement, and no injunction, judgment, order, decree or ruling with respect to any such proceeding shall be in effect.

4.3              Closing Deliveries.  All Closing deliveries required by Section 2.13 above shall have been delivered.

4.4              Letter of Credit.  Purchaser shall have either (a) delivered to GMAC a letter of credit acceptable to GMAC in substitution for the letter of credit issued on behalf of the UC

Parties by Bank of America, N.A., or (b) caused to be delivered to Bank of America, N.A. cash, cash equivalents, or marketable securities or a back-to-back letter of credit, in each case acceptable to Bank of America, N.A. such that it will allow the letter of credit it issued on behalf of the UC Parties to remain in place without the benefit of any Lien on any assets of any UC Party.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF holdings and the company

Holdings and the Company jointly and severally represent and warrant to Purchaser, as a material inducement for Purchaser to enter into and perform the transactions described in this Agreement, the following as of the Signing Date and as of the Closing Date.  These representations and warranties shall survive any investigation by Purchaser and shall survive the Closing to the extent set forth in Section 9.1 below.

5.1              Authorization; No Conflicts.

(a)                Each UC Party has the right, power, and authority to execute, deliver, and perform this Agreement (to the extent a Party to this Agreement) and each other agreement, certificate, instrument, and document contemplated by this Agreement to be executed or delivered by such UC Party.  The execution, delivery, and performance of this Agreement and of each other agreement, certificate, instrument, and document contemplated by this Agreement has been duly authorized and approved by all necessary action on behalf of each UC Party, to the extent a party hereto or thereto. This Agreement and each other agreement, certificate, instrument, and document contemplated by this Agreement to be executed or delivered by a UC Party constitutes a valid and binding obligation of each such UC Party, enforceable in accordance with its terms.

(b)               The execution, delivery and performance of this Agreement and each other agreement, certificate, instrument, and document contemplated by this Agreement does not and will not:  (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Equity Interests or assets of any UC Party, (iv) give any third party the right to modify, terminate, or accelerate any material obligation under, (v) result in a violation of, (A) any UC Party’s certificate or articles of incorporation, bylaws, or other charter or organizational documents, (B) to the Knowledge of the Company and except as set forth on Schedule 5.1(b)(v)(B), any law, statute, rule, or regulation to which any UC Party is subject, or (C) to the Knowledge of the Company and except as set forth on Schedule 5.1(b)(v)(C), any Material Contract, instrument, order, judgment, or decree to which any UC Party is subject or by which any of their respective assets are bound.

5.2       Corporate Status.  Each UC Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction set forth opposite its name on Schedule 5.2; possesses all requisite corporate power and authority necessary to own its properties and to carry on its business as now being conducted; and is duly qualified to do business as a foreign corporation in the jurisdictions set forth opposite its name on Schedule 5.2.  Each UC Party is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company, complete and accurate copies of the minute books and stock records of each UC Party, including their respective Certificates of Incorporation and Bylaws and all amendments to both, have been delivered to Purchaser.  Schedule 5.2 contains a list of all officers and directors of each of Holdings and the Company.

5.3              Capital Stock; Subsidiaries; Related Matters.

(a)                Schedule 5.3 sets forth (i) a list of all UC Parties, (ii) the Equity Interests that each UC Party is authorized to issue, and (iii) the issued and outstanding Equity Interests of each UC Party, including the record owners of such Equity Interests (without giving effect to the transactions contemplated by Article 2).  Except as otherwise set forth on Schedule 5.3, no UC Party has any issued or outstanding Equity Equivalents or is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its outstanding Equity Interests or to issue or execute any Equity Interests or Equity Equivalents (except for the transactions contemplated by this Agreement).  All of the issued and outstanding Equity Interests of each UC Party are validly issued, fully paid, and nonassessable.  Except as set forth in the Shareholders Agreement, there are no statutory or contractual preemptive rights or rights of refusal with respect to the issuance of any Equity Interests by any UC Party.

(b)               No UC Party has violated any applicable federal or state securities law in connection with the offer, sale, or issuance of any Equity Interests in any respect that could reasonably be expected to result in a Material Adverse Effect.  Except for this Agreement, Holdings’ organizational documents, and the Shareholders Agreement, there are no agreements between or among any of the Shareholders, on one hand, and any UC Party, on the other hand, with respect to the voting or transfer of any Equity Interests in any UC Party or with respect to any other aspect of the affairs of any UC Party.  Except as set forth on Schedule 5.3, none of the UC Parties owns or possesses, directly or indirectly, an Equity Interest or any Equity Equivalent in any Person.  Holdings has supplied Purchaser with a true, correct, and complete copy of the Shareholders Agreement, together with all amendments, waivers, or other changes thereto.  At the Effective Time, other than the rights of the Shareholders pursuant to the provisions of the DGCL and under this Agreement, no Shareholder shall have any Equity Interest, Equity Equivalent, or any other right, title or interest, in or to any UC Party or any of the assets of any UC Party.

5.4              Financial Statements.  Attached as Schedule 5.4 are (i) an unaudited balance sheet of the UC Parties on a consolidated basis as of September 27, 2009 (the “Latest Balance Sheet”) and the related unaudited statements of income and cash flows for the nine (9) month period then ended, and (ii) the audited balance sheets of the UC Parties on a consolidated basis as of December 31, 2005, 2006, 2007, and 2008, and the related audited statements of income and cash flows for the fiscal years then ended.  Each of the foregoing financial statements (including in all cases the related notes, if any) is consistent with the books and records of the UC Parties, which are accurate and complete, have been prepared in accordance with GAAP, consistently applied throughout the periods covered by such financial statements, and accurately and fairly, in all material respects, present the financial position of the UC Parties on a consolidated basis as of the dates of such balance sheets and the results of the operations and cash flows of the UC Parties on a consolidated basis for the periods ended on such dates except as noted therein (subject in the case of unaudited financial statements, to the absence of notes, other presentation items, and normal year-end adjustments).  All financial statements described in this Section 5.4 as audited were audited by McGladrey & Pullen, LLP, certified public accountants, whose reports are included with such financial statements.  Included as part of Schedule 5.4 are true, correct, and complete copies of all correspondence sent by all legal counsel for any UC Party to such auditors in response to letters from any UC Party to such counsel requesting that such counsel supply the auditors with certain information regarding pending or threatened litigation, unasserted claims, and other matters relevant to the auditors’ audit of such financial statements.

5.5              Absence of Liabilities.  Except as (i) set forth in the Latest Balance Sheet, (ii) incurred since the date of the Latest Balance Sheet in the ordinary course of business, (iii) executory obligations arising under Contracts entered into in the ordinary course of business, (iv) incurred in connection with the transactions contemplated by this Agreement or (v) set forth on Schedule 5.5, no UC Party has any Indebtedness or any other Liabilities.

5.6              No Material Adverse Change.  Since the date of the Latest Balance Sheet, (i) there has occurred no fact, event, or circumstance which has had or could reasonably be expected to have a Material Adverse Effect, (ii) the UC Parties have conducted their respective businesses only in the ordinary course of business consistent with past practice, and (iii) Holdings has not made any payments or other distributions to the holders of the Equity Interests of Holdings or to any of their Affiliates or purchased or redeemed any Equity Interests.

5.7              Accounts Receivable.  Each of the accounts receivable reflected in the Latest Balance Sheet constitutes a valid claim in the full amount of such receivable against the related account debtor (subject to reserves with respect thereto reflected in the Latest Balance Sheet) and arose in the ordinary course of the Company’s business.  The Company does have any material account receivable from the provision of goods or services to the United States or any department or agency of the United States.  The Company maintains reasonable reserves in accordance with GAAP for the uncollectibility of its accounts receivable.

5.8              Absence of Certain Developments.  Except as set forth on the attached Schedule 5.8, since the date of the Latest Balance Sheet, no UC Party has:

(a)                mortgaged or pledged any of its properties or assets or subjected them to any Lien;

(b)               sold, leased, licensed, assigned, or transferred (including transfers to Shareholders or any of their respective Affiliates or any Insider) any of its tangible or intangible assets (including Intellectual Property), except for sales of inventory and obsolete equipment in the ordinary course of business to unaffiliated third Persons on an arm’s length basis;

(c)                canceled any debts or claims owing to or held by it in an aggregate amount in excess of $50,000;

(d)               disclosed any confidential information of any third party in breach of any obligation of confidentiality;

(e)                acquired any assets of any other Person (other than inventory, materials, or supplies in the ordinary course of business) in an aggregate amount in excess of $50,000;

(f)                made or granted or promised any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(g)               made any change in any method of accounting or accounting policies or made any write-down in the value of its inventory;

(h)               incurred intercompany charges or conducted its cash management customs and practices other than in the ordinary course of business consistent with past practice (including with respect to maintenance of working capital balances, collection of accounts receivable, and payment of accounts payable);

(i)                 suffered any extraordinary loss or waived any rights of value in an aggregate amount in excess of $50,000, whether or not in the ordinary course of business or consistent with past practice;

(j)         entered into, amended, or terminated any Material Contract or taken any other action or entered into any other transaction other than in the ordinary course of business or entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business;

(k)               entered into any other material transaction, whether or not in the ordinary course of business, or changed any business practice;

(l)                 made any capital expenditures in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;

(m)             made any loans or advances to, or guarantees for the benefit of, any Persons other than intercompany advances between the UC Parties and advances to employees for employment related expenses in the ordinary course;

(n)               changed or authorized any change in its certificate or articles of incorporation, bylaws or other charter, governing, or organizational documents;

(o)               suffered any damage, destruction, or casualty loss exceeding Fifty Thousand Dollars ($50,000) in the aggregate, not covered by insurance;

(p)               acquired any other business or Person (or any significant portion or division of any such business), whether by merger, consolidation, or reorganization or by purchase of its assets or stock or made any Investment in any Person other than a UC Party;

(q)               instituted or settled any material claim or lawsuit;

(r)                 made any payments for political contributions or made any bribes, kickback payments, or other illegal payments;

(s)                taken any action outside of the ordinary and usual course of business;

(t)                 failed to pay all of its material Liabilities as they became due;

(u)               lost the services of any employee or to the Knowledge of the Company, sustained a termination of its relationship with any Major Customer, any other customer as a result of a breach by a UC Party of a Contract with such other customer, or with any Major Supplier; or

(v)               committed or agreed to any of the foregoing.

5.9              Personal Property.  Each UC Party has good, valid, and marketable title to all personal property, tangible and intangible, reflected on the Latest Balance Sheet and to all other personal property owned by it, free and clear of all Liens (other than the Permitted Liens).  Except as disclosed on Schedule 5.9, all of each UC Party’s equipment, furniture, fixtures, and other tangible assets are in reasonable good operating condition and repair (except for normal wear and tear), have been maintained in accordance with normal industry practices, do not require any repairs and are suitable for the purposes for which they are currently used and currently proposed by the UC Parties to be used.  Each UC Party owns all assets necessary for the conduct of its business as presently conducted or currently used in the conduct of its business, except for assets leased, licensed, assigned or consigned from third Persons.  To the Knowledge of the Company, all inventory of the Company (including raw materials and work in process) is usable in the ordinary course of business and free from defects, and all finished goods are saleable in the ordinary course of business (net of any applicable inventory reserves).

5.10          Real Property.  The attached Schedule 5.10 sets forth the address of, and a list of all leases, subleases, licenses, or other agreements (“Leases”) for the use or occupancy of any real property (collectively, the “Leased Real Property”) in which any UC Party has a leasehold, subleasehold, or licensed interest as lessee in any real property or is otherwise party to any Contract involving the lease of real property.  The attached Schedule 5.10 also sets forth the address of each parcel of real property in which any UC Party owns or holds, directly or indirectly, any right, title, or interest other than a leasehold, subleasehold, or licensed interest, including, without limitation, any option to acquire any parcel of real property (collectively, the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”).  The Company has delivered to Purchaser a true and complete copy of each Lease.  With respect to such Lease:  (a) to the Company’s Knowledge, each Lease is legal, valid, binding, enforceable, and in full force and effect; (b) the consummation of the transactions contemplated by this

Agreement will not result in a termination of or a breach of or default under any Lease; (c) neither the UC Party that is party thereto nor to the Knowledge of the Company, any third party to any Lease, is in breach or default under such Lease, and to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, passage of time, or both, would constitute such a breach or default or permit the termination, modification, or acceleration of rent under such Lease; and (d)  the UC Party that is party thereto enjoys peaceful and undisturbed possession of such Leased Real Property.  Other than disclosed in Schedule 5.10, each applicable UC Party owns good and marketable title to each parcel of Owned Real Property, free and clear of Liens other than Permitted Liens.  Other than as disclosed in Schedule 5.10, no UC Party is party to any Contract with owners or users of real property adjacent to any parcel of Owned Real Property relating to the use, operation or maintenance of such Owned Real Property or the adjacent real property, and no UC Party is party to any site access agreement or other Contract granting any third Person a license or access to any Owned Real Property.  There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to any of the Owned Real Property.  Attached to Schedule 5.10 are all title insurance policies insuring the Company’s interest in each parcel of Real Property.  There is no existing, nor to the Knowledge of the Company, pending or proposed (a) public improvement in, about or outside the Real Property which has or may result in the imposition of any assessment, Lien, or charge against any part of the Real Property; or (b) special assessment or similar charge impacting any part of the Real Property.  No UC Party has received any notices from any insurer that any parcel of Real Property fails to meet underwriting standards or requires repairs, alterations or other work to be performed.

5.11          Tax Matters.  Schedule 5.11 contains (i) a list of states, territories, and jurisdictions (whether foreign or domestic) in which any UC Party will file for 2009 or has filed in the past two (2) calendar years any material Tax Return, and (ii) under the heading “Potential States”, a list of state income, sales, or use Taxes, and corresponding Tax periods, describing such state income, sales, or use Taxes and corresponding Tax periods for which a UC Party may not have filed a Tax Return properly due, may have filed a Tax Return that has proven to be untrue, incomplete or inaccurate, or may have filed a Tax Return that shows an incorrect amount of Tax due.

Except as set forth on the attached Schedule 5.11, and except in respect of the state Taxes and corresponding Tax periods scheduled under “Potential States”:

(a)                each UC Party has timely filed or shall timely file all material Tax Returns that are required to be filed on or before the Closing Date, and all such Tax Returns are true, complete, and accurate in all material respects;

(b)               all material Taxes due and payable by any UC Party on or before the Closing Date (whether or not shown on any Tax Return) have been paid or shall be paid on or before the Closing Date, each UC Party has adequate reserves for all material Taxes of such UC Party accrued but not yet due, and no material Taxes payable by any UC Party are delinquent;

(c)                no deficiency for any amount of Tax in excess of $25,000 has been asserted or assessed in writing by a taxing authority against any UC Party;

(d)               there is no action, suit, proceeding, or audit or any written notice of inquiry of any of the foregoing, to the Knowledge of any Seller Party, pending or threatened in writing against any UC Party regarding material Taxes;

(e)                no UC Party has consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

(f)                no UC Party is or has been a member of an Affiliated Group (other than an Affiliated Group that includes one or more of John Hancock Holding (Delaware) LLC, John Hancock Holding (Delaware) LLC’s current or former Subsidiaries, Hancock, Hancock’s current or former Subsidiaries, Holdings, or Holdings’ current or former Subsidiaries);

(g)               no claim has ever been made in writing by a taxing authority in a jurisdiction where a UC Party does not file Tax Returns that such UC Party is or may be subject to Taxes assessed by such jurisdiction;

(h)               no UC Party has any Liability for material Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision or state, local or foreign Tax law), as a transferee, by Contract, or otherwise, in each case except for any Person that is or was one or more of John Hancock Holding (Delaware) LLC, a current or former Subsidiary of John Hancock Holding (Delaware) LLC, Hancock, a current or former Hancock Subsidiary, Holdings, or a current or former Holdings Subsidiary;

(i)                 each UC Party has withheld all material Taxes required to have been withheld and has paid to the appropriate governmental authorities all material withholding Taxes required to have been paid in connection with amounts paid or owing to any employee, independent contractor, creditor, seller, shareholder, partner, member, or other owner or any other Person;

(j)                 no UC Party has made any payments or is or shall become obligated (under any Contract entered into on or before the Closing Date) to make any payments that are nondeductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law);

(k)               no UC Party has made an election under Section 341(f) of the Code;

(l)                 no UC Party will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (C) as a result of any installment sale or open transaction or disposition made on or prior to the Closing Date, or (D) as a result of any prepaid amount received on or prior to the Closing Date, to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of a taxable period) beginning after the Closing Date, or to include any material adjustments in taxable income for any such taxable period (or any portion of such taxable period); and

(m)             each UC Party has made all required deposits under Section 7519 of the Code.

5.12          Contracts and Commitments.

(a)                Except for those Contracts set forth on Schedule 5.12,  no UC Party is a party to or bound by any:

(i)                 collective bargaining agreement or other Contract with any labor union or any bonus, commissions, pension, profit sharing, retirement, or any other form of deferred compensation or incentive plan or any stock purchase, stock option, hospitalization insurance, or similar plan or practice, whether formal or informal;

(ii)               Contract for the employment of any Person or for the hiring of any Person on a contractor or consulting basis not terminable without penalty, damage, or other payments in excess of $10,000 in the aggregate on 30 days’ notice or less;

(iii)             any severance agreements or change-of-control agreements;

(iv)             Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of its assets, unless the aggregate payments to be made by the UC Parties under any such Contract will not exceed $25,000;

(v)               license or royalty Contract;

(vi)             Contract under which it is lessee of, or holds or operates, any personal property owned by any other Person (other than any such Contract that is terminable by the UC Party without penalty, damage, or other adverse consequence on 30 days’ notice or less and other than any such Contract that requires aggregate payments by the UC Parties of less than $25,000 per year) or under which it is lessor of or permits any other Person to hold or operate any property, real or personal, owned or controlled by it;

(vii)           Contract for the purchase of supplies, products, or other property or for the receipt of services other than in the ordinary course of business, provided that any such Contract involving aggregate payments by the UC Parties in excess of $100,000 in any 12-month period shall be listed on Schedule 5.12 even if such Contract is in the ordinary course of business;

(viii)         Contract for the sale of supplies, products, or other property or for the furnishing of services that has not been fully performed as of the Signing Date and will not be fully performed within the one year following the Signing Date;

(ix)             Contract relating to ownership of or Investments in any business or enterprise (including Investments in joint ventures and minority equity Investments) other than with or in another UC Party;

(x)               Contract which prohibits it, geographically, from freely engaging in business anywhere in the world;

(xi)             Contract relating to the distribution, marketing, advertising, or sales of its products or services that is not terminable by it without penalty, damage, or other payments in excess of $10,000 in the aggregate on 30 days’ notice or less;

(xii)           Contract pursuant to which it subcontracts work to a third Person;

(xiii)         power of attorney;

(xiv)         software license, maintenance, or related Contract  (other than any such Contract that is terminable by the UC Party without penalty, damage, or other payments in excess of $10,000 in the aggregate on 30 days’ notice or less);

(xv)           Tax indemnity, Tax sharing, Tax allocation, or similar Contract;

(xvi)         Contract relating to the acquisition or sale of its or any other Person’s business (or any material portion thereof);

(xvii)       any other Contract that requires aggregate payments by the UC Parties in excess of $100,000 per year;

(xviii)     any Contract between a UC Party, on one hand, and Hancock or, to the Knowledge of the Company, an Affiliate of Hancock, on the other hand;

(xix)         any Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(xx)           any Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by any UC Party to indemnify any other Person or to be responsible for consequential damages; or

(xxi)         any Contract involving a sharing of profits, losses, costs, or Liabilities by any UC Party with any other Person.

All Material Contracts are in full force and effect and are valid, binding, and enforceable obligations of the UC Party that is a party to such Material Contract and to the Knowledge of the Company, the other Person(s) that are parties thereto, in accordance with their respective terms.   To the Knowledge of the Company, each third party to each Material Contract has performed all material obligations required to be performed by it under the Material Contract and is not in default under or in breach of any such Material Contract.  Except as disclosed on Schedule 5.12, to the Knowledge of the Company no event has occurred that, with the passage of time or the giving of notice or both, could reasonably be expected to result in a default, breach, or event of noncompliance by any UC Party or any other Person under any such Material Contract.  Except as disclosed on Schedule 5.12, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of, any obligation of any UC Party under any Material Contract.  No Seller Party has received any written notice (or, to the Knowledge of the Seller Parties, any verbal notice) that any other Person to any Material Contract intends to breach or has breached such Material Contract. The UC Parties have supplied Purchaser with a true, correct, and complete copy of each written Material Contract and an accurate description of each oral Material Contract listed on Schedule 5.12, together with all amendments, waivers, or other changes thereto.  Except in the ordinary course of business, no UC Party has made any written or oral proposal, bid, or offer which, if accepted, would result in a Contract required to be disclosed on Schedule 5.12.  Except as disclosed on Schedule 5.12, since December 31, 2008, no UC Party has entered into a Contract directly with a governmental entity or any department, agency, or political subdivision thereof.

5.13          Intellectual Property Rights.  The attached Schedule 5.13 contains a complete and accurate list of all Intellectual Property Rights owned or licensed (as licensee) by any UC Party other than “shrink-wrap” or “click through” licenses.  Schedule 5.13 also contains a complete and accurate list of all licenses and other rights granted by any UC Party to any third Person or the United States Government with respect to any Intellectual Property Rights owned by a UC Party, and all other agreements (other than the licenses themselves) which adversely affect any UC Party’s ability to use in the ordinary course of its business or disclose to any third Person any Intellectual Property Rights.  Except as set forth on Schedule 5.13, each UC Party owns or licenses all material Intellectual Property Rights necessary for the operation of its business as presently conducted. All Intellectual Property Rights owned by a UC Party are owned free and clear of all Liens other than Permitted Liens.  The conduct of any UC Party’s business does not, and has not infringed, misappropriated, or conflicted with any Intellectual Property Rights of other Persons.  To the Knowledge of the Company, the Intellectual Property Rights owned by or licensed to any UC Party have not been infringed, misappropriated or conflicted by other Persons.  No written claims are pending against any UC Party by any person with respect to the use of any Intellectual Property Rights or challenging or questioning the validity or effectiveness of any license or agreement relating to the same.

5.14          Litigation.  Except as set forth on Schedule 5.14, there are no actions, suits, proceedings, orders, investigations, audits, or claims pending or, to the Knowledge of the Company, threatened against or affecting any UC Party or any of their respective officers, directors, employees, or Affiliates with respect to any UC Party’s business, or pending or threatened by any UC Party against any Person, in each case at law or in equity, before or by any governmental department, commission, board, bureau, agency, court, or instrumentality (including any actions, suit, proceedings, orders, investigations, or claims with respect to the transactions contemplated by this Agreement).  No UC Party is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any license or permit).  No UC Party is subject to any judgment, order, or decree of any court or other governmental agency that could reasonably be expected to have a Material Adverse Effect, and no officer, director, employee, or Affiliate of any UC Party is subject to any such judgment, order, or decree.  Since December 31, 2008, no UC Party has received any opinion or written memorandum from legal counsel to the effect that any UC Party is exposed, from a legal standpoint, to any Liability or disadvantage that could reasonably be expected to result in a Material Adverse Effect.  No UC Party has been suspended, proposed for debarment, or debarred from doing business with a governmental entity or any department, agency, or political subdivision thereof, or has been the subject of a finding of nonresponsibility or ineligibility for contracting with a governmental entity or any department, agency, or political subdivision thereof.  No governmental entity or any department, agency, or political subdivision thereof has notified any UC Party of an audit deficiency at any time since December 31, 2008.

5.15          Brokerage.  There are and will be no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon any UC Party, or any of their respective Affiliates.

5.16          Consents.  Except as set forth on Schedule 5.16, the execution, delivery, and performance by any Seller Party of this Agreement or by any Seller Party or UC Party of any other agreements contemplated by this Agreement to be executed by them, or the consummation by them of any transactions contemplated by this Agreement or any such other agreement. do not require any permit, consent, approval, or authorization of, or declaration to or filing with, (i) any governmental or regulatory authority or agency or (ii) any other Person, except in the case of this clause (ii) to the extent the failure to obtain such consent, approval or authorization of, or declaration to or filing with such other Person could not reasonably be expected to have a Material Adverse Effect.

5.17     Insurance.  The attached Schedule 5.17 contains a description (including policy number, term, carrier, amount, named insured(s), general coverage, and premium) of each insurance policy maintained by any UC Party with respect to its assets and business, and each such policy is in full force and effect.  True, correct, and complete copies of all such policies and all former insurance policies under which any UC Party has outstanding claims have been delivered to Purchaser.  No UC Party is in default with respect to its obligations under any such policy, and no UC Party has received written notice of the cancelation of such policies.  All premiums and other amounts due (without regard to any grace period) with respect to all such policies have been paid.  No UC Party has received notice from any issuer of any policy issued to it of the issuer’s intention to cancel or refusal to renew any such policy.  Except as set forth on Schedule 5.17, no UC Party currently maintains, nor have any of them maintained during the five years, any self-insurance other than customary deductibles.

5.18          Employees.  No UC Party except the Company has or has ever had any employees.  The Company has not received any written or oral notice from any management-level employee of the Company that such employee intends to terminate his or her employment with the Company and, to the Knowledge of the Company, no such employee has any plans to terminate his or her employment with the Company.  The Company has complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar Taxes, retirement plans, health and welfare plans, equal employment opportunity, employment discrimination, and employment safety.  Since December 31, 2008, the Company has not received any notice of any claim that it has not complied with any of the foregoing or that the Company is liable for any arrears, wages, Taxes, penalties, or interest for failure to comply with any of the foregoing.  With respect to employees of the Company, none of the following events or circumstances exists or, to the Knowledge of the Company, is threatened or has occurred since December 31, 2008: union organization activity, strike, work stoppage, labor dispute with a union, controversy, claim of illegal or improper conduct or activity, grievance, charge of unfair labor practice, or arbitration proceeding. To the Knowledge of the Company, other than Contracts with a UC Party, no employee of the Company is subject to any non-compete, non-disclosure, confidentiality, employment, consulting, or similar Contract relating to, affecting, or in conflict with the present business activities of the Company.  Schedule 5.18 sets forth each employee of the Company, such employee’s title, status (e.g., full‑time, part‑time, active, on leave, etc.), current base salary (or hourly wage), bonus or deferred compensation arrangements, original date of hire, accrued vacation time (or compensation in lieu of vacation), fringe benefits, and service credited for purposes of vesting and/or eligibility under any employee benefit plan or similar arrangement.  No UC Party has made, granted, or promised any bonus, any wage or salary increase, or any increase in benefits to any employee or group of employees, other than as set forth on Schedule 5.18 or Schedule 5.19.  To the Knowledge of the Company, there is no basis for any claim against any UC Party by any former employee who is also a Shareholder with respect to such Person’s employment by such UC Party.

5.19          ERISA.  Except as set forth on the attached Schedule 5.19:

(a)        No UC Party has any obligation to contribute to (or any other Liability, including current or potential withdrawal liability, with respect to) any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(b)               No UC Party maintains or has any obligation to contribute to (or any other Liability with respect to) any plan, program, or arrangement, whether or not terminated, which provides medical, health, life insurance, or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

(c)                No UC Party maintains, contributes to, or has any Liability under (or with respect to) any employee plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated.

(d)               No UC Party maintains, contributes to, or has any Liability under (or with respect to) any employee plan which is a “defined contribution plan” (as defined in Section 3(34) of ERISA), whether or not terminated.

(e)                No UC Party maintains, contributes to, or has any Liability under (or with respect to) any plan, programs, or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, severance, employment agreement, employee health, or other welfare benefit plan or arrangement, whether or not terminated and whether or not subject to ERISA.

(f)                No employee benefit plan maintained by any UC Party or to which any UC Party has an obligation to contribute, or with respect to which any UC Party has any other Liability, has any material unfunded Liability.

(g)               Each employee benefit plan set forth on Schedule 5.19 that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS as to the qualification of such plan, and nothing has occurred since the date of such determination, opinion or advisory letter that has adversely affected the qualification of such plan.  Each employee benefit plan set forth on Schedule 5.19 and all related trusts, insurance contracts, and funds have been maintained, funded, and administered in material compliance with their respective terms and the terms of any applicable collective bargaining agreements and in material compliance with all applicable laws.

(h)               None of the employee benefit plans set forth on Schedule 5.19 obligates any UC Party to pay any separation, severance, termination, or similar benefits as a result of the consummation of the transactions contemplated by this Agreement.

(i)         For purposes of this Section 5.19, the term “UC Party” includes all organizations under common control with such UC Party pursuant to Section 414(b) or (c) of the Code.

5.20          Compliance with Laws.  Except as set forth on Schedule 5.20 or to the extent any failure to comply could not reasonably be expected to have a Material Adverse Effect, each UC Party has complied and is in compliance with all applicable laws, treaties, ordinances, codes, rules, requirements, regulations, FAR, the United States Postal Service Purchasing Manual, orders, and directives of foreign, federal, state, and local governments and all agencies thereof, including (without limitation) all applicable United States trade laws and regulations, the Service Contract Act of 1965, 41 U.S.C. § 351, et seq., and the Buy American Act, 41 U.S.C. § 10a-10d.  Except as set forth on Schedule 5.20, no written notice nor, to the Knowledge of the Company, any verbal notice has been received by, and no claims have been filed against, any UC Party alleging a violation of any of the foregoing (i) by any governmental entity or any department, agency, or political subdivision thereof, since November 1, 2003, or (ii) by any other Person since November 1, 2003.  Except as set forth on Schedule 5.20, since January 1, 2000, no UC Party has credible evidence of a UC Party’s violation of federal or state criminal law involving fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733) or a significant overpayment (other than overpayments resulting from contract financing payments as defined in FAR 32.001) in connection with the award, performance, or closeout of any Contract with a governmental entity or any department, agency, or political subdivision thereof.  Except as set forth on Schedule 5.20, during the last three years, no UC Party has conducted or initiated any internal investigation and, to the Knowledge of the Company, there has not been and currently is no reason to conduct, initiate, or report any internal investigation, or make a mandatory or voluntary disclosure to a governmental entity or any department, agency, or political subdivision thereof, with respect to any alleged irregularity, misstatement, or omission arising under or relating to any Contract.

5.21          Environmental and Safety Matters.  Except as disclosed in Schedule 5.21:

(a)                Each UC Party has complied in all material respects and is currently in compliance in all material respects with all Environmental and Safety Requirements.

(b)               Without limiting the generality of subsection (a) above, each UC Party has obtained and complied in all material respects with, and is currently in material compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements.  A list of all currently effective, material permits, licenses and other authorizations issued to a UC Party under any Environmental and Safety Requirements is set forth on the attached Schedule 5.21.  Each UC Party has been and is in material compliance with all permits listed on Schedule 5.21.

(c)                Within the past six (6) years, no UC Party has received any written notice or report from a regulatory agency or any Person regarding any actual or alleged violation of Environmental and Safety Requirements by a UC Party (each such notice or report being “Notice of Environmental Violation”) other than those which have been fully resolved or which could not reasonably be expected to have a Material Adverse Effect.  The UC Parties have furnished to Purchaser any and all Notices of Environmental Violation which are in the possession or under the control of any UC Party.

(d)               No UC Party has received any written notice or report from a regulatory agency or any Person regarding any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, arising under any applicable Environmental and Safety Requirements (each such notice report being a “Notice of Environmental Liability”).  The UC Parties have furnished to Purchaser any and all Notices of Environmental Liability which are in the possession or under the control of any UC Party.

(e)                No UC Party nor, to the Company’s Knowledge, any of their respective predecessors or Affiliates has treated, stored, disposed of, manufactured, handled, or released any substance (including any hazardous substance), arranged for, permitted the disposal of, or transported any such substance, or owned or operated any property or facility contaminated by any such substance, in a manner that has given or would give rise to Liabilities for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, or any other Liability of any kind pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA) or any other Environmental and Safety Requirements.

(f)                Neither this Agreement nor the consummation of any transaction contemplated by this Agreement will result in any obligations for site investigation or cleanup or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” laws.

(g)               No UC Party has assumed or undertaken or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

(h)               No UC Party nor any of their respective predecessors or Affiliates has manufactured, designed, marketed, sold, installed or distributed products containing asbestos, and with respect to such entities, no basis in law or fact exists to support an assertion of any claim, action or obligation with respect to the presence of asbestos in or on any product or at or upon any property or facility.

(i)                 The UC Parties have furnished to Purchaser all environmental audits, reports and other material environmental documents relating to any past or current properties, facilities or operations which are in the possession or under the control of any UC Party, or any of their respective predecessors or Affiliates.

(j)                 To the Knowledge of the UC Parties, none of the buildings or structures located at or on the Real Property contains asbestos or asbestos-containing materials (“ACMs”).  The UC Parties have furnished to Purchaser all studies, surveys, audits or reports relating to presence of asbestos or ACMs on or at the Real Property which are in the possession or under the control of any UC Party, or any of their respective predecessors or Affiliates.

(k)               This Section 5.21 contains the sole and exclusive representation and warranty of the Shareholders with respect to environmental, health, or safety matters, including without limitation any arising under any Environmental and Safety Requirements.

5.22          Affiliated Transactions.  Except as set forth on Schedule 5.22, to the Knowledge of the Company, no officer, director, employee, shareholder (other than Hancock), member, or Affiliate (other than Hancock) of any UC Party or any individual related by blood, marriage, or adoption to any such Person or any entity in which any such Person owns any material beneficial interest (other than the ownership of publicly traded securities representing less than 5% of the outstanding securities in such class of publicly traded securities) (collectively, the “Insiders”) (i) is a party to any Contract or transaction with any UC Party, (ii)  has any ownership interest in any material property used by any UC Party in the conduct of its business, (iii)  is an Affiliate of or otherwise has any material interest in any Material Supplier or Material Customer of any UC Party, (iv) is indebted to any UC Party (other than for advances for salary and expenses in the ordinary course), (vi)  is, or is an Affiliate of a Person who is, a competitor of any UC Party, or (v) owns or has otherwise retained any right to use any asset, right, or contractual benefit that is material to the conduct by any UC Party of its business as presently conducted.

5.23          Customers and Suppliers.  The attached Schedule 5.23 accurately sets forth a list of (i) the Company’s customers whose purchases exceed, in the aggregate, sixty-five percent (65%) of the Company’s total revenue for the ten (10) month period ended October 31, 2009 (each, a “Major Customer”), showing the dollar volume of sales for each such Major Customer for such period, and (ii) the top ten (10) suppliers of the Company by dollar volume of sales and purchases, respectively, for the twelve (12) month period ended December 31, 2008 or for the ten (10) month period ended October 31, 2009 (each, a “Major Suppliers”).  Except as disclosed on Schedule 5.23, no UC Party  has received any notice from any Major Supplier or otherwise has Knowledge to the effect that such Major Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  No UC Party has received any notice from any Major Customer or otherwise has Knowledge to the effect that such Major Customer will stop, or materially decrease the rate of, buying products of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

5.24          Product Warranties.  With respect to products developed, sold, licensed or delivered by any UC Party and services rendered by any UC Party, no UC Party has given any express guaranty, warranty or other indemnity (including as a result of any statements in any of the product or promotional literature of such UC Party), except as expressly set forth and described on Schedule 5.24.  The reserves maintained by the UC Parties for product returns and warranty obligations are reasonably adequate, based on historical Liabilities for such matters, to cover all Liabilities of the UC Parties for the failure of any products and goods developed, sold, licensed, or delivered by any UC Party and the failure of any services rendered by any UC Party to be in conformity with all applicable contractual commitments and all other warranties given or made with respect to such products, goods, and services.  There have been no product recalls, withdrawals or seizures with respect to any products developed, sold, licensed or delivered by any UC Party or with respect to any services rendered by any UC Party.

5.25          Permits and Licenses.  Each UC Party has all necessary permits, licenses, certificates of inspection, registrations, certifications, and other authorizations necessary to conduct its business at the locations and in the manner presently conducted except to the extent the failure to have the same could not reasonably be expected to have a Material Adverse Effect.  None of the transactions contemplated by this Agreement shall terminate or violate any such permits, licenses, certificates of inspection, registrations, certifications, or other authorizations.  Set forth on Schedule 5.25 is a list of all such permits, licenses, certificates of inspection, registrations, certifications, and authorizations.  No UC Party is in violation or has received any written notice alleging any violation by any UC Party of any such permits, license, certificates of inspection, registrations, certifications, or other authorizations.

5.26          Bank Accounts.  Schedule 5.26 contains a list of all bank accounts and safe deposit boxes of each UC Party and all Persons authorized to sign checks drawn on such accounts and to have access to such safe deposit boxes.

5.27          Predecessors.  Schedule 5.27 contains a list of all names of legal predecessor companies of each UC Party, including the names of any Person from which any UC Party has acquired substantially all of its material assets.  The Company has not at any time been a Subsidiary or division of any Person other than Holdings.

5.28          Disclosure.  Neither this Agreement; nor any of the agreements contemplated by this Agreement; nor any of the exhibits, schedules or attachments to this Agreement or any agreement contemplated by this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein in the light of the circumstances in which it was made, not misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF HANCOCK

Hancock represents and warrants to Purchaser, as a material inducement for Purchaser to enter into and perform the transactions described in this Agreement, the following as of the Signing Date and as of the Closing Date.  These representations and warranties shall survive any investigation by Purchaser and shall survive the Closing to the extent set forth in Section 9.1 below.

6.1              Authorization; Title.  Hancock has the right, power, and authority to execute, deliver, and perform this Agreement and each other agreement, certificate, instrument, and document contemplated by this Agreement to be executed or delivered by Hancock.  The execution, delivery, and performance of this Agreement and of each other agreement, certificate, instrument, and document contemplated by this Agreement (to the extent Hancock is a party thereto) has been duly authorized and approved by all necessary action on behalf of Hancock. This Agreement and each other agreement, certificate, instrument, and document contemplated by this Agreement to be executed or delivered by Hancock, constitutes a valid and binding obligation of Hancock, enforceable against Hancock in accordance with its terms.  Hancock is the sole record and beneficial owner of the Shares set forth opposite its name on Schedule 5.3 free of any Liens other than pursuant to the Shareholders Agreement, Holdings’ organizational documents and applicable securities laws.

6.2              No Conflicts  The execution, delivery, and performance by Hancock of this Agreement and any other agreements, certificates, instruments, and documents contemplated by this Agreement to be executed or delivered by Hancock, and the consummation of all transactions contemplated by this Agreement or any of such other documents do not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii)  constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Equity Interests or assets of Hancock, (iv) give any third party the right to modify, terminate, or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption, or other action by, or notice or declaration to, or filing with, any third Person or court or administrative or governmental body or agency pursuant to, Hancock’s certificate or articles of incorporation, bylaws, or other charter or organizational documents, or any law, statute, rule, or regulation to which Hancock is subject, or any Contract, instrument, order, judgment, or decree to which

Hancock is subject, except in each case above, to the extent the same would not adversely affect Hancock’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations pursuant to this Agreement and any other agreement, certificate, instrument, and document contemplated by this Agreement to be executed or delivered by Hancock.

6.3              Corporate Status.  Hancock is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; possesses all requisite power and authority necessary to own its properties and to carry on its business as now being conducted; and is duly qualified to do business as a foreign corporation in which the failure to be so qualified could reasonably be expected to adversely affect the ability of Hancock to consummate the transactions contemplated by this Agreement or to perform its obligations pursuant to this Agreement and each other agreement, certificate, instrument, and document contemplated by this Agreement to be executed or delivered by Hancock.

6.4              Consents.  No permit, consent, approval, or authorization of, or declaration to or filing with, any governmental authority or any other Person is required in connection with the execution, delivery, and performance by Hancock of this Agreement or any other agreements contemplated by this Agreement to be executed by it, or the consummation by it of any transactions contemplated by this Agreement or any such other agreement.

6.5              Brokerage.  There are and will be no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon Hancock or any of its Affiliates.

6.6              Litigation.  There are no actions, suits, proceedings, orders, investigations, audits, or claims pending or, to the Knowledge of Hancock, threatened against or affecting Hancock or any of its officers, directors, employees, or Affiliates with respect to its business, or, to the Knowledge of Hancock, pending or threatened by Hancock against any other Person, in each case at law or in equity, before or by any governmental department, commission, board, bureau, agency, court, or instrumentality which if adversely determined to Hancock could reasonably be expected to adversely affect the ability of Hancock to consummate the transactions contemplated by this Agreement or to perform its obligations pursuant to this Agreement and each other agreement, certificate, instrument, and document contemplated by this Agreement to be executed or delivered by Hancock.

6.7              No Controlling Interest in Competitor.  Hancock does not have a Controlling Interest in any Competitor.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Hancock, as a material inducement for Hancock to enter into and perform the transactions described in this Agreement, the following as of the Signing Date and as of the Closing Date.  These representations and warranties shall survive any investigation by the Seller Parties and shall survive the Closing.

7.1              Organization.  Purchaser and Acquisition Sub are each corporations duly organized, validly existing, and in good standing under the laws of the state of their organization and have all requisite corporate power and authority to own their respective properties and assets and to conduct their respective businesses as each is now conducted.  Purchaser and Acquisition Sub are each duly qualified to do business, and in good standing in, each jurisdiction in which the character of the properties owned or leased by it or which the conduct of its business requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on Purchaser and its subsidiaries on a consolidated basis or on their ability to perform their obligations pursuant to this Agreement and each other agreement, certificate, instrument, and document contemplated by this Agreement to be executed or delivered by either of them.

7.2              Authorization; No Breach.  Purchaser and Acquisition Sub each have the right, power, and authority to execute, deliver, and perform this Agreement and each other agreement, certificate, instrument, and document contemplated by this Agreement to be executed or delivered by either of them.  The execution, delivery, and performance of this Agreement and of each other agreement, certificate, instrument, and document contemplated by this Agreement to which Purchaser or Acquisition Sub is a party have been duly authorized and approved by all necessary action on behalf of Purchaser and Acquisition Sub.  This Agreement and each other agreement, certificate, instrument, and document contemplated by this Agreement to be executed or delivered by Purchaser or Acquisition Sub constitutes a valid and binding obligation of Purchaser and Acquisition Sub (to the extent a party thereto), enforceable in accordance with its terms.  Except for the filing of a Current Report on Form 8-K in connection with the execution and delivery by the Parties of this Agreement and the filing of a second Current Report in connection with the Closing (collectively, the “8-K Filings”), the execution, delivery, and performance by Purchaser and Acquisition Sub of this Agreement and any other agreements contemplated by this Agreement to be executed or delivered by Purchaser or Acquisition Sub, and the consummation of all transactions described in this Agreement or any such other documents, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Equity Interests or assets of Purchaser, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third Person or court or administrative or governmental body or agency pursuant to, either Purchaser’s or Acquisition Sub’s certificate or articles of incorporation, bylaws, or other charter or organizational documents, or any law, statute, rule or regulation to which Purchaser or Acquisition Sub is subject, or any Contract, instrument, order, judgment or decree to which Purchaser or Acquisition Sub is subject.

7.3              Consents.  Except for the 8-K Filings, no permit, consent, approval, or authorization of, or declaration to or filing with, any governmental authority or any other Person is required in connection with the execution, delivery, and performance by Purchaser and Acquisition Sub of this Agreement or any other agreements contemplated by this Agreement to be executed by either of them, or the consummation by either of them of any transactions contemplated by this Agreement or any such other agreement.

7.4              Brokerage.  There are and will be no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract binding upon Purchaser or any of its Affiliates, other than fees and expenses payable to Donnelly Penman & Partners, which fees and expenses shall be paid by Purchaser.

7.5              Financing.   Purchaser has and will have as of Closing sufficient funds to deliver the Closing Cash Payment and to otherwise perform its obligations hereunder.

7.6              Litigation.  There are no actions, suits, proceedings, orders, investigations, audits, or claims pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or Acquisition Sub or any of their respective officers, directors, employees, or Affiliates with respect to their respective businesses, or, to the Knowledge of Purchaser, pending or threatened by Purchaser or Acquisition Sub against any other Person, in each case at law or in equity, before or by any governmental department, commission, board, bureau, agency, court, or instrumentality which if adversely determined to Purchaser or Acquisition Sub could reasonably be expected to have a material adverse effect on Purchaser and its subsidiaries on a consolidated basis or which adversely affects the ability of Purchaser or Acquisition Sub to consummate the transactions contemplated by this Agreement or to perform their respective obligations pursuant to this Agreement and of each other agreement, certificate, instrument, and document contemplated by this Agreement to be executed or delivered by Purchaser or Acquisition Sub.

7.7              Due Diligence Investigation.  Purchaser acknowledges that it has had the opportunity to conduct its due diligence investigation with respect to the transactions contemplated by this Agreement as desired by Purchaser.  Purchaser acknowledges that neither Purchaser nor Acquisition Sub has relied upon any representation or warranty by a Seller Party or any of their representatives in connection with consummation of the transactions contemplated hereunder except the warranties and representations set forth in this Agreement and in any certificates or instruments delivered to Purchaser or Acquisition Sub by any one or more Seller Parties pursuant to this Agreement.  Nothing set forth in this Section 7.7 shall be deemed to limit or otherwise modify any of the representations, warranties, covenants, or other obligations of any Seller Party set forth in this Agreement or in any certificate or instrument delivered to Purchaser or Acquisition Sub by any one or more Seller Parties pursuant to this Agreement.

ARTICLE 8

COVENANTS

The Parties covenant and agree as follows:

8.1              Full Disclosure; Inspection.  The Seller Parties shall, upon request, provide Purchaser and its counsel, accountants, and other representatives, with such information as may be reasonably requested by Purchaser in connection with its due diligence investigation of the UC Parties and any other matters related to the transactions contemplated by this Agreement or to verify performance of or compliance with the representations, warranties, covenants, and conditions contained by the Seller Parties in this Agreement.  The Seller Parties shall, upon request, make available to Purchaser and its counsel, accountants, and other representatives

(during ordinary business hours and upon reasonable advance notice) all books, records, written Contracts, information, assets, the Real Property, and facilities related to the business of any UC Party and shall afford Purchaser and its counsel, accountants, and other representatives (during ordinary business hours and upon reasonable advance notice) full and complete access and the right to inspect all such books, records, written Contracts, information, assets, the Real Property, and facilities.  The Seller Parties shall, upon request, provide Purchaser and its counsel, accountants, and other representatives with supervised access to all employees of the Company.  Notwithstanding the foregoing, in no event may Purchaser or any of its counsel, accountants or other representatives contact any customer, vendor, or supplier of a UC Party without the prior approval of the Company.  Purchaser and its counsel, accountants, and other representatives will hold any information it receives pursuant to this Section 8.1 as confidential and acknowledges and agrees not to use any such information except in connection with this Agreement, and if this Agreement is terminated for any reason whatsoever, Purchaser and its counsel, accountants, and other representatives will return all such information (and all copies thereof) to the Company.

8.2              Compliance with Agreement.  The Parties shall act in good faith and use their respective commercially reasonable efforts to ensure that all conditions described in this Agreement are fulfilled and comply with and fulfill all of its obligations and covenants contained in this Agreement.  Seller Parties shall reasonably cooperate with Purchaser to prepare and have executed any amendment or other documents necessary to facilitate payment of the Aggregate Bonus Amount in accordance with this Agreement.

8.3              Approvals and Consents.  Before the Closing, each Party shall (a) use its commercially reasonable efforts to obtain any and all permits, approvals, consents, and other authorizations of all governmental agencies and other Persons, if any, which are required for the consummation by such Party of the transactions contemplated by this Agreement and, with respect to the Seller Parties, for each UC Party to continue the operation of its business following the Closing as it is currently conducted, and (b) make all filings with all governmental agencies and other Persons, if any, that are required for the consummation by such Party of the transactions contemplated by this Agreement.

8.4       Further Assurances.  Each Party agrees, at any time and from time to time, after the Closing Date, upon the request of any other Party, to do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably requested by such other Party for the consummation of the transactions described in this Agreement.

8.5              No Solicitation or Negotiation.  Unless this Agreement is terminated in accordance with its terms, prior to Closing no Seller Party shall, directly or indirectly, solicit, encourage, negotiate, accept, or approve any offers or proposals from, or enter into any Contract with, any Person other than Purchaser involving the merger, consolidation, or sale of any UC Party or concerning the offer, sale, or disposition of any Equity Interests of any UC Party or of any portion of their respective assets, or for any joint venture.  Each Seller Party will promptly notify Purchaser in writing of its receipt of any offers or solicitations regarding any proposed transaction described above.

8.6              Taxes.

(a)                All transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Purchaser.

(b)               With assistance and cooperation from Purchaser and the UC Parties (including without limitation Purchaser causing (x) a UC Party to make or join in making any Tax election requested by Hancock on a Pre-Closing Tax Return and (y) the UC Parties, at their expense, to timely prepare and supply Hancock with a true, accurate, and complete copy of the applicable pro forma Pre-Closing Tax Return (including any work papers or electronic records related thereto)), Hancock shall prepare or cause to be prepared, and file or cause to be filed, all at its own expense (except as otherwise expressly stated in this paragraph), the Pre-Closing Tax Return of a UC Party if such Tax Return is in respect of an Affiliated Group that includes one or more of Hancock or its present or former Affiliates (other than an Affiliated Group comprised solely of one or more of Holdings and its present or former Subsidiaries), and Purchaser shall reimburse Hancock for the amount of any Tax relating to such Pre-Closing Tax Return to the extent (i) such Tax was included as a liability in the final determination of Closing Net Working Capital pursuant to Section 2.7 or (ii) such Tax is other than a Pre-Closing Tax.  Purchaser shall prepare or cause to be prepared, and timely file or cause to be timely filed, all other Tax Returns for each UC Party, including without limitation the state income Tax Returns described in Section 8.6(c).  Each Party understands and agrees that all amounts on Schedule 2.6(e) are accrued in full on or prior to the Closing Date, and therefore that all federal and state income Tax deductions for the same are properly allocable in full to Tax periods (or portions thereof) ending on or prior to the Closing Date; accordingly, each Party agrees to prepare and file, and cause its Affiliates to prepare and file, federal and state income Tax Returns prepared by it consistent with this understanding.

(c)                As soon as practicable after the Closing, Purchaser shall cause each UC Party to prepare and file any applicable state income, sales, or use Tax Returns (or amendments to previously filed state income, sales, or use Tax Returns) (x) relating to state income, sales, or use Taxes and corresponding Tax periods scheduled in Schedule 5.11 under the heading “Potential States” and (y) determined by Purchaser or its independent accountant (A) to have been required to be filed (or amended) by such UC Party for Pre-Closing Tax Periods or (B) to have the reasonable possibility of resulting in Tax refunds, and Purchaser shall cause each such UC Party to pay any Tax shown thereon as due and payable, together with any interest, penalties, fees, and other charges payable in connection with such Tax; provided, however, that this Section 8.6(c) shall not apply to the Pre-Closing Tax Return of a UC Party if such Tax Return is in respect of or otherwise impacts an Affiliated Group that includes one or more of Hancock or its present or former Affiliates (other than an Affiliated Group comprised solely of one or more of Holdings and its present or former Subsidiaries).  The “State Tax Liability” means (i) the aggregate amount paid by the UC Parties to any Tax authority pursuant to this Section 8.6(c), plus (ii) the reasonable costs and expenses incurred by the UC Parties in preparing and filing the Tax Returns and amendments described in this

Section 8.6(c) or otherwise performing its obligations pursuant to this Section 8.6(c), less (iii) any Tax refunds received by the UC Parties from any Tax authority pursuant to filings or amendments made pursuant to this Section 8.6(c).  At any time and from time to time after the Effective Time and prior to the date that is two (2) years after the Closing Date, Purchaser or any Purchaser Party may submit a written request to the Escrow Agent for disbursement from the State Tax Escrow pursuant to the Escrow Agreement of an amount equal to all or any portion of the State Tax Liability incurred by any Purchaser Party as of the date of such request, reduced by 36% (intended to constitute the combined federal and state effective tax benefit attributable to the payment of such State Tax Liability or portion thereof); provided that neither Purchaser nor any Purchaser Party shall have any right to submit any request for disbursement to the Escrow Agent pursuant to this Section 8.6(c) until the aggregate State Tax Liability, reduced by 36%, incurred by Purchaser and the UC Parties exceeds the amount for state income, sales, or use Taxes included as a liability in the final determination of Closing Net Working Capital pursuant to Section 2.7.   At any time Purchaser or any Purchaser Party submits a request for disbursement to the Escrow Agent pursuant to this Section 8.6(c), Purchaser or such Purchaser Party shall simultaneously provide a copy of such request to the Shareholder Representative, together with documentation showing the computation and proof of payment of the related State Tax Liability.  The Shareholder Representative shall have the right to object to such disbursement request in accordance with the terms of the Escrow Agreement.

(d)               Purchaser shall not make, nor permit any UC Party to make, any election (including without limitation any election under Section 338 of the Code) or take any other action, nor permit any UC Party to take any action, including the settling of a Tax audit, with regards to Taxes that may impact Hancock’s liability for indemnification under Section 9.2 or Hancock’s or its Affiliates’ liability to any Tax authority, without in each such instance the prior written consent of Hancock.  Subject to Section 8.6(c), Purchaser may not amend, nor permit any UC Party to amend, any Tax Return filed by a UC Party without in each such instance the written consent of Hancock.  Purchaser shall, or shall cause each relevant UC Party to, make all available Tax elections and timely take any other actions necessary to forego the carryback of Tax attributes of any UC Party from Tax periods ending after the Closing Date to any Pre-Closing Tax Period of an Affiliated Group that includes one or more of Hancock or its present or former Affiliates (other than an Affiliated Group comprised solely of one or more of Holdings and its present or former Subsidiaries), and in any event Hancock and its Affiliates shall not be liable to Purchaser or any UC Party for the utilization of any such carryback.

(e)                Upon request from Hancock, Purchaser shall, and shall cause each UC Party to, reasonably cooperate with Hancock to file amended Pre-Closing Tax Returns in respect of one or more of the UC Parties, as specified in each such request.  If any Tax refund from an amended Pre-Closing Tax Return was not included as an asset in the final determination of Closing Net Working Capital pursuant to Section 2.7, Purchaser shall remit such amount to the Paying Agent for deposit into the Paying Agent Account within five (5) business days of Purchaser or the applicable UC Party receiving such Tax refund from the applicable taxing authority.

(f)                Purchaser shall notify Hancock in writing within five (5) business days after receipt by Purchaser or any UC Party after the Closing of any written notice of examination, audit or proceeding with respect to any Pre-Closing Tax Return in respect of one or more of the UC Parties.  At the election of Hancock, and notwithstanding anything to the contrary in Section 9.4, Hancock shall have the right to exercise control over the handling, disposition and/or settlement of any such examination, audit or proceeding.

(g)               After the Closing Date, each Party shall provide to each other Party, at such other Party’s expense, such information and assistance as is reasonably requested by the other Party for the purpose of completing and filing any Tax Returns, claiming any refunds or credits and responding to, defending against or conducting any action, suit, proceeding, audit, investigation or claim in respect of Taxes.

8.7              Conduct of Business Pending Closing.  From and after the Signing Date and until the Closing, the Seller Parties agree, except as otherwise required or expressly permitted by this Agreement, to cause each UC Party to do all of the following:

(a)       carry on its respective business in substantially the same manner as it has prior to and as of the Signing Date and not introduce any new method of management, operation, or accounting;

(b)       maintain its properties and facilities, including those held under leases, in as good working order and condition as at the Signing Date, ordinary wear and tear excepted;

(c)       perform all of its material obligations under Contracts relating to or affecting its respective assets, properties, or rights;

(d)       keep in full force and effect all insurance policies and coverage in effect as of the Signing Date;

(e)       use commercially reasonable efforts to maintain and preserve its business organization intact, retain its present employees, and maintain its relationships with suppliers, customers, and others having business relations with it;

(f)        comply with all permits, laws, rules, regulations, consent orders, and all other orders of governmental entities except to the extent any such noncompliance could not reasonably be expected to have a Material Adverse Effect;

(g)       maintain present Indebtedness and lease instruments and not enter into new or amended Indebtedness or lease instruments; and

(h)       file, on a timely basis, all reports and forms required by federal and state regulations except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.8              Prohibited Activities.  From and after the Signing Date and until the Closing, the Seller Parties agree to prevent each UC Party from doing any of the following, in each case without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed):

(a)                make any change in its certificate or articles of incorporation, bylaws, or other charter documents;

(b)               issue any Equity Interests, Equity Equivalents, or rights to acquire Equity Interests or Equity Equivalents of any kind;

(c)                enter into any Contract or commitment or incur or agree to incur any Liability or make any expenditure, except if it is in the ordinary course of business (consistent with past practice);

(d)               other than the payments contemplated by Section 2.6(e) and as required pursuant to the terms of any Material Contract existing as of the Signing Date and listed on Schedule 5.12, increase the compensation payable or to become payable to any officer, director, employee, or agent, or make any bonus or management fee payment to any such Person;

(e)                create, assume, or permit to exist any Lien, except for Permitted Liens, upon any assets or properties whether now owned or hereafter acquired;

(f)                sell, assign, lease, or otherwise transfer or dispose of any assets, properties, or rights except in the ordinary course of business (consistent with past practice);

(g)               negotiate for the acquisition of any business or the start-up of any new business;

(h)               merge, consolidate, or combine with or into any other Person;

(i)                 waive any material rights or claims;

(j)                 commit a breach of, or amend or terminate (other than in accordance with its terms), any Contract, permit, license, or other right, except for breaches that are not reasonably expected to have a Material Adverse Effect;

(k)               enter into any other transaction (i) that is not negotiated at arm’s length, (ii) outside the ordinary course of business consistent with past practice, or (iii) prohibited pursuant to this Agreement;

(l)                 other than the transactions described in this Agreement, negotiate or conclude any Contract or enter into any other transaction with any Seller Party or any Affiliate or Insider of any Seller Party; or

(m)             enter into any discussions or Contracts with respect to, or otherwise facilitate or attempt to facilitate, any of the foregoing.

8.9              Notification of Certain Matters.  Upon obtaining Knowledge thereof, a Seller Party shall give prompt written notice to Purchaser of any material breach, failure to fulfill, or default on the part of such Seller Party of any of the representations and warranties contained in this Agreement or in the due and timely performance and satisfaction of any of the covenants or agreements of such Seller Party contained in this Agreement, such that the conditions to Closing set forth in Section 3.1 could not be satisfied.  If upon the receipt of any such notice and the expiration of the applicable cure period set forth in Section 10.1(c) below, Purchaser does not terminate this Agreement pursuant to Section 10.1(c), Purchaser hereby releases and waive any and all actions, claims, suits, damages or rights to indemnification pursuant to Article 9 with respect any Loss arising out of such breach, failure to fulfill, or default.

8.10          Nonsolicitation; Noncompete.  If the Closing occurs, Hancock agrees not to, for a period of one (1) year after the Closing Date, directly or indirectly, hire or solicit (other than by general solicitation not aimed at the Key Employees of the Company) any Key Employee or otherwise encourage any Key Employee to leave the employ of the Company (or any successor employer who is an Affiliate of Purchaser).  If the Closing occurs, Hancock will not permit its Bond and Corporate Finance Group (or any successor to such group), either on behalf of Hancock or an Affiliate of Hancock, to acquire a Controlling Interest in (a) any Competitor, or (b) any other Person identified by Purchaser in writing to Hancock, as long as Hancock does not hold a Controlling Interest in such Person as of the date such notice is received and provided that Purchaser shall only have the right to identify up to three (3) Persons pursuant to this clause (b).  The preceding sentence shall not prevent Hancock or an Affiliate of Hancock from acquiring a Controlling Interest in any Person as a result of a bankruptcy or out of bankruptcy court restructuring or similar proceeding.

8.11          Commercialization of CV23 Units; Conduct of Business Post-Closing.  From and after the Closing through the end of calendar year 2014, Purchaser shall: (i) separately account for Net Sales and shall provide to Hancock within 45 days of each calendar quarter a report reflecting Net Sales during such calendar quarter and a report reflecting the number of CV23 Units, if any, sold during such calendar quarter (provided the provisions of Section 2.9 above, and not the reports delivered pursuant to this Section 8.11, shall be dispositive of the amount of any CV23 Payment); (ii) cause the Company (and no other Subsidiary or Affiliate of Purchaser) to pursue the commercialization of the CV23 Units in a commercially reasonable manner (provided that this Section shall not prevent the Company or any of its Affiliates, after the Closing, from abandoning or altering such plans for commercialization if such decisions are made in good faith and are commercially reasonable under the circumstances), and (iii) not take any action with respect to the operations of the Utilimaster product and services lines that is taken with the purpose and intent of depriving the Shareholders of the CV23 Payments or the Annual Earn Out Amounts.  Notwithstanding the foregoing, neither the Company, nor Purchaser, nor any of their respective Affiliates shall be required at any time to maximize the likelihood of any CV23 Payment becoming due to the Shareholders pursuant to this Agreement or otherwise to take into account the interests of the Shareholders in making any decisions with respect to the commercialization or business operations related to the CV23 Units.  Neither the Company, nor Purchaser, nor any of their respective Affiliates shall owe any fiduciary duty to any Shareholder as a result of the contingent nature of the CV23 Payments or otherwise.  Hancock acknowledges and agrees that (a) all information disclosed to it pursuant to this Section is and shall be deemed confidential, non-public information protected by the provisions of Section 10.17 below, and (b) the sole purpose of the disclosure of any such information pursuant to this Section is in connection with the calculation of the CV23 Payments, if any, and such information shall not be disclosed to any third Person or otherwise used for any purpose, including as a basis for purchasing or selling any securities of Purchaser.

8.12          Shareholders Agreement.  Each of the Seller Parties consents to the transactions contemplated by this Agreement and waives any and all options, notices, restrictions, and other provisions, whether under the Shareholders Agreement or otherwise, that might prohibit or limit or otherwise restrict or impair the transactions contemplated by this Agreement, to the extent necessary to give such transfer full legal effect.

8.13          Hancock Agreements.  The Seller Parties agree that, effective as of the Closing Date, any Contract between any UC Party, on one hand, and Hancock, on the other hand, shall automatically terminate and be of no further force or effect.

8.14          Employee Releases.  The Company shall use commercially reasonable efforts to obtain from each Person listed on Schedule 2.6(e) (i) an executed release of claims in a form reasonably acceptable to the Company and Purchaser, which shall provide that the release shall only become effective at such time that the Company pays to the Person a cash bonus in the amount set forth opposite such Person’s name on Schedule 2.6(e), and (ii) the stock certificates representing all Shares owned by such Person and a duly executed Letter of Transmittal, for delivery to the Purchaser on or prior to the Closing Date pursuant to Section 2.6(a) above.

ARTICLE 9
INDEMNIFICATION

9.1              Survival.  All representations, warranties, covenants, and agreements made by any Seller Party in this Agreement and in any other certificate or instrument delivered at Closing or otherwise pursuant to this Agreement shall survive the Closing Date.

9.2              Indemnification by the Shareholder Representative.  Subject at all times to the provisions of Section 9.3 below, the Shareholder Representative shall indemnify Purchaser, Holdings, the Company, and each of their respective officers, directors, employees, agents, representatives, Affiliates, successors, and permitted assigns (collectively, the “Purchaser Parties”) and hold each of them harmless from and against any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses in respect of such claims, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such Purchaser Party may suffer, sustain, or become subject to, as a result of or arising out of:

(a)                any breach of any representation or warranty made by any Seller Party in this Agreement or in any other certificate or instrument delivered by any Seller Party at Closing or otherwise pursuant to this Agreement; or

(b)               any breach of any covenant or obligation to be performed by any Seller Party pursuant to this Agreement prior to the Effective Time; or

(c)                any breach of any covenant or obligation to be performed by Hancock (including, without limitation, in its capacity as the Shareholder Representative) pursuant to this Agreement after the Effective Time; or

(d)               any action, lawsuit, claim, or other demand brought or made by any Shareholder who has not then delivered to Purchaser a properly completed and duly executed Letter of Transmittal (together with all stock certificates representing the Shares owned by such Shareholder as of the Closing Date or such lost certificate affidavit and related instruments reasonably acceptable to Purchaser), arising as a result of such Shareholder’s status as a Shareholder, including (without limitation) any claims related to violations of federal or state securities laws, any claims related to the Merger or other transactions contemplated by this Agreement, the exercise of any dissenters’ or appraisal rights as a result of the Merger, any claims related to the relative liquidation preferences of the Shares, and any claims related to the Shareholders Agreement, but excluding any claims and causes of action (i) resulting from any breach of any covenant, representation, or warranty by Purchaser or Acquisition Sub in this Agreement or any other certificate or instrument delivered by Purchaser or Acquisition Sub pursuant to this Agreement; (ii) relating to any acts or omissions by Purchaser or any of its Affiliates (including any UC Party following the Closing), other than acts permitted by this Agreement; or (iii) that would not have been released had such Shareholder properly completed, duly executed, and delivered to Purchaser a Letter of Transmittal (together with all stock certificates representing the Shares owned by such Shareholder as of the Closing Date or such lost certificate affidavit and related instruments reasonably acceptable to Purchaser); or

(e)                any of the claims listed under “Claims Brought Against Utilimaster” on Schedule 5.14; or

(f)                Remedial Actions required to address Pre-Closing Environmental Conditions.

Notwithstanding anything in this Agreement to the contrary, for purposes of Hancock’s indemnification obligations under this Article 9, all of the representations and warranties set forth in this Agreement, or in any other certificate or instrument delivered by any Seller Party at Closing or otherwise pursuant to this Agreement, that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect,” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining (i) whether a breach of any such representation or warranty has occurred, and (ii) the amount of Losses resulting from, arising out of, or relating to any such breach of representation or warranty.

9.3              Limitations on Indemnity.  Notwithstanding anything to the contrary in this Agreement:

(a)                The Shareholder Representative shall not be liable to a Purchaser Party for any Loss arising under Section 9.2(a), Section 9.2(b), or Section 9.2(f) above unless and until the aggregate amount of all Losses incurred by all Purchaser Parties with respect to claims for indemnification made under Section 9.2(a), Section 9.2(b), and Section 9.2(f) exceeds Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, whereupon only aggregate Losses in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be indemnifiable to the Purchaser Parties; provided that this limitation shall not apply to any Losses resulting from or arising out of fraud on the part of any Seller Party.

(b)               The Shareholder Representative’s aggregate indemnification liability to all Purchaser Parties for Losses with respect to claims for indemnification under Section 9.2(a), Section 9.2(b), Section 9.2(e), and Section 9.2(f) shall not exceed Five Million Dollars ($5,000,000) in the aggregate; provided this limitation shall not apply to any Losses resulting from or arising out of (i) any breach of any Fundamental Representation or (ii) fraud on the part of any Seller Party.

(c)                The Shareholder Representative’s aggregate indemnification liability to all Purchaser Parties for Losses with respect to claims for indemnification arising under this Article 9 shall not exceed the Purchase Price.

(d)               A Purchaser Party shall not be entitled to seek recovery for any Loss pursuant to Section 9.2(a), Section 9.2(b), Section 9.2(e), or Section 9.2(f) unless such Purchaser Party provides written notice of such claim to the Shareholder Representative prior to the eighteen (18) month anniversary date of the Closing Date in accordance with the provisions of Sections 9.4 and 9.5; provided this limitation shall not apply to any Losses resulting from or arising out of (i) any breach of any Fundamental Representation or (ii) fraud on the part of any Seller Party.

(e)        The Purchaser Parties’ Losses will be reduced by all insurance or other third party indemnification proceeds actually received by the Purchaser Parties in respect of such Losses.  The Purchaser Parties shall use commercially reasonable efforts in the ordinary course of business consistent with past practice to pursue all claims under insurance policies to mitigate the amount and nature of the Losses.  Each Purchaser Party shall remit to the Paying Agent for deposit into the Paying Agent Account any such insurance or other third party proceeds which are actually paid to the Purchaser Parties with respect to Losses for which the Purchaser Parties have been previously compensated by the Shareholder Representative pursuant to this Article 9.

(f)        The Purchaser Parties’ Losses will be reduced by the net Tax benefit actually received by the Purchaser Parties as a result of such Losses (which shall be net of any Taxes payable by any Purchaser Party as a result of any recovery from Hancock, insurance, or other third party proceeds).  Purchaser shall remit to Paying Agent for deposit into the Paying Agent Account the amount of any such net Tax benefit which a Purchaser Party receives with respect to Losses for which the Purchaser Parties have been previously compensated by the Shareholder Representative pursuant to this Article 9.

(g)        The Shareholder Representative shall not be required to indemnify the Purchaser Parties for Losses to the extent such Losses relate to a claim either that (i) the amount of a line item of current liabilities taken into account in the calculation of Closing Net Working Capital was too low or (ii) the amount of a line item of current assets taken into account in the calculation of Closing Net Working Capital was too high, it being understood that the adjustments to the Purchase Price pursuant to Section 2.8 and Section 8.6(c) are the sole remedies for such Losses.  The foregoing shall not limit the Shareholder Representative’s obligation to indemnify the Purchaser Parties if the Closing Net Working Capital failed to include a category or line item of current liabilities that should have been included.  The limitations set forth in the first sentence of this Section 9.3(g) shall not apply with respect to any Loss incurred pursuant to Section 9.2(e).

            (h)        The Purchaser Parties shall use commercially reasonable efforts to   mitigate any indemnifiable Losses incurred by them.

(i)         Any Losses incurred by any Purchaser Party shall be calculated net of any current liability taken into account in the calculation of the Closing Net Working Capital to the extent such current liability represents an accrual in anticipation of such Loss.

(j)         The Shareholder Representative shall not be liable to a Purchaser Party for any Loss arising under Section 9.2(a) above that arises from a breach of any representation or warranty contained in Section 5.21 or for any Loss arising under Section 9.2(f) above concerning Pre-Closing Environmental Conditions (each such Loss, an “Environmental Loss”) to the extent that such Environmental Loss arises from any soil, groundwater, indoor or outdoor air, mold, or asbestos sampling activity performed by or on behalf of any Purchaser Party after the Closing Date (“Post-Closing Environmental Investigations”) unless (1) the Post-Closing Environmental Investigation at issue was either required under applicable Environmental and Safety Requirements or performed in response to a demand of a governmental entity or any department, agency, or political subdivision thereof with jurisdiction over such matters; (2) the Post-Closing Environmental Investigation was conducted in conjunction with or as a result of the demolition of Building #18 or Building #5 on the Owned Real Property; or (3) the Environmental Loss was discovered in conjunction with or as a result of any construction or excavation activities conducted in the ordinary course of business on the Owned Real Property and not done for the purpose of performing a Post-Closing Environmental Investigation.

(k)        Promptly upon becoming aware of any matter which may give rise to an Environmental Loss, the Purchaser Party must give written notice of such to the Shareholder Representative (a “Notice of Environmental Loss”) which shall be accompanied by copies of any written documentation with respect thereto received by the Purchaser Party.  Notwithstanding any other provision in this Agreement, a Purchaser Party will only be entitled to be indemnified for an Environmental Loss and any related Remedial Action if the Remedial Action is required to be performed either: (1) under applicable Environmental and Safety Requirements; or (2) upon the demand of a governmental entity or any department, agency, or political subdivision thereof with jurisdiction over such matters.  In each such case, the Shareholder Representative shall have the option, in its sole discretion, to conduct the required Remedial Action, provided that the Shareholder Representative has provided written notice to the Purchaser Party of its intent to perform the Remedial Action within twenty-one (21) days of its receipt of the Notice of Environmental Loss.  In each such case, the Purchaser Party shall grant the Shareholder Representative and its agents and contractors access to the property, subject to reasonable terms and conditions, to perform such work, provided that any Remedial Action or related activities shall not unreasonably interfere with the continued use of the property.  In the event the Shareholder Representative elects to perform any Remedial Action, the Remedial Action shall be performed consistent with the standards articulated in Section 9.3(l) below and the Shareholder Representative shall diligently complete any and all activities required to obtain approval or closure from the governmental entity or any department, agency, or political subdivision thereof with jurisdiction over such matters.  In the event the Shareholder Representative does not exercise its option to perform any Remedial Action or does not complete a Remedial Action that it has undertaken as provided in this Section, the Purchaser Party may complete any such Remedial Action consistent with the standards articulated in Section 9.3(l) below subject to indemnification pursuant to Section 9.2 above and all limitations in Section 9.3.

(l)         In any case in which a Purchaser Party is entitled to indemnification for an Environmental Loss and any related Remedial Action, the Shareholder Representative’s indemnification liability hereunder as to any Remedial Action shall not exceed the cost of the least stringent level of Remedial Action necessary to allow for the continued industrial use of the Owned Real Property consistent with its use as of the Closing Date, which may include the use of engineered control barriers and institutional controls when permitted by applicable Environmental and Safety Requirements, provided that such barriers or institutional controls do not unreasonably restrict the use of the property.

(m)       Notwithstanding anything to the contrary in this Article 9, Losses for Direct Claims shall not include any special, exemplary, punitive, incidental, or other indirect damages (including for diminution in value) other than consequential damages.  If any Direct Claim made by any Purchaser Party pursuant to Section 9.2(a), Section 9.2(b), Section 9.2(d), Section 9.2(e), or Section 9.2(f) includes a claim for consequential damages, the amount of such consequential damages recoverable pursuant to this Article 9 shall be limited to two times the amount of any direct damages arising from the claim giving rise to such Loss.  Nothing set forth in this subparagraph shall be deemed to limit the nature or amount of Losses recoverable by a Purchaser Party for a Third Party Claim.

9.4              Procedure for Third Party Claims.  The Party making a claim under this Section 9.4 is referred to as the “Indemnified Party” and the Party against whom such claim is asserted under this Section 9.4 is referred to as the “Indemnifying Party”  If any Indemnified Party receives notice of the assertion or commencement of any claim made or brought by any Person who is not either a Party to this Agreement, an Affiliate of a Party to this Agreement, or an agent or representative of any of the foregoing, against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Indemnified Party shall give prompt written notice to the Indemnifying

Party after receiving written notice of such Third Party Claim. The Notice shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount (if reasonably practicable) of the Third Party Claim. The failure to give prompt notice to the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent such failure shall have materially harmed the Indemnifying Party or caused the Indemnifying Party to forfeit defenses or rights, by reason of such failure.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of the Third Party Claim at the Indemnifying Party’s expense and with counsel of its choosing; provided that the Indemnifying Party shall have no right to assume the defense of any Third Party Claim that seeks non-monetary relief or involves criminal or quasi-criminal allegations without, in each case, the prior written consent of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, in the reasonable determination of the Indemnified Party, the Indemnified Party may pay, compromise, or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third Party Claim.  The Parties and their respective successors and permitted assigns shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

Notwithstanding any other provisions of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third Party Claim without the prior consent of the Indemnified Party, except as provided in this Section 9.4.  If a firm offer is made to settle a Third Party Claim without liability to the Indemnified Party and provides, in customary form, for an unconditional release of the Indemnified Party from all liabilities and obligations relating to the Third Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within seven days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to timely consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party

Claim. If the Indemnified Party has assumed the defense pursuant to this Section 9.4, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

9.5              Procedure for Other Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give prompt notice to the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extend such failure shall have materially harmed the Indemnifying Party or caused the Indemnifying Party to forfeit defenses or rights, by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

9.6              Certain Waivers.  As of the Effective Time, Hancock irrevocably waives, releases, and discharges each UC Party and their officers, directors, and employees (the “UC Releasees”) from any and all Liabilities owed to Hancock, any of its Affiliates, or any of their respective owners, directors, managers, officers, employees, and agents (the “Releasors”), of any kind or nature whatsoever, whether in such Releasor’s capacity as a shareholder, officer, director, or Affiliate of any UC Party or any of their respective Affiliates or otherwise (including in respect of any claims under any Contract between a UC Releasee and any Releasor), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise at law or in equity to the extent such Liability related exclusively to matters arising prior to the Effective Time; provided, however, Releasors are not releasing any UC Releasee from any Liability (1) arising from their failure to comply with any of their covenants or agreements set forth in this Agreement or any other agreement delivered pursuant hereto to the extent such performance is required after the Effective Time; (2) arising from any failure by Purchaser or Acquisition Sub to comply with any of their respective covenants or agreements made in this Agreement or pursuant to this Agreement or as a result of any breach of any representation or warranty made by them in this Agreement or any certificate or instrument delivered by them at Closing or otherwise pursuant to this Agreement; (3) to pay any management fee accrued prior to the Closing Date and included in the calculation of Closing Net Working Capital; (4) rights to indemnification under any UC Releasee’s organizational documents or other agreement in effect as of the Closing Date; and (5) rights to make claims under any insurance policy maintained for the benefit of such Releasor.

9.7              Maximum Contribution.  If and to the extent any provision of this Article 9 is unenforceable for any reason, the Shareholder Representative agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in the Article 9 that is permissible under applicable legal requirements

9.8              Sole Remedy of Purchaser Parties.  The right to indemnification under this Article 9, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any Purchaser Party for any Losses based upon or arising out of or otherwise relating to the matters set forth in this Agreement, including any actual or threatened breach of this Agreement, and no Purchaser Party shall initiate or maintain any legal action at law or in equity against any Seller Party for such Losses other than one to enforce the obligations of the Shareholder Representative under Article 9 of this Agreement.  The preceding sentence shall not apply to (a) claims arising out of fraud on the part of any Seller Party, (b) claims seeking injunctive relief against any Seller Party, or (c) any claim seeking an equitable remedy (including, without limitation, specific performance of this Agreement) in the event any Seller Party fails to close for any reason other than the failure of a condition set forth in Article 4 above.

9.9              Purchase Price Adjustment.  Any indemnification payments under this Article 9 and any payments made pursuant to Section 8.6(c) or 8.6(e) shall be treated by the Parties as an adjustment to the Purchase Price.

9.10          Funding.  Any amount to which any Purchaser Party becomes entitled by reason of the provisions of Sections 9.2 shall be paid first from the Indemnity Escrow on the terms and conditions set forth in the Escrow Agreement so long as such Indemnity Escrow is available for distribution.

ARTICLE 10
MISCELLANEOUS

10.1          Termination.  This Agreement may be terminated at any time prior to the Closing solely:

(a)                by mutual consent of Purchaser and Hancock;

(b)               by either Purchaser or Hancock if the Closing has not occurred on or before December 31, 2009 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this subsection (b) shall not be available to a Party whose material misrepresentation, breach of representation, covenant, or warranty, or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such Termination Date;

(c)                by either Purchaser or Hancock if there is or has been a material breach, failure to fulfill, or default on the part of the other Party (with the Seller Parties deemed to be a single Party for this purpose) of any of the representations and warranties contained in this Agreement or in the due and timely performance and satisfaction of any of the covenants or agreements contained in this Agreement, such that the conditions to Closing set forth in Section 3.1 or 4.1, as applicable, could not be satisfied and the curing of such default shall not have been made or shall not reasonably be expected to occur before the earlier to occur of (i) the Termination Date, or (ii) if a Seller Party has provided written notice of such default to Purchaser pursuant to Section 8.9 above, fifteen (15) days after such written notice was provided, or (iii) fifteen (15) days after the defaulting Party receives written notice of such default from the other Party; or

(d)               by either Purchaser or Hancock if there shall be a final non-appealable order of a federal or state court in effect preventing consummation of any transaction set forth in this Agreement, or if there shall be any action taken, or any statute, rule, regulation, or order enacted, promulgated, or issued or deemed applicable to any transaction set forth in this Agreement by any governmental entity or agency thereof that would make consummation of any of the transactions set forth in this Agreement illegal.

10.2          Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.1 above, this Agreement shall become void (except for this Article 10), and there shall be no Liability on the part of any Party (except with respect to Article 10).  Notwithstanding the foregoing, if such termination is by a Party pursuant to Section 10.1(c) then the other Party (with the Seller Parties deemed to be a single party for purposes of this Section 10.2), shall be liable to the terminating Party (a) to the extent of the expenses (including attorneys’ fees) incurred by such terminating Party in connection with this Agreement and the transactions contemplated by this Agreement and (b) if such termination is based on the willful breach by the other Party of its representations, warranties or covenants or agreements set forth in this Agreement, also for damages in accordance with applicable law.

10.3     Public Disclosures.  Unless required by law, no press release or other release of information related to this Agreement or any of the transactions contemplated by this Agreement will be issued or released prior to Closing by either Party (with the Seller Parties deemed to be a single party for purposes of this Section 10.3) without the consent of the other Party.  If any Party believes any public release of the existence or terms of this Agreement is required by law, such Party agrees to consult with the other Party prior to any such disclosure as to the form and content of such disclosure.

10.4          Expenses.  Except as otherwise expressly provided in this Agreement, each Party shall pay all of its respective costs and expenses incident to its negotiation, preparation, and performance of this Agreement and all transactions contemplated by this Agreement, including the fees, expenses, and disbursements of its counsel and accountants.

10.5          Shareholder Representative.

(a)        Hancock agrees to act as, and assume the obligations and responsibilities of, the Shareholder Representative under this Agreement (the “Shareholder

Representative”).  Each Shareholder, as a condition of tendering its Shares for the Per Share Merger Consideration shall, pursuant to its Letter of Transmittal, (i) irrevocably appoint the Shareholder Representative as its representative, agent, proxy, and attorney-in-fact for all purposes under this Agreement, including the full power and authority on such Shareholder’s behalf:  (x) to consummate the transactions contemplated by this Agreement, (y) to negotiate disputes arising under, or relating to, this Agreement and the other agreements, certificates, instruments, and documents contemplated by this Agreement or executed or delivered in connection with this Agreement, and (z) to execute and deliver any amendment or waiver to this Agreement or any of the other agreements, certificates, instruments, and documents contemplated by this Agreement or executed or delivered in connection with this Agreement to be executed by such Shareholder; (ii) consent to Hancock acting as the Shareholder Representative and to Hancock taking all actions required or permitted to be taken by the Shareholder Representative pursuant to this Agreement and the other agreements, certificates, instruments, and documents contemplated by this Agreement or executed or delivered in connection with this Agreement and performing the duties of the Shareholder Representative pursuant to the terms hereof or thereof; and (iii) agree to be bound by the provisions of this Section 10.5.

(b)        Notwithstanding the foregoing, the Shareholder Representative shall have no obligation to take any such action and no duties other than actions and duties expressly required under this Agreement to be complied with by the Shareholder Representative.

(c)        All decisions and actions by the Shareholder Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest, or otherwise contest the same.  The Shareholder Representative shall have no Liability in respect of any action, claim, or proceeding brought against the Shareholder Representative by any Shareholder if the Shareholder Representative took or omitted taking any action in good faith or took or omitted to take such action at the direction of the Shareholders owning a majority of the outstanding Preferred Stock immediately prior to the Closing.

(d)       The designation of the Shareholder Representative as attorney-in-fact for each Shareholder is coupled with an interest and is binding upon such Shareholder notwithstanding the death, incapacity or dissolution of any such Shareholder.  If any such event shall occur prior to the completion of the transactions contemplated by this Agreement, the Shareholder Representative is, nevertheless, to the extent that it is legally able to do so, authorized and directed to complete all transactions and act pursuant to this authority as if such event had not occurred.

(e)        The Shareholder Representative’s acceptance of its duties under this Agreement is subject to the following terms and conditions, which the Parties hereto agree shall govern and control with respect to its rights, duties, liabilities and immunities as the Shareholder Representative (but not in its capacity as a Shareholder):

(i)         The Shareholder Representative, in its capacity as Shareholder Representative, makes no representation and has no responsibility as to the validity of this Agreement or of any other instrument referred to herein, or as to the correctness of any statement contained herein, and it shall not be required to inquire as to the performance of any obligation under this Agreement by any Party.

(ii)        The Shareholder Representative shall be protected in acting upon written notice, request, waiver, consent, receipt or other paper or document, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, which it in good faith believes to be genuine and what it purports to be.

(iii)       The Shareholder Representative, in its capacity as Shareholder Representative, shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection therewith, except its own gross negligence or willful misconduct.

(iv)       The Shareholder Representative, in its capacity as the Shareholder Representative, may consult with competent and responsible legal counsel selected by it, and it shall not be liable for any action taken or omitted by it in good faith in accordance with the advice of such counsel.

(f)        The Shareholders shall bear pro rata (based on the Per Share Merger Consideration owed to each) for all expenses (including reasonable attorneys’ fees, transfer Taxes and other governmental charges) incurred by the Shareholder Representative in connection with its duties hereunder and all amounts paid by the Shareholder Representative pursuant to the terms of this Agreement, including without limitation, under Section 2.7, 2.8, 2.9, 2.10, and 8.6 and Article 9, and shall indemnify, defend and hold it harmless against any and all Losses incurred in connection with the performance of this Agreement, except as a result of its own gross negligence or willful misconduct; provided, however, (i) the obligation of any Shareholder other than Hancock shall be non-recourse to such Shareholder and shall be payable solely from the Per Share Merger Consideration and (ii) no Shareholder other than Hancock shall have any obligation to reimburse the Shareholder Representative for any Loss paid by the Shareholder Representative pursuant to Article 9 solely as a result of any breach by Hancock of its covenants or representations.  The Shareholders agree that the Shareholder Representative shall have the right from time to time to direct the Paying Agent to pay the Shareholder Representative amounts owed to it pursuant to this Section 10.5(f) from amounts then on deposit in the Paying Agent Account.

            (g)        Notwithstanding anything in this Agreement to the contrary, to the extent the Shareholder Representative has any Liability to any Purchaser Party pursuant to this Agreement or any other agreement, certificate, or instrument delivered in connection with this Agreement, Hancock shall have personal Liability to such Purchaser Party for such Liability, regardless of the extent to which the Shareholder Representative is entitled or is able, either as a Shareholder or as the Shareholder Representative, to enforce its rights against any other Shareholder.

10.6          Amendments.  This Agreement cannot be amended, altered, or modified unless done so in a writing that is signed by a duly authorized representative of the Party against whom such modification is sought to be enforced.  No course of dealing between or among Parties shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

10.7          Waiver.  Except as otherwise set forth in the opening paragraphs of Articles 3 and 4, no provision of this Agreement shall be deemed waived by any Party, unless such waiver is in a writing, signed by a duly authorized representative of the Party against whom such waiver is sought to be enforced.  A waiver by any Party of any breach or failure to comply with any provision of this Agreement by another Party shall not be construed as or constitute a continuing waiver of such provision or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

10.8          Successors and Assigns.  Except as otherwise expressly provided in this Agreement, this Agreement and all of the covenants and agreements contained in this Agreement and rights, interests, or obligations pursuant to this Agreement, by or on behalf of any of the Parties, shall bind and inure to the benefit of the respective successors and assigns of the Parties whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements set forth in this Agreement or rights, interests, or obligations pursuant to this Agreement may be assigned or delegated by any Seller Party without the prior written consent of the Purchaser, which may be withheld in its sole discretion, and neither this Agreement nor any of the covenants and agreements set forth in this Agreement or rights, interests, or obligations pursuant to this Agreement may be assigned or delegated by Purchaser without the prior written consent of Hancock.  In addition, and whether or not any express assignment has been made, the provisions of this Agreement that are for Purchaser’s benefit as a purchaser or holder of any Equity Interests in Holdings are also for the benefit of, and enforceable by, any transferee of such Equity Interests after the Closing.  Notwithstanding the foregoing, following the Closing, Purchaser and Acquisition Sub may assign their respective rights pursuant to this Agreement, including their respective rights to indemnification, to any lender as collateral security.

10.9          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held, in whole or in part, to be prohibited by or invalid under applicable law, the remainder of such provision and this Agreement shall remain in full force and effect, with the offensive term or condition being stricken to the extent necessary to comply with any conflicting law.

10.10      Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.  This Agreement shall become a binding agreement only when each Party shall have executed one counterpart and delivered it to the other Parties.

10.11      Interpretation.  All definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms.  As used in this Agreement, the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “but not limited to.”  As used in this Agreement, the terms “herein,” “hereof,” and “hereunder” shall refer to this Agreement in its entirety.  Any references in this Agreement to “Sections” or “Articles” shall, unless otherwise specified, refer to Sections or Articles, respectively, of this Agreement.  The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement, to the same extent as if set forth verbatim in this Agreement.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favorably or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  With respect to any representations and warranties made by any Party in this Agreement, the inclusion in this Agreement of a more specific representation or warranty shall not be deemed in any way to limit the generality of or otherwise restrict any other representation or warranty set forth in this Agreement unless otherwise expressly specified.

10.12      Entire Agreement.  This Agreement and the agreements and documents referred to in this Agreement contain the entire agreement and understanding and representations and warranties between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings and representations and warranties, whether written or oral, relating to such subject matter in any way, including the letter of intent between the Parties dated October 1, 2009.

10.13      Applicable Law.  The terms and conditions of this Agreement shall be governed, construed, interpreted, and enforced in accordance with the domestic laws of the State of Indiana, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

10.14      No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties, the Shareholders, and their permitted successors and assigns, and nothing in this Agreement, expressed or implied, shall give or be construed to give any other Person any legal or equitable rights under this Agreement.

10.15      Schedules.  Disclosure of any fact or item in any Schedule shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement.  The fact that any item of information is disclosed in any Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Any fact or item which is disclosed on any Schedule in such a way as to make its relevance readily apparent, on the face of such Schedule, to a representation or warranty made elsewhere in this Agreement that itself provides for a Schedule, shall be deemed to be an exception to such representation or warranty.

10.16      Notices.  All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) upon personal delivery to the recipient, (b) when received by fax, but only if a copy is also delivered to the recipient by reputable overnight courier, with charges prepaid, (c) one business day after being sent to the recipient by reputable overnight courier, with charges prepaid, or (d) four business days after being mailed to the recipient by certified or registered mail, return receipt requested, and postage prepaid.  Such notices, demands, and other communications shall be sent to the recipient Party at the address for such Party set forth below (or such other address as may be specified by the relevant Party providing notice to each other Party in accordance with this Section).  Proof of sending any notice, demand, or other communication shall be the responsibility of the sender.

If to Purchaser, to: Spartan Motors, Inc. 1000 Reynolds Road Charlotte, MI 48813 Attn: Chief Financial Officer Fax: 517-543-5403	With copy to: Varnum LLP P.O. Box 352 Grand Rapids, MI 49501-0352 Attn: Michael G. Wooldridge Fax: 616-336-7000

If to any Seller Party, to: John Hancock Financial Services 197 Clarendon Street Boston, MA 02116 Attn: Bond and Corporate Finance, C-2 Fax: 617-572-6454	With copy to: John Hancock Financial Services 197 Clarendon Street, C-3-16 Boston, MA 02116 Attn: David Pemstein Fax: 617-421-4399

10.17      Confidentiality.  Each Party recognizes and acknowledges that it had in the past, currently has, and in the future may possibly have, access to certain confidential information of one or more of the other Parties that is valuable, special, and unique to such other Party.  Each Party agrees not to use any other Party’s confidential information except in connection with the consummation of the transactions contemplated by this Agreement and not to disclose confidential information with respect to any other Party to any Person for any purpose or reason whatsoever, except to authorized representatives of such other Party, except as otherwise set forth or required by this Agreement, and except to such Party’s legal, financial, and other advisers, unless (a) such information becomes known to the public generally through no fault of the Party that has agreed to maintain the confidentiality of such information, (b) such information becomes known to the disclosing Party through no breach by any other Person of any confidentiality obligation to any other Party, (c) disclosure is required by law or the order of any governmental entity or any other authority, or (d) the disclosing Party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing Party.  Notwithstanding the foregoing, prior to disclosing any information pursuant to clause (c) or (d) above, the Party seeking to make the disclosure shall give prior written notice thereof to the other Parties and provide such other Parties with the opportunity to contest such disclosure.  In the event of a breach or threatened breach by any Party of the provisions of this

Section 10.17, any other Party shall be entitled to seek an injunction restraining such Party (that is breaching or threatening to breach any of the provisions of this Section 10.17) from disclosing, in whole or in part, such confidential information.  Nothing in this Section 10.17 shall be construed as prohibiting any Party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.  Each Party shall inform its Affiliates, directors, officers, employees, agents, other representatives, and any other Person to whom any information protected by this Section 10.17 has been disclosed of the Party’s obligations pursuant to this Section 10.17, and such Party shall be responsible for any unauthorized disclosure or use of such information by any such Person.

10.18      Dispute Resolution and Arbitration.  Except as set forth in Section 10.18(g), any and all claims, controversies, or disputes that may arise between the Parties, or any of them, arising out of or in connection with this Agreement, shall not be pursued in litigation, but instead shall be submitted to confidential, binding arbitration as provided in this Section.  All such arbitration shall be conducted in Cuyahoga County, Ohio, under the rules of the American Arbitration Association, subject to the following supplemental provisions:

(a)                Preliminary relief may be granted pending the completion of such arbitration as provided above.

(b)               The arbitration, all evidence and proceedings in connection therewith, and any decision or award of the arbitrator, shall be maintained in the strictest confidence.

(c)                The arbitrator shall award the prevailing party its reasonable attorney fees.

(d)               Judgment may be entered in any court of competent jurisdiction on an award resulting from such arbitration.

(e)                Discovery shall be permitted to the fullest extent permitted under the rules of Federal Civil Procedure.

(f)                In order to recover any consequential damages permitted pursuant to Section 9.2(m) above, a Purchaser Party shall be required to meet the same burden of proof with respect to showing such damages as it would be required to meet if the claim was heard by a court of competent jurisdiction.

(g)               Notwithstanding the foregoing, if any Direct Claim includes a Loss for consequential damages in excess of One Million Dollars ($1,000,000), then not later than ninety (90) days after the date the Shareholder Representative receives written notice that such Loss includes consequential damages, the Shareholder Representative may elect to require such Direct Claim be determined by the courts of the State of Indiana and in connection therewith:  EACH PARTY HEREBY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF NORTHERN DISTRICT COURT OF THE STATE OF INDIANA OR THE CIRCUIT OR SUPERIOR COURT SITTING IN ELKHART COUNTY, STATE OF INDIANA, AND UNCONDITIONALLY AGREES THAT SUCH DIRECT CLAIM MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT; AND (II) IRREVOCABLY WAIVES, AND AGREES NOT

TO ASSERT BY WAY OF MOTION, DEFENSE, OR OTHERWISE, IN ANY SUCH ACTION, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE INDIANA COURTS, THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. IN ANY SUCH ACTION OR PROCEEDING, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY ABSOLUTELY AND IRREVOCABLY WAIVES TRIAL BY JURY AND PERSONAL IN HAND SERVICE OF ANY SUMMONS, COMPLAINT, DECLARATION OR OTHER PROCESS AND HEREBY ABSOLUTELY AND IRREVOCABLY AGREES THAT THE SERVICE MAY BE MADE BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS SET FORTH IN OR FURNISHED PURSUANT TO THE PROVISIONS OF THIS AGREEMENT, OR BY ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED.

Signatures appear on the following page.

IN WITNESS WHEREOF, the parties have entered into this Agreement and Plan of Merger as of the Signing Date.

PURCHASER:

Spartan Motors, Inc.

/s/ John E. Sztykiel

By: John E. Sztykiel

Its: President and CEO

ACQUISITION SUB:

SMI Sub, Inc.

/s/ John E. Sztykiel

By: John E. Sztykiel

Its: President and CEO

HOLDINGS:

Utilimaster Holdings, Inc.

/s/ Michael A. Kitson

By: Michael A. Kitson

Its: President and CEO

COMPANY:

Utilimaster Corporation

/s/ Michael A. Kitson

By: Michael A. Kitson

Its: President and CEO

HANCOCK:

John Hancock Life Insurance Company

/s/ Scott B. Garfield

By:  Scott B. Garfield

Its:  Managing Director

List of Schedules and Exhibits

Schedule 2.4	Merger Consideration Distribution Schedule
Schedule 2.6(e)	Bonus Payments
Schedule 2.7	Calculation of Closing Net Working Capital
Schedule 3.8	Closing Condition Consents
Schedule 5.1	Authorization; No Conflicts
Schedule 5.2	Corporate Status
Schedule 5.3	Capital Stock; Subsidiaries; Related Matters
Schedule 5.4	Financial Statements
Schedule 5.5	Liabilities
Schedule 5.8	Absence of Certain Developments
Schedule 5.9	Personal Property
Schedule 5.10	Real Property
Schedule 5.11	Tax Matters
Schedule 5.12	Contracts and Commitments
Schedule 5.13	Intellectual Property Rights
Schedule 5.14	Litigation
Schedule 5.16	Consents
Schedule 5.17	Insurance
Schedule 5.18	Employees
Schedule 5.19	ERISA
Schedule 5.20	Compliance with Laws
Schedule 5.21	Environmental and Safety Matters
Schedule 5.22	Affiliated Transactions
Schedule 5.23	Customers and Suppliers
Schedule 5.24	Product Warranties
Schedule 5.25	Permits and Licenses
Schedule 5.26	Bank Accounts
Schedule 5.27	Predecessors

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Paying Agent Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Amendment to Certain Employment Agreements
Exhibit F	Opinions to be Given by Counsel to Seller Parties

EXHIBIT A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this "Agreement") is made and entered into effective on __________, 2009 (the "Effective Date"), by and among Spartan Motors, Inc., a Michigan corporation ("Purchaser"), John Hancock Life Insurance Company, a Massachusetts life insurance company ("Hancock", in its individual capacity, and the "Shareholder Representative" in its capacity as such pursuant to the Merger Agreement), and _______________, as escrow agent (the "Escrow Agent").

RECITALS

A.        On the date of this Agreement and pursuant to the terms of that certain Agreement and Plan of Merger, dated November __, 2009 (the "Merger Agreement"), by and among Purchaser, SMI Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser ("Acquisition Sub"), Utilimaster Holdings, Inc., a Delaware corporation ("Holdings"), and Hancock, SMI Sub will merge with and into Holdings (the "Merger").

B.        As a result of the Merger, Purchaser will become the owner of all the outstanding shares of capital stock of Holdings, as the surviving corporation in the Merger.  Pursuant to the Merger Agreement, Hancock has agreed to act as the Shareholder Representative for the. stockholders of Holdings (together with Hancock, the "Shareholders") to which the consideration payable by Purchaser in connection with the Merger is payable under the Merger Agreement.

C.        The Merger Agreement requires Purchaser to deposit with the Escrow Agent, to hold in escrow pursuant to this Agreement, (i) the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the "Indemnity Escrow Deposit"), (ii) the sum of ____________________ ($__________) (the "Company NWC Escrow Deposit"), (iii) the sum of ____________________ ($__________) (the "Purchaser NWC Escrow Deposit" and, collectively with the Company NWC Escrow Deposit, the "Working Capital Escrow Deposit"), and (iv) the sum of Ninety Thousand Dollars ($90,000) (the "State Tax Escrow Deposit" and, collectively with the Indemnity Escrow Deposit and the Working Capital Escrow Deposit, the "Escrow Deposit"), in each case in accordance with the terms and conditions of the Merger Agreement.

D.        The Escrow Deposit, including all interest and other earnings thereon, held by the Escrow Agent from time to time pursuant to this Agreement is referred to as the "Escrow Amount."

E.         On the date of this Agreement, Purchaser, Hancock and the Escrow Agent, as paying agent (the "Paying Agent"), will enter into that certain Paying Agent Agreement (the "Paying Agent Agreement"), pursuant to which certain of the consideration payable by Purchaser in connection with the Merger will be held in and distributed from a separate account established by the Paying Agent (the "Paying Agent Account") in accordance with the terms and conditions of the Paying Agent Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements contained in this Agreement and the execution and performance of the Merger Agreement, the parties agree as follows:

1.     Defined Terms.  Each capitalized term which is used but not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement.

2.     Appointment of the Escrow Agent.  Purchaser and the Shareholder Representative designate and appoint the Escrow Agent to serve as the escrow agent in connection with the collection, retention and disbursement of the Escrow Amount pursuant to this Agreement.  The Escrow Agent accepts such designation and appointment and agrees to act in accordance with, and fulfill its obligations under, this Agreement.

3.     Deposit; Establishment of Escrow; Interest.  On the Closing Date, Purchaser shall deliver the Escrow Deposit to the Escrow Agent, to be held in separate escrow accounts established by the Escrow Agent in accordance with the terms of this Agreement (each, an "Escrow Account").  The Escrow Agent shall hold, invest and disburse the Escrow Amount in accordance with the terms of this Agreement.  The Escrow Amount is not intended to be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto (except, however, as it applies to the Escrow Agent in accordance with Sections 8(a) and 9 of this Agreement).  Any interest or other earnings on, or in respect of, the Escrow Amount shall become part of the Escrow Amount and shall be held in the Escrow Account, pursuant to the terms of this Agreement.

4.     Investment of the Escrow Amount.  The Escrow Agent will invest the Escrow Amount in a ____________ money market deposit account ("MMDA") or a successor or similar investment offered by the Escrow Agent, unless otherwise instructed in writing by Purchaser and the Shareholder Representative and as shall be acceptable to the Escrow Agent.  The rate of return on an MMDA varies from time to time based upon market conditions.  Written investment instructions, if any, signed by both Purchaser and the Shareholder Representative may specify the type and identity of the investments to be purchased and/or sold.  The Escrow Agent is authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.  The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging an agency fee in connection with each transaction.  The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of funds held in the Escrow Account or the purchase, sale, retention or other disposition of any investment described herein.  The Escrow Agent may liquidate any such investment in order to comply with disbursement requirements of this Agreement.  Any loss incurred from an investment will be borne by the Escrow Amount.

5.     Taxes.

(a)     The Escrow Agent is authorized and directed to treat, and Purchaser and the Shareholder Representative hereby agree to treat, all dividends, interest, proceeds of sale and other income earned (collectively, "Earnings") on the Escrow Amount as being earned by Purchaser for all applicable income tax purposes.

(b)     The Escrow Agent shall be responsible for reporting the Earnings on the Escrow Amount to the Internal Revenue Service and any other applicable governmental entity in accordance herewith and for filing all information or other similar returns reflecting Earnings on or disbursements from the Escrow Amount required to be filed by it by the Internal Revenue Code (the "Code") and applicable Treasury regulations.

(c)     Any payments of principal or income from the Escrow Amount shall be subject to any applicable withholding laws or regulations then in force with respect to the withholding of taxes, and the Escrow Agent shall withhold and remit to the applicable governmental entity all amounts required to be withheld under such laws or regulations.  Each of Purchaser and the Shareholders will provide the Escrow Agent with a properly completed and duly executed Form W-9.  The parties acknowledge that if Purchaser or a Shareholder fails to provide a Form W-9 or applicable Form W-8, the Code may require withholding of a portion of the Escrow Amount or the Earnings otherwise payable to such Person.  Escrow Agent acknowledges that any Form W-9 or Form W-8 received by it in its capacity as the Paying Agent will be deemed received by Escrow Agent for the purposes of this Agreement.

6.     Disbursement of the Escrow Amount.  The Escrow Agent shall hold the Escrow Amount in escrow and shall not disburse all or any portion of such Escrow Amount except in accordance with the following:

(a)     Disbursement upon Joint Written Instructions.  The Escrow Agent shall disburse all or any portion of the Escrow Amount in accordance with (and within three (3) business days of receipt of) the joint written instructions of Purchaser and the Shareholder Representative.  Any such joint written instructions shall set forth (i) detailed payment instructions for each amount to be distributed from the Escrow Amount, and (ii) whether the amount to be disbursed is to be disbursed from the Indemnity Escrow Deposit, the Working Capital Escrow Deposit, or the State Tax Escrow Deposit.  Any such amount to be distributed to the Shareholders shall be transferred into the Paying Agent Account to be held and distributed in accordance with the terms and conditions of the Paying Agent Agreement.

(b)     Disbursement for Claims.  If Purchaser believes it or any Purchaser Party is entitled to be indemnified by the Shareholder Representative for a Loss pursuant to the Merger Agreement, Purchaser may give written notice to the Escrow Agent and to the Shareholder Representative (a "Loss Notice"), which Loss Notice shall set forth (i) the amount claimed by Purchaser or such Purchaser Party as a Loss, (ii) the basis for such claim (in accordance with Article 9 of the Merger Agreement), (iii) detailed payment instructions for the amount to be distributed from the Escrow Amount, and (iv) whether such claim is being made against the Indemnity Escrow Deposit or the State Tax Escrow Deposit.  If the Shareholder Representative provides written notice (a "Dispute Notice") to Purchaser and the Escrow Agent within thirty

(30) days after the Loss Notice is deemed given pursuant to this Agreement that the Shareholder Representative disputes any matter set forth in such Loss Notice or fails to give a Dispute Notice prior to the expiration of such 30-day period, then the Escrow Agent shall not disburse any portion of the Escrow Amount in response to such Loss Notice.  If the Shareholder Representative provides written notice that it accepts the Loss Notice (an "Acceptance Notice"), to Purchaser and the Escrow Agent within such 30-day period, then the Escrow Agent shall (within three (3) business days following receipt of such Acceptance Notice) distribute an amount of the Escrow Amount in accordance with the instructions set forth in Purchaser's Loss Notice.  If the Shareholder Representative delivers a timely Dispute Notice or fails to deliver a timely Dispute Notice and does not deliver an Acceptance Notice, then all claims set forth in the related Loss Notice shall be settled by binding arbitration in accordance with Section 10.18 of the Merger Agreement (unless the parties resolve their dispute and submit joint written instructions to the Escrow Agent in accordance with Section 6(a) above).  The final decision of the arbitrator shall be furnished to the Shareholder Representative, Purchaser, and the Escrow Agent in writing and shall constitute a conclusive determination of all such claims in question, binding upon the Shareholder Representative, Purchaser, the Escrow Agent, and all other third persons (including the other Shareholders), and shall not be contested by any of them.  Within three (3) business days of the receipt of any such notice from the arbitrator, the Escrow Agent shall distribute from the Indemnity Escrow Deposit or the State Tax Escrow Deposit, based on which Deposit the claim under the Loss Notice was made, the amount required in accordance with the instructions set forth in the arbitrator's notice.  Notwithstanding the foregoing or anything to the contrary in this Agreement, the aggregate amount of the Escrow Amount distributed by the Escrow Agent pursuant to this Section 6(b) from the Indemnity Escrow Deposit or the State Tax Escrow Deposit shall not exceed the sum of (x) such Deposit, plus (y) the amount of any income or interest earned on such Deposit less (z) the aggregate amount of previously distributed by the Escrow Agent specified to be disbursed from such Deposit.

(c)     Limited Disbursements Pursuant to Termination.

(i)      On the eighteen (18) month anniversary of the Closing Date or, if later, thirty (30) days after receipt of the last Loss Notice specifying a claim against the Indemnity Escrow Deposit, the Escrow Agent shall transfer to the Paying Agent Account (to be held and distributed in accordance with the terms and conditions of the Paying Agent Agreement) an amount of the Escrow Amount in accordance with (and within three (3) business days of receipt of) the joint written instructions of Purchaser and the Shareholder Representative, which amount shall be equal to (A) the balance of the Indemnity Escrow Deposit, if any, then held in an Escrow Account, plus (B) the amount of any income or interest earned on such Indemnity Escrow Deposit and not previously distributed, less (C) the sum of any amounts that are the subject of one or more pending Loss Notices delivered to the Escrow Agent pursuant to Section 6(b) making a claim against the Indemnity Escrow Deposit.

(ii)     On the twenty-four (24) month anniversary of the Closing Date or, if later, thirty (30) days after receipt of the last Loss Notice specifying a claim against the State Tax Escrow Deposit,, the Escrow Agent shall transfer to the Paying Agent Account (to be held and distributed in accordance with the terms and conditions of the Paying Agent Agreement) an amount of the Escrow Amount in accordance with (and within three (3) business days of receipt of) the joint written instructions of Purchaser and the Shareholder Representative, which amount shall be equal to (A) the balance of the State Tax Escrow Deposit, if any, then held in an Escrow Account, plus (B) the amount of any income or interest earned on such State Tax Escrow Deposit and not previously distributed, less (C ) the sum of any amounts that are the subject of one or more pending Loss Notices delivered to the Escrow Agent pursuant to Section 6(b) making a claim against the State Tax Escrow Deposit.

7.     Termination.  This Agreement shall terminate when the entire amount of the Escrow Amount is distributed pursuant to the terms hereof.  Upon termination of this Agreement for any reason, the duties of the Escrow Agent shall terminate.

8.     Liability and Duties of the Escrow Agent.  The Escrow Agent's duties and obligations under this Agreement shall be determined solely by the express provisions of this Agreement.  The Escrow Agent shall be under no obligation to refer to any documents other than this Agreement and the instructions and requests delivered to the Escrow Agent hereunder.  The Escrow Agent shall not be obligated to recognize, and shall not have any liability or responsibility arising under, any agreement to which the Escrow Agent is not a party, even though reference thereto may be made herein.  In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the parties, the terms and conditions of this Agreement shall control.  With respect to the Escrow Agent's responsibility, Purchaser and the Shareholder Representative further agree that:

(a)     The Escrow Agent, including its officers, directors, employees and agents (the "indemnitees"), shall not be liable to anyone whomsoever by reason of any error of judgment or for any act done or step taken or omitted by the Escrow Agent, or for any mistake of fact or law or anything which the Escrow Agent may do or refrain from doing in connection herewith, except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of such error of judgment, act done, step taken or omitted.  The Escrow Agent may consult with counsel, accountants or other skilled persons of its own choice and shall not be liable for any action taken, suffered or omitted to be taken by the Escrow Agent in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.  Purchaser and the Shareholder Representative shall, severally and jointly, indemnify and hold the Escrow Agent harmless from and against any and all liability and expense which may arise out of its acceptance of the Escrow Amount or any action taken or omitted by the Escrow Agent in accordance with this Agreement, except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to either party.  As between Purchaser and Shareholder Representative, each shall be responsible for one half or 50% of any amount owed to the Escrow Agent or any indemnitee under this Section 8 and shall reimburse the other on demand for any payment made to the Escrow Agent or any Indemnitee in excess of its 50% share.  Purchaser and the Shareholder Representative hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, any Escrow Amount to be distributed to Purchaser, in the case of amounts owed from Purchaser, and to the Shareholders in the case of amounts owed from the Shareholder Representative, for the payment of any claim for indemnification, fees, expenses and amounts due hereunder.  Such indemnification shall survive the Escrow Agent's resignation or removal, or the termination of this Agreement until extinguished by any applicable statute of limitations.

(b)     Each of Purchaser and the Shareholder Representative may examine the Escrow Account and the funds and records pertaining thereto at any time during normal business hours at the Escrow Agent's office upon twenty-four (24) hours prior notice and pursuant to the reasonable security regulations of the Escrow Agent.  The Escrow Agent shall provide the Shareholder Representative and Purchaser with monthly statements (and, promptly upon request, current information via fax, e-mail or other method of delivery) showing income and disbursements, if any, of the Escrow Amount.

(c)     This Agreement is a personal one, the Escrow Agent's duties hereunder being only to Purchaser and the Shareholder Representative, their successors, permitted assigns and legal representatives and to no other person whomsoever.

(d)     No succession to, or assignment of, the interest of Purchaser or the Shareholder Representative shall be binding upon the Escrow Agent unless and until joint written notice of such succession or assignment has been filed with and acknowledged by the Escrow Agent.

(e)     The Escrow Agent may rely, without any independent investigation or act upon joint written instructions bearing a signature or signatures properly believed by the Escrow Agent to be genuine of Purchaser and the Shareholder Representative.  The Escrow Agent shall have no duty to solicit any payment which may be due to it or the Escrow Amount, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(f)      In case any of the Escrow Amount held by the Escrow Agent shall be attached, garnished or levied upon under a court order, or the delivery thereof shall be stayed or enjoined by a court order, or any writ, order, judgment or decree shall be made or entered by any court, or any order, judgment or decree shall be made or entered by any court affecting the Escrow Amount or any part thereof, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, and in case the Escrow Agent obeys or complies with any such writ, order, judgment or decree, the Escrow Agent shall not be liable to Purchaser or the Shareholder Representative or to any other person by reason of such compliance in connection with such litigation, and shall be entitled to reimburse itself therefore out of the Escrow Amount, and if the Escrow Agent shall be unable to reimburse itself from the Escrow Amount, because there are then insufficient assets remaining in the Escrow Amount, Purchaser and the Shareholder Representative, severally and not jointly, agree to pay to the Escrow Agent on demand its reasonable costs, attorneys' fees, charges, disbursements and expenses in connection with such litigation.

(g)     The Escrow Agent reserves the right to resign at any time by giving thirty (30) days' prior written notice of resignation to Purchaser and the Shareholder Representative specifying the effective date thereof.  Within thirty (30) days after receiving such notice, Purchaser and the Shareholder Representative jointly shall appoint a successor escrow agent to which the Escrow Agent shall distribute the Escrow Amount then held under this Agreement, less accrued and unpaid fees, costs and expenses of the Escrow Agent, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement.  If a successor escrow agent has not been appointed or has not accepted such appointment by the end of such thirty (30)-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and Purchaser and the Shareholder Representative shall each pay one half of the costs, expenses and reasonable attorneys' fees which are incurred in connection with such proceeding.  Until a successor escrow agent has accepted such appointment and the Escrow Agent has transferred the Escrow Amount to such successor escrow agent, the Escrow Agent shall continue to retain and safeguard the Escrow Amount until receipt of (A) a joint written instruction by the Shareholder Representative and Purchaser or (B) an order of a court of competent jurisdiction.

(h)     In the event of any disagreement between the Shareholder Representative and Purchaser resulting in adverse claims or demands being made in connection with the Escrow Amount or in the event that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent shall be permitted to interplead the Escrow Amount held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to the Escrow Amount until the Escrow Agent shall have received (A) an order of a court of competent jurisdiction directing delivery of the Escrow Amount, which shall be accompanied by an opinion of counsel stating such order is final and nonappealable, or (B) a joint written instruction executed by the Shareholder Representative and Purchaser directing delivery of the Escrow Amount, at which time the Escrow Agent shall disburse the Escrow Amount in accordance with such court order or joint written instruction.  The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same.

(i)      The Escrow Agent does not have any interest in the Escrow Amount (except as provided in Sections 8(a) and 9 of this Agreement), but is serving as escrow holder only and has only possession thereof.

(j)      In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and nonappealable order or judgment of a court of competent jurisdiction, which shall be accompanied by an opinion of counsel stating such order or judgment is final and nonappealable.  The parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

9.     Compensation of Escrow Agent.  The Escrow Agent shall be entitled to fees and reimbursement for expenses, including, but not by way of limitation, the reasonable fees and costs of attorneys or agents which it may find necessary to engage in its performance of its duties hereunder, excluding such fees incurred in connection with the negotiation, execution and delivery of this Agreement (which fees are included in the "New Account Acceptance Fee"), in accordance with the fee schedule attached hereto as Exhibit A.  Purchaser shall pay such fees and expenses; provided, however, that Purchaser and Shareholder Representative shall each pay one half of the Escrow Agent's fees and costs, including, but not by way of limitation, the reasonable fees and costs of attorneys or agents which it may find necessary to engage in its performance of its duties hereunder, other than the "New Account Acceptance Fee" and the "Annual Administrative Fee."  The Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets of the Escrow Account, with respect to its unpaid fees and non-reimbursed expenses, superior to the interests of any other persons or entities and shall be entitled and is hereby granted the right to setoff and deduct any unpaid fees and/or non-reimbursed expenses, that have not been paid within sixty (60) days from the date of the invoice in question, from amounts on deposit in the Escrow Account.

10.    Funds Transfer Agreement.  In the event funds transfer instructions are given (other than in writing at the time of the execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit B hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated.  Each funds transfer instruction shall be executed by an authorized signatory and a list of such authorized signatories is set forth on Exhibit B.  The undersigned is authorized to certify that the signatories on Exhibit B are authorized signatories.  The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent.  If the Escrow Agent is unable to contact any of the authorized signatories identified in Exhibit B, it is understood and agreed by the parties, the sole responsibility of the Escrow Agent shall be to hold such fund in the Escrow Account until a telephone call-back has been confirmed.  The parties to this Agreement acknowledge that such security procedure is commercially reasonable.  It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by any party hereto to identify (i) the beneficiary, (ii) the beneficiary's bank or (iii) an intermediary bank.  The Escrow Agent may apply funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank, or an intermediary bank, designated.

11.    Notices.  All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) upon personal delivery to the recipient, if during business hours on a business day (and otherwise, on the next succeeding business day), (b) when received by fax, if during business hours on a business day (and otherwise, on the next succeeding business day), but only if a copy is also delivered to the recipient by reputable overnight courier, with charges prepaid, (c) one business day after being sent to the recipient by reputable overnight courier, with charges prepaid, or (d) four business days after being mailed to the recipient by certified or registered mail, return receipt requested, and postage prepaid.  Such notices, demands, and other communications shall be sent to the recipient party at the address for such party set forth below (or such other address as may be specified by the relevant party providing notice to each other party in accordance with this Section).  Proof of sending any notice, demand, or other communication shall be the responsibility of the sender.

If to Purchaser, to: Spartan Motors, Inc. 1000 Reynolds Road Charlotte, MI 48813 Attn: Chief Financial Officer Fax: __________________	With copy to: Varnum LLP P.O. Box 352 Grand Rapids, MI 49501-0352 Attn: Michael G. Wooldridge Fax: 616-336-7000

If to Shareholder Representative, to: John Hancock Financial Services 197 Clarendon Street Boston, MA 02116 Attn: Bond and Corporate Finance, C-2 Fax: 617-572-6454	With copy to: John Hancock Financial Services 197 Clarendon Street Boston, MA 02116 Attn: David Pemstein Fax: 617-421-4399

If to the Escrow Agent, to: Attn: Fax:

12.    Binding Effect; Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.    Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

14.    No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.

15.    Headings.  The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no heading had been used in this Agreement.

16.    Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, any one of which need not contain the signatures of more than one person, but all such counterparts taken together will constitute one and the same instrument.

17.    Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

18.    Amendment.  This Agreement may not be amended or modified, except by a written instrument executed by the Shareholder Representative, Purchaser, and the Escrow Agent.

19.    Merger or Consolidation.  Any banking association or corporation into which the Escrow Agent (or substantially all of its corporate trust business) may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust or escrow business of the Escrow Agent shall be sold or otherwise transferred, shall succeed to all the Escrow Agent's rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

20.    Entire Agreement.  This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among all of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, provided that the Merger Agreement is not superseded, merged, integrated, amended or otherwise modified hereby and remains in full force and effect.

21.    No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any person, other than the parties hereto, the other Shareholders and their respective successors and permitted assigns, any legal or equitable rights hereunder.

22.    Waiver of Jury Trial.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

23.    Jurisdiction.  Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of a state or federal court situated in Cuyahoga County, Ohio, consents to personal jurisdiction of such courts, and agrees not to assert any argument for change of venue or forum non conveniens.

24.    Limited Liability.  IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

25.    Force Majeure.  Notwithstanding any other provision of this Agreement, the Escrow Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, equipment or transmission failures reasonably beyond its control, or other causes reasonably beyond its control.

26.    Identification.  Purchaser and the Shareholder Representative acknowledge that the Escrow Agent, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (the "Patriot Act"), is required to obtain, verify and record information that identifies each person who opens an account and, upon request, Purchaser and the Shareholder Representative, and any of their successors or assigns, agree to provide the Escrow Agent with information sufficient to establish their identity in accordance with the Patriot Act.

27.    Time of the Essence.  The parties agree that time is of the essence under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have entered into this Escrow Agreement as of the Effective Date.

PURCHASER:

Spartan Motors, Inc.

By:

Its:

SHAREHOLDER REPRESENTATIVE:

John Hancock Life Insurance Company

By:

Its:

ESCROW AGENT:

________________________

By:

Its:

Exhibit A

Escrow Agent's Compensation:

EXHIBIT B

Telephone Number(s) for Call-backs and

Person(s) Designated to Instruct & Confirm Funds Transfer Instructions

If to Purchaser: Spartan Motors, Inc.

TIN#: 38-2078923

Address:          See Section 11 above

Wire Instructions:

TBD

Name                                       Telephone Number                              Signature Specimen

1.  Joseph M. Nowicki            517-997-3844

2.  Paula M. Droste                 517-543-6400  x3458

EXHIBIT B

Telephone Number(s) for Call-backs and

Person(s) Designated to Instruct & Confirm Funds Transfer Instructions

If to the Shareholder Representative: John Hancock Life Insurance Company

TIN#: 04-1414660

Address:          See Section 11 above

Wire Instructions:

N/A.  Funds payable to the Shareholders will be deposited into the Paying Agent Account by Escrow Agent.

Name                                       Telephone Number                              Signature Specimen

1. Stephen J. Blewitt               617-572-9624

2. Scott B. Garfield                617-572-9611

EXHIBIT B

PAYING AGENT AGREEMENT

THIS PAYING AGENT AGREEMENT (this "Agreement") is made and entered into effective on __________, 2009 (the "Effective Date"), by and among Spartan Motors, Inc., a Michigan corporation ("Purchaser"), John Hancock Life Insurance Company, a Massachusetts life insurance company ("Hancock," in its individual capacity and the "Shareholder Representative" in its capacity as such pursuant to the Merger Agreement), and __________, as paying agent (the "Paying Agent").  Each capitalized term which is used but not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement (as defined below).

RECITALS

A.        On the date of this Agreement and pursuant to the terms of that certain Agreement and Plan of Merger, dated November __, 2009 (the "Merger Agreement"), by and among Purchaser, SMI Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser ("Acquisition Sub"), Utilimaster Holdings, Inc., a Delaware corporation ("Holdings"), and Hancock, Acquisition Sub will merge with and into Holdings (the "Merger").

            B.        As a result of the Merger, Purchaser will become the owner of all the outstanding shares of capital stock of Holdings, as the surviving corporation in the Merger.  Pursuant to the Merger Agreement, Hancock has agreed to act as the Shareholder Representative for the. stockholders of Holdings (together with Hancock, the “Shareholders”) to which the consideration payable by Purchaser in connection with the Merger is payable under the Merger Agreement.

C.        The Merger Agreement provides that each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock (collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (except as otherwise provided in the Merger Agreement) shall be canceled and converted automatically into the right to receive the Per Share Per Share Merger Consideration.

D.        Purchaser and Shareholder Representative desire to appoint a paying agent in connection with the disbursement of the Per Share Merger Consideration, and Paying Agent has agreed to such an appointment pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements contained in this Agreement and the execution and performance of the Merger Agreement, the parties agree as follows:

1.                Appointment.  Purchaser and Shareholder Representative hereby appoint the Paying Agent to serve as paying agent in connection with the disbursement of the Per Share Merger Consideration.  The Paying Agent hereby accepts such appointment pursuant to the terms and conditions set forth in this Agreement.

2.                Effective Time.  The Purchaser will notify the Paying Agent of the actual Effective Time on the date thereof.

3.                Deposits Into Paying Agent Account.  On the Closing Date, the Purchaser shall deposit with the Paying Agent, for the benefit of the Shareholders, an amount sufficient to pay the aggregate Closing Per Share Merger Consideration required to be paid pursuant to the Merger Agreement, less the Closing Per Share Merger Consideration payable to any Shareholder who, on or before the Closing Date, has delivered to Purchaser all stock certificates (the "Certificates") representing the Shares owned by it as of the Closing Date, or an affidavit of loss, accompanied by a letter of transmittal in the form attached as Exhibit B (the "Letter of Transmittal"), duly executed by such Shareholder, and shall deliver to the Paying Agent copies of all Letters of Transmittal previously received.  Pursuant to the terms of the Merger Agreement and that certain Escrow Agreement of even date herewith by and among Purchaser, Hancock and ___________, as Escrow Agent, additional amounts may from time to time be deposited with the Paying Agent, for the benefit of the Shareholders.  The Paying Agent will hold all such amounts in a segregated account (the "Paying Agent Account") and disburse such funds in accordance with Section 6 hereof.  Funds on deposit in the Paying Agent Account shall be held in a non-interest bearing, federally insured deposit account.

4.                Shareholders List.  The Shareholder Representative will furnish to the Paying Agent and to Purchaser an electronic list as of the Effective Time of the Shareholders in a form reasonably acceptable to Paying Agent (the "Shareholders List").  The Shareholders List will include the name and addresses of each of the Shareholders, their certificate number(s) for Shares owned, the Closing Per Share Merger Consideration due to each Shareholder, whether such amount has previously been paid, and such additional information as the Paying Agent may reasonably request in connection with its duties hereunder.  At any time the Paying Agent receives additional funds, the Paying Agent shall promptly notify the Shareholder Representative of such amount and shall request from the Shareholder Representative an updated Shareholders List (the “Updated Shareholders List”) reflecting the allocation of the additional amount among the Shareholders in accordance with the terms of the Merger Agreement, up to the aggregate Per Share Merger Consideration.

5.                Letter of Transmittal.  Within five (5) business days after the Effective Time, the Shareholder Representative will cause to be mailed to each Shareholder a Letter of Transmittal instructing such Shareholder of the procedure for returning the Letter of Transmittal and the Certificates of such Shareholder.

6.                Disbursements from Paying Agent Account.

                        (a)        Upon (i) receipt by the Paying Agent of the Letter of Transmittal, duly executed and completed by any Shareholder, (ii) receipt by the Paying Agent of the Certificates held by such Shareholder as reflected on the Shareholders List or an affidavit of loss, and (iii) acceptance of such documents by the Paying Agent in accordance with Section 7 hereof, the Paying Agent shall take the following actions (in the order as shown):

                                    (A)       physically cancel each Certificate in respect of which the disbursement pursuant to clause (B) below will be made and return each canceled Certificate to the Purchaser upon termination of this Agreement; and

                                    (B)       within five (5) business days, disburse from the Paying Agent Account to the account of such Shareholder an amount equal to the amount to be paid to such person pursuant to the Shareholders List.  The Paying Agent shall disburse such amount by check or authorized wire transfer.

                        (b)        From time to time after the Closing Date and promptly following any subsequent deposit pursuant to the Escrow Agreement or by the Purchaser with the Paying Agent, on behalf of the Shareholders, in accordance with the terms of the Merger Agreement, and receipt of the Updated Shareholders List, the Paying Agent shall, upon receipt of the Updated Shareholders List, disburse from the Paying Agent Account to the account of each Shareholder who has theretofore furnished to the Paying Agent the Letter of Transmittal, duly executed and completed by any Shareholder and all Certificates held by such Shareholder as reflected on the Shareholders List (or an affidavit of loss), an amount equal to the amount to be paid to such person pursuant to the Updated Shareholders List, as updated pursuant to Section 4.  The Paying Agent shall disburse such amount by check or authorized wire transfer.

                        (c)        The Paying Agent will provide the Purchaser and the Shareholder Representative with an account statement, and any discrepancies in any such account statement shall be noted by the Purchaser or the Shareholder Representative to Paying Agent within thirty (30) days after receipt thereof.  Failure to inform Paying Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety.

                        (d)       Shareholder Representative may, from time to time, direct the Paying Agent to pay the Shareholder Representative from the Paying Agent Account amounts owed to the Shareholder Representative in connection with all expenses (including reasonable attorneys’ fees, transfer taxes and other governmental charges) incurred by and all other amounts paid by the Shareholder Representative pursuant to the terms of the Merger Agreement, the Escrow Agreement and this Agreement.

                        (e)        Promptly following the date that is ninety (90) days after the Purchaser and Shareholder Representative provide written notice to the Paying Agent that the final deposit in respect of the Per Share Merger Consideration, including all amounts disbursed under the Escrow Agreement, amounts for CV23 Payments or Annual Earn Out Amounts, has been deposited with the Paying Agent, on behalf of the Shareholders, the Purchaser shall be entitled to require the Paying Agent to deliver to the Purchaser any funds in the Paying Agent Account that remain undistributed to the Shareholders, unless required otherwise by applicable law.  Any Shareholder who has not theretofore complied with the provisions of Sections 6, 7, 8 and 9 hereof shall thereafter look only to the Purchaser for payment of such Shareholder's Per Share Merger Consideration, but shall have no greater rights against the Purchaser than may be accorded to general creditors of the Purchaser under applicable law.  The Paying Agent shall not be liable to the Purchaser or any such Shareholder for any cash from the Paying Agent Account delivered in respect of any such Shareholder's Shares, to a public official pursuant to any applicable abandoned property, escheat or similar law.

7.                Examination of Documents Received.  The Paying Agent will examine each Letter of Transmittal, Certificate and other supporting documents received by it, other than from the Purchaser, to ascertain whether they appear to have been completed and executed in accordance with the instructions set forth in the Letter of Transmittal and other applicable requirements.  In the event that the Paying Agent determines that any such Letter of Transmittal does not appear to have been properly completed or executed, or that a Certificate does not appear to be in proper form for surrender, or any other irregularity in connection with the surrender appears to exist, the Paying Agent shall consult with the Purchaser for instructions and shall not waive any irregularity in connection with the surrender without prior written approval from the Purchaser.  All Letters of Transmittal, Certificates and affidavits of loss received by the Paying Agent from Purchaser shall be deemed in proper form.  In particular, but without limitation, if there are any discrepancies between the certificate number(s) for Shares that any Letter of Transmittal or other supporting document may indicate are owned by a Shareholder and the certificate number(s) for Shares that the Shareholders List indicates such Shareholder owned of record, the Paying Agent shall consult with the Purchaser for instructions as to the certificate number(s) of Shares, if any, it is authorized to accept for payment and, in the absence of such instructions, the Paying Agent is not authorized to make payment and shall, except as thereafter directed in writing by the Purchaser or as required pursuant to Section 6(c) hereof, continue to hold any Certificates surrendered in connection therewith, the related Letter of Transmittal and any other supporting documents received with such Certificates.

8.                Payment to Other than Registered Shareholders.  If payment is to be made by the Paying Agent to a person other than the registered holder of a surrendered Certificate, the Paying Agent will make no payment until the Certificate so surrendered has been endorsed properly, or is otherwise in proper form for or any portion thereof to a person other than the registered holder of the Certificate surrendered.

9.                Lost, Stolen or Destroyed Certificates.  With respect to any Shareholder who reports that the failure to surrender a Certificate is due to the theft, loss or destruction thereof, upon receipt of an affidavit of such theft, loss or destruction in form reasonably acceptable to the Paying Agent, the Paying Agent may effect payment to such Shareholder as though the Certificate had been surrendered.  The Paying Agent shall be held harmless and indemnified by the Company from any and all liability with respect to any payment made to any Shareholder on the basis of any such affidavit without presentation of a Certificate.

10.            Recordkeeping.

                        (a)        As of the Effective Time and until the disbursement of the remaining funds in the Paying Agent Account to the Purchaser pursuant to Section 6(c) hereof, the Paying Agent will serve as the sole paying agent for the Shares.

                        (b)        The Paying Agent shall furnish until otherwise notified, reports to the Purchaser and Shareholder Representative showing the certificate number for Certificates surrendered and payments made in respect thereto on a monthly basis or as otherwise agreed to by the Purchaser and Paying Agent.

                        (c)        Promptly following the date on which this Agreement terminates, the Paying Agent shall furnish to the Purchaser and Shareholder Representative a list of the Shareholders who shall have provided the Paying Agent with the documentation required by this Agreement.

11.            Termination of Agreement.  This Agreement may terminate by the written agreement of Purchaser and Shareholder Representative and shall terminate automatically at such time as all the funds in the Paying Agent Account have been disbursed in accordance with Section 6(c) hereof.  Upon the termination of this Agreement, the duties of the Paying Agent under this Agreement shall terminate; provided, however, that all provisions concerning the indemnification of the Paying Agent shall survive any termination of this Agreement.

12.            Paying Agent.

                        (a)  The Paying Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied.  The Paying Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Purchaser and other parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Paying Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Paying Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.  In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, and schedule or exhibit attached to this Agreement, or any other agreement among the Purchaser, Shareholder Representative and other parties, the terms and conditions of this Agreement shall control.  The Paying Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties without inquiry and without requiring substantiating evidence of any kind.  The Paying Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Paying Agent shall have no duty to solicit any payments which may be due it or the Paying Agent Account, including, without limitation, the deposit referenced in Section 3 of this Agreement nor shall the Paying Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

                        (b)        The Paying Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Paying Agent's gross negligence or willful misconduct was the primary cause of any loss to any person.  The Paying Agent may execute any of its powers and perform any of its duties hereunder directly or through attorneys and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such attorney.  The Paying Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it.  The Paying Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.  In the event that the Paying Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any person hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held on deposit until it shall be given a direction in writing by the Purchaser which eliminates such ambiguity or uncertainty to the satisfaction of Paying Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.  The Purchaser agrees to pursue any redress or recourse in connection with any dispute without making the Paying Agent a party to the same.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Paying Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Paying Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

13.            Resignation and Removal of Paying Agent.  The Paying Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) days' prior written notice to the Purchaser and Shareholder Representative or may be removed, with or without cause, by the Purchaser and Shareholder Representative at any time by giving thirty (30) days' prior written notice to the Paying Agent.  Such resignation or removal shall take effect upon the appointment of a successor Paying Agent by the Purchaser and Shareholder Representative.  Upon the acceptance in writing of any appointment as Paying Agent hereunder by a successor Paying Agent, such successor Paying Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Paying Agent, and the retiring Paying Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Paying Agent under this Agreement prior to such succession.  After any retiring Paying Agent's resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Paying Agent under this Agreement.

14.            Compensation and Reimbursement.  Shareholder Representative shall (a) pay the fees of the Paying Agent for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Exhibit A attached hereto, and (b) pay or reimburse the Paying Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney's fees and expenses, incurred or made by it in connection with the performance of this Agreement.

15.            Indemnity.   Shareholder Representative agrees to indemnify, defend and save harmless the Paying Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, agents and employees (the "indemnitees") from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the reasonable fees and expenses of counsel) (collectively "Losses") arising out of or in connection with (a) the Paying Agent's performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the indemnitee, except in the case of any indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (b) its following any instructions or other directions from the Shareholder Representative, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.  The Purchaser agrees to indemnify, defend and save harmless the Paying Agent and the indemnitees from and against any and all Losses arising out of or in connection with the Paying Agent's following any instructions or other directions from the Purchaser, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.  The Purchaser and Shareholder Representative acknowledge that their respective indemnities herein shall survive the resignation, replacement or removal of the Paying Agent or the termination of this Agreement.  The obligations contained in this Section 15 shall survive the termination of this Agreement and the resignation, replacement or removal of the Paying Agent.

16.            Patriot Act Disclosure; Tax Reporting.

                        (a)        Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended ("USA PATRIOT Act") requires the Paying Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, Purchaser and Shareholder Representative acknowledge that Section 326 of the USA PATRIOT Act and the Paying Agent's identity verification procedures require the Paying Agent to obtain information which may be used to confirm the identity of Purchaser and Shareholder Representative, including without limitation name, address and organizational documents ("identifying information"). Purchaser and Shareholder Representative agree to provide the Paying Agent with and consents to the Paying Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Paying Agent.

                        (b)        Tax Reporting.

                                    (i)         On or before the date required by applicable law, the Paying Agent will prepare and mail to each Shareholder an IRS Form 1099-B or other applicable form reporting the aggregate amount received by such Shareholder in accordance with applicable tax law.  The Paying Agent will also prepare and file copies of such IRS Forms 1099-B or such other applicable form with the Internal Revenue Service or other applicable taxing authority on or before the date required, in accordance with applicable tax law.

                                    (ii)        Any payments made to any Shareholder hereunder shall be subject to any applicable withholding laws or regulations then in force with respect to the withholding of taxes, and the Paying Agent shall withhold and remit to the applicable governmental entity all amounts required to be withheld under such laws or regulations.  If the Paying Agent has not received from any Shareholder (A) a duly completed and executed IRS Form W-9 (or its successor form) in the case that such Shareholder is not a Foreign Person or (B) an applicable

IRS Form W-8 (or its successor form), duly completed and executed, in the case that such Shareholder is a foreign corporation, foreign partnership, foreign trust or nonresident alien (a "Foreign Person"), then the Paying Agent shall deduct and withhold the applicable backup withholding tax from any payment made to such Shareholder and shall timely and duly pay such withheld taxes to the proper taxing authority in accordance with applicable U.S. tax law.  In the event that the backup withholding taxes are withheld from a payment made to a Shareholder pursuant to this Section 16, the Paying Agent shall deliver to such Shareholder the appropriate form or documentation reporting such withholding and the amount so withheld in accordance with applicable U.S. tax law.

17.            Conflicts and Unresolved Disputes.  If, at any time, there shall exist any dispute with respect to the holding or disposition of any of the funds in the Paying Agent Account or any other obligations of the Paying Agent under this Agreement, or if at any time the Paying Agent is unable to determine, to the Paying Agent's sole satisfaction, the proper disposition of any funds in the Paying Agent Account, or if the Purchaser and Shareholder Representative have not, within thirty (30) days of the furnishing by the Paying Agent of a notice of resignation pursuant to Section 13 hereof, appointed a successor Paying Agent to act under this Agreement, then the Paying Agent may, in its sole discretion, suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Paying Agent or until a successor Paying Agent shall have been appointed, as the case may be.  The Paying Agent shall have no liability to the Purchaser, any of their affiliates or shareholders or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Paying Agent Account or any delay in or with respect to any other action required or requested of the Paying Agent.

18.            Representation and Warranties.  Purchaser  and Shareholder Representative each represents and warrants that (a) in the case of Purchaser, it is duly formed, validly existing and in good standing under the laws of Michigan and, in the case of Shareholder Representative, it is duly formed, validly existing and in good standing under the Commonwealth of Massachusetts, and (b) it has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

19.            Notices.  All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) upon personal delivery to the recipient, if during business hours on a business day (and otherwise, on the next succeeding business day), (b) when received by fax, if during business hours on a business day (and otherwise, on the next succeeding business day), but only if a copy is also delivered to the recipient by reputable overnight courier, with charges prepaid, (c) one business day after being sent to the recipient by reputable overnight courier, with charges prepaid, or (d) four business days after being mailed to the recipient by certified or registered mail, return receipt requested, and postage prepaid.  Such notices, demands, and other communications shall be sent to the recipient party at the address for such party set forth below (or such other address as may be specified by the relevant party providing notice to each other party in accordance with this Section).  Proof of sending any notice, demand, or other communication shall be the responsibility of the sender.

If to Purchaser, to: Spartan Motors, Inc. 1000 Reynolds Road Charlotte, MI 48813 Attn: Chief Financial Officer Fax: _________________	With copy to: Varnum LLP P.O. Box 352 Grand Rapids, MI 49501-0352 Attn: Michael G. Wooldridge Fax: 616-336-7000

If to Shareholder Representative, to: John Hancock Financial Services 197 Clarendon Street Boston, MA 02116 Attn: Bond and Corporate Finance, C-2 Fax: 617-572-6454	With copy to: John Hancock Financial Services 197 Clarendon Street, C-3-16 Boston, Massachusetts 02116 Attn: David Pemstein Fax: 617-421-4399

If to the Paying Agent, to: Attn: Fax:

20.            Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Paying Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Paying Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

21.            Miscellaneous.  The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all the parties.  Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party hereto without the prior consent of the other parties.  This Agreement shall be governed by and construed under the laws of the State of Indiana.  The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.  If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.  A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.  Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Paying Agent and Purchaser and Shareholder Representative any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Paying Agent Agreement as of the Effective Date.

PURCHASER:

Spartan Motors, Inc.

By:

Its:

SHAREHOLDER REPRESENTATIVE:

John Hancock Life Insurance Company

By:

Its:

PAYING AGENT:

_____________________

By:

Its:

Exhibit A

Schedule of Fees

Exhibit B

Letter of Transmittal

EXHIBIT C

Form of Certificate of Merger

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

            FIRST:  The name of the surviving corporation is Utilimaster Holdings, Inc., and the name of the corporation being merged into this surviving corporation is SMI Sub, Inc., each of which is a Delaware corporation.

            SECOND:  The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Title 8, Section 251.

            THIRD:  The name of the surviving corporation is Utilimaster Holdings, Inc., a Delaware corporation.

            FOURTH:  The Certificate of Incorporation of the surviving corporation shall be the Certificate of Incorporation of Utilimaster Holdings, Inc.

            FIFTH:  The merger is to become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

            SIXTH:  The Agreement and Plan of Merger is on file at 1000 Reynolds Road, Charlotte, Michigan 48813.

            SEVENTH:  A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this Certificate of Merger to be signed by an authorized officer, the ____ day of _____________, A.D., 2009.

UTILIMASTER HOLDINGS, INC.

By:

Name:

Title:

EXHIBIT D

Letter of Transmittal

By Mail:	By Overnight Courier:
[Insert]	[Insert]
Telephone Assistance: [Insert]

Please read this Letter of Transmittal carefully.  This Letter of Transmittal should be completed and signed in the space provided in Box D on page 4 and hand-delivered or sent by overnight courier or registered mail, return receipt requested and insured, with the completed and signed enclosed Internal Revenue Service (“IRS”) Form W-9 (or the appropriate IRS Form W-8 if you are a non-U.S. stockholder) and the certificates for Common Stock, Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock of Utilimaster Holdings, Inc., to be surrendered in connection with the transactions contemplated by the Merger Agreement (as defined below).

THE INSTRUCTIONS TO THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY

Ladies and Gentlemen:

The undersigned surrenders herewith the below-described certificate(s) representing shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock (hereinafter the “Shares”), of Utilimaster Holdings, Inc., a Delaware corporation (the “Company”), to _________________, a _________________ (the “Paying Agent”), in accordance with the terms of the merger of SMI Sub, Inc., a Delaware corporation (the “Acquisition Sub”) with and into the Company pursuant to that certain Agreement and Plan of Merger, dated as of November 18, 2009 (the “Merger Agreement”), by and among the Company, Utilimaster Corporation, the Acquisition Sub, Spartan Motors, Inc. (“Buyer”), and John Hancock Life Insurance Company (“Hancock”).  Capitalized terms used but not defined herein shall have the respective meanings as set forth in the Merger Agreement.

Such surrender is being made in exchange for payment, by check or wire transfer, in an aggregate amount equal to the Closing Per Share Merger Consideration, if any, payable to the undersigned in respect of such Shares, and all such other amounts, if any, otherwise payable in respect of such Shares pursuant to the terms and conditions of the Merger Agreement, the Escrow Agreement dated November __, 2009 (the “Escrow Agreement”) and the Paying Agent Agreement, dated as of November __, 2009 (the “Paying Agent Agreement”).  The Closing Per Share Merger Consideration and the calculation of the Closing Per Share Merger Consideration, is set forth on Schedule 1 to this Agreement.  The undersigned accepts the calculation of the Closing Per Share Merger Consideration as accurate and correct.

Surrender of the Shares and the enclosed certificate(s) and/or execution of an affidavit(s) of lost stock certificate and the execution and delivery of this Letter of Transmittal are subject to the terms, conditions and limitations set forth in the Merger Agreement, the Escrow Agreement, the Paying Agent Agreement and this Letter of Transmittal (including its instructions), and, if such surrender is prior to the date (the “Closing Date”) of the transactions contemplated by the Merger Agreement (the “Closing”), conditioned upon the consummation of the transactions contemplated by the Merger Agreement at the Closing.  Copies of the Merger Agreement, Escrow Agreement  and Paying Agent Agreement are available upon request of the Company.

The undersigned hereby represents and warrants that he or she has full power and authority to tender, sell, assign and transfer the Shares transferred hereby and that, when and to the extent the same are accepted for payment by the Paying Agent, Buyer will acquire for cancellation good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and the same will not be subject to any adverse claims.  The undersigned further represents and warrants that the undersigned has read and understands the instructions accompanying this Letter of Transmittal.

The undersigned hereby releases the Company and its officers, directors, employees, affiliates and successors (the “Releasees”) from all claims, demands, and causes of action of any nature whatsoever that the undersigned has or may have against any Releasee arising from the undersigned’s standing as a former purchaser and holder of securities of the Company, including any claims related to violations of federal or state securities laws, any claims related to the Merger (as defined in the Merger Agreement) or other transactions contemplated by the Merger Agreement, the exercise of any dissenters’ or appraisal rights as a result of the Merger, any claims related to the relative liquidation preferences of the shares of capital stock of the Company and any claims related to the Shareholders Agreement (as defined in the Merger Agreement); provided, however, that the undersigned does not hereby release any of the Releasees with respect to (i) any claims for indemnification under the Company’s corporate charter, by-laws or any ongoing contractual agreements if the undersigned is an indemnitee thereunder in his capacity as a director, officer or employee of the Company, (ii) claims relating to ongoing contractual commitments of any Releasee to the undersigned that are outstanding immediately following the Effective Time of the Merger (but excluding contractual commitments, other than any arising under the Merger Agreement, relating to the undersigned’s status as a shareholder of the Company or the undersigned’s purchase of securities of the Company), or (iii) arising from any failure of Buyer or any of its affiliates (including the Company following the Effective Time) to comply with any of their covenants or agreements set forth in the Merger Agreement, the Paying Agent Agreement or the Escrow Agreement or arising as a result of any breach of any representation or warranty made by any of them in the Merger Agreement, the Escrow Agreement or the Paying Agent Agreement or on any certificate or instrument delivered by them at the Closing of the Merger or otherwise pursuant to the Merger Agreement.

The undersigned understands that the Paying Agent will make payments due in respect of the Shares as promptly as practicable following the date such amounts are required to be paid pursuant to the terms of the Merger Agreement and the Paying Agent Agreement, provided no such payment will be made until surrender to the Paying Agent in this Letter of Transmittal and, as applicable, the certificate(s) or affidavit(s) of lost stock certificate and the other documents referenced herein, in each case, properly completed and executed.

By virtue of this Letter of Transmittal, the undersigned hereby appoints John Hancock Life Insurance Company as the Shareholder Representative under the Merger Agreement, the Escrow Agreement and the Paying Agent Agreement and (i) irrevocably appoints the Shareholder Representative as its representative, agent, proxy, and attorney-in-fact for all purposes under this Agreement, including the full power and authority on such Shareholder’s behalf:  (x) to consummate the transactions contemplated by the Merger  Agreement, (y) to negotiate, settle, compromise and make payments in respect of disputes arising under, or relating to, the Merger Agreement, the Escrow Agreement and the Paying Agent Agreement and the other agreements, certificates, instruments, and documents contemplated by the Merger Agreement or executed or delivered in connection therewith, and (z) to execute and deliver any amendment or waiver to the Merger Agreement or any of the other agreements, certificates, instruments, and documents contemplated by the Merger Agreement to be executed by the undersigned Shareholder; (ii) consents to John Hancock Life Insurance Company acting as the Shareholder Representative and taking all actions required or permitted to be taken by the Shareholder Representative pursuant to the Merger Agreement, the Escrow Agreement, the Paying Agent Agreement  and the other agreements, certificates, instruments, and documents contemplated by the Merger Agreement or executed or delivered in connection with therewith and performing the duties of the Shareholder Representative pursuant to the terms thereof; and (iii) agrees to be bound by the provisions of this Section 10.5 of the Merger Agreement.

The Shareholders shall bear pro rata (based on the aggregate consideration owed to each) all expenses (including reasonable attorneys’ fees, transfer taxes and other governmental charges) incurred by and all other amounts paid by, the Shareholder Representative in connection with its duties or rights as all amounts paid by the Shareholder Representative pursuant to the terms of the Merger Agreement, the Escrow Agreement and the Paying Agent Agreement, including without limitation, under Section 2.7, 2.8, 2.9, 2.10, and 8.6 and Article 9 of the Merger Agreement, and shall indemnify, defend and hold it harmless against any and all Losses incurred in connection with the performance of its duties in connection therewith; provided, however, (i) the obligation of the undersigned pursuant to this paragraph shall be non-recourse to the undersigned and shall be payable solely from the Per Share Merger Consideration owed to the undersigned.

The undersigned agrees that the Shareholder Representative shall have the right from time to time to direct the Paying Agent to pay the Shareholder Representative amounts owed to it pursuant to the foregoing paragraph from amounts then on deposit in the Paying Agent Account and such deduction shall reduce the actual cash payments, if any, that would otherwise be owed to the undersigned pursuant to the Merger Agreement.

The undersigned further acknowledges that the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information contained in confidential disclosure schedules provided to Buyer in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement.  Accordingly, the undersigned understands that the representations and warranties in the Merger Agreement received by the undersigned may not constitute the actual state of facts about the Company.

Please deliver the Closing Per Share Merger Consideration, if any, and any amounts to which the undersigned is entitled in the name appearing above, subject to the following instructions:

☐  Please check this box if you have lost your certificate(s).     If you have lost your certificate(s), you may be required to provide additional documentation such as an affidavit, indemnification and/or indemnity bond.

LETTER OF TRANSMITTAL

BOX A Description of Company Stock Surrendered
Name(s) and Address of Registered Holder(s) If there is any error in the name or address shown below, please make the necessary corrections.	Certificate(s) Enclosed: (Please fill in. Attach separate schedule if needed)
[TO BE COMPLETED FOR EACH LETTER OF TRANSMITTAL]	Certificate Numbers

BOX B Special Payment Instructions	BOX C Special Delivery Instructions

Fill in ONLY if the check or wire transfer (if applicable) for cash to be received by the undersigned is to be issued in a name OTHER than the name appearing in Box A above. (Unless otherwise indicated in Box C, such check (if applicable) will be mailed to the address indicated below.)  (See Instruction  below.) (Signature Guarantee Required)

Name:

Address:

Tax Identification/Social Security Number

Fill in ONLY if the check or wire transfer (if applicable) for cash to be received by the undersigned is to be sent to an address OTHER than to the address appearing in Box A or B. Name: Address :
BOX D Signature	BOX E Wire Transfer Instructions

Must be signed by registered holder(s), exactly as name appears on stock certificate(s), or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith.  If signature is by an agent, attorney, administrator, executor, guardian, trustee or others acting in a fiduciary or representative capacity, or by an officer of a corporation on behalf of the corporation, please set forth full title and furnish appropriate supporting evidence.  (See Instructions below.)

_________________________________________________________________

Signature of Registered Holder(s)

_________________________________________________________________

Printed Name of Registered Holder(s)

_________________________________________________________________

Title, if any

Date: ___________________              Phone No:__________________________

Email Address (optional): ___________________

Fill in ONLY if you desire funds to be delivered to you by wire transfer (Minimum wire transfer $100,000.) Bank Name: Bank Telephone Number: Account Name: Account Number: Routing Number:
SIGNATURE(S) GUARANTEED BY: (REQUIRED ONLY AS PROVIDED IN INSTRUCTION BELOW.) Name of Institution Address (including Zip Code) Authorized Signature Printed Name Date

Delivery of the enclosed stock certificate(s) will be effected and risk of loss shall pass only upon receipt by the Paying Agent at the address below.  Delivery of a check or wire transfer (if applicable) for cash payment to which you are entitled under the Merger Agreement (as defined on page 1) shall be made within approximately five business days after the proper delivery, and receipt by the Paying Agent, of this Letter of Transmittal and the appropriate stock certificates.

INSTRUCTIONS

A former stockholder of Utilimaster Holdings, Inc. will not receive the merger consideration in exchange for such stockholders’ certificate(s) formerly representing Shares until the certificate(s) owned by such stockholder are received by the Paying Agent at the address set forth above, together with such documents as the Paying Agent may require, and until the same are processed for payment by the Paying Agent.  No interest will accrue on any amounts due.

1.        Guarantee of Signatures.  No signature guarantee on this Letter of Transmittal is required (i) if this Letter of Transmittal is signed by the registered holder of the certificate(s) surrendered herewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Issuance Instructions” on the Letter of Transmittal, or (ii) if the certificate(s) is to be surrendered for the account of an eligible guarantor institution such as a commercial bank, trust company, securities broker/dealer, credit union or a savings association participating in a Medallion Program approved by the Securities Transfer Association, Inc. (each of the foregoing being an “Eligible Institution”).  In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.  See Instruction 4.

2.        Delivery of Letter of Transmittal and Certificates.  This Letter of Transmittal, properly completed and duly executed, together with the certificate(s), should be delivered to the Paying Agent at the address set forth in this Letter of Transmittal.

The method of delivery of certificate(s) and any other required documents is at the election and risk of the owner.  However, if certificate(s) are sent by mail, it is recommended that they be sent by certified mail, properly insured, with return receipt requested.  Risk of loss and title of the certificate(s) shall pass only upon delivery of the certificate(s) to the Paying Agent.

All questions as to validity, form and eligibility of any surrender of any Certificate hereunder will be determined by the Company, as the surviving corporation (which may delegate power in whole or in part to the Paying Agent) and such determination shall be final and binding.  The Company, as the surviving corporation, reserves the right to waive any irregularities or defects in the surrender of any certificate(s).  A surrender will not be deemed to have been made until all irregularities have been cured or waived.

3.        Inadequate Space.  If the space provided herein is inadequate, the Certificate numbers formerly represented thereby should be listed on a separate schedule attached hereto.

4.        Signature on Letter of Transmittal, Stock Powers and Endorsements.  If this Letter of Transmittal is signed by the registered holder of the certificate(s) surrendered hereby, the signature must correspond exactly with the name written on the face of the certificate(s) without alteration, enlargement or any change whatsoever.

If the certificate(s) surrendered hereby is owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

If any surrendered Certificates are registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Certificates.

When this Letter of Transmittal is signed by the registered owner(s) of the certificate(s) listed and surrendered hereby, no endorsements of the certificate(s) or separate stock powers are required.

If this Letter of Transmittal is signed by a person other than the registered owner of the certificate(s) listed, such certificate(s) must be endorsed or accompanied by appropriate stock power(s), in either case signed by the registered owner or owners or a person with full authority to sign on behalf of the registered owner.  Signatures on such certificate(s) or stock power(s) must be guaranteed by an Eligible Institution.  See Instruction 1.

If this Letter of Transmittal or any certificate(s) or stock power(s) is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Paying Agent of his or her authority to so act must be submitted.  The Paying Agent will not exchange any certificate(s) until all instructions herein are complied with.

5.        Stock Transfer Taxes.  The registered holder shall timely pay all transfer, documentary, sales, use, stamp, registration and other taxes arising from or relating to the transactions contemplated by the Merger Agreement, to the extent they relate specifically to the payment of cash to the undersigned, and the undersigned shall, at his or her own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes.  In the event that any transfer, documentary, sales, use, stamp, registration or other taxes becomes payable by reason of the payment of the merger consideration in any name other than that of the registered holder, such transferee or assignee must pay such tax or must establish that such tax has been paid or is not applicable.  The Paying Agent will have no responsibility with respect to transfer, documentary, sales, use, stamp, registration or other taxes.

6.        Special Delivery Instructions.  Indicate the name and address of the person(s) to whom the check comprising the merger consideration are to be sent if different from the name and address of the person(s) signing this Letter of Transmittal.

7.        Substitute Form W-9.  Each surrendering stockholder is required to provide the Paying Agent with such holder’s correct Taxpayer Identification Number (“TIN”) on two (2) originals of the Substitute Form W-9, in the forms of Schedules 2(a) and 2(b), and to certify whether the stockholder is subject to backup withholding.  Failure to provide such information or an adequate basis for exemption on the form may subject the surrendering stockholder to United States federal income tax withholding on cash payments made to such surrendering stockholder with respect to the certificate(s).  If such holder is an individual, the TIN is his or her social security number.  A holder must cross out item (2) in Part 2 of Substitute Form W-9 if such holder is subject to backup withholding.  The box in Part 3 of the form should be checked if the surrendering holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future.  If the box in Part 3 is checked, the surrendering holder must also complete the Certificate of Awaiting Taxpayer Identification Number below in order to avoid backup withholding.  Notwithstanding that the box in Part 3 is checked and the Certificate of Awaiting Taxpayer Identification Number is completed, the Paying Agent will withhold at a rate not to exceed 28% on all payments made prior to the time a properly certified TIN is provided to the Paying Agent.  However, such amounts will be refunded to such surrendering holder if a TIN is provided to the Paying Agent within 60 days.

8.        Lost, Stolen or Destroyed Certificate(s).  If your certificate(s) has been lost, stolen or destroyed, an affidavit of loss in the form of Schedule 3 must be properly completed and returned to the Paying Agent.

9.        Information and Additional Copies.  Information and additional copies of this Letter of Transmittal may be obtained from the Paying Agent by writing to the address above or calling the Paying Agent at _______________.

IMPORTANT TAX INFORMATION

Under United States federal income tax laws, a holder who receives cash payments pursuant to the Merger is required to provide the Paying Agent (as payer) with such holder’s correct TIN on the Substitute Form W-9 below (or otherwise establish a basis for exemption from backup withholding) and certify under penalty of perjury that such TIN is correct and that such holder is not subject to backup withholding.  If such holder is an individual, the TIN is his or her social security number.  If the Paying Agent is not provided with the correct TIN, a $50 penalty may be imposed by the Internal Revenue Service, and the payment of any cash pursuant to the Merger may be subject to backup withholding.

Certain holders (including, among others, all corporations and foreign individuals and entities) are not subject to these backup withholding and reporting requirements.  Exempt holders should indicate their exempt status on Substitute Form W-9.  In order for a foreign individual to qualify as an exempt recipient, such individual must submit a Form W-8 BEN, signed under penalties of perjury, attesting to such individual’s exempt status.  A Form W-8 BEN can be obtained from the Paying Agent.  See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional instructions.

If backup withholding applies, the Paying Agent is required to withhold at a rate not to exceed 28% of any payments made to the holder or other payee.  Backup withholding is not an additional tax.  Rather, the Federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld provided that the required information is given to the IRS.  If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

To prevent backup withholding on payments made with respect to certificate(s), the holder is required to notify the Paying Agent of such holder’s correct TIN by completing the form below, certifying that (1) the TIN provided on the Substitute Form W-9 is correct (or that such holder is awaiting a TIN), (2) such holder is not subject to backup withholding because (a) such holder is exempt from backup withholding, (b) such holder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of a failure to report all interest or dividends or (c) the Internal Revenue Service has notified such holder that such holder is no longer subject to backup withholding and (3) such holder is a U.S. person (including a U.S. resident alien).

What Number to Give the Paying Agent

The holder is required to give the Paying Agent the TIN (i.e., social security number or employer identification number) of the holder of the certificate(s) tendered hereby.  If the certificate(s) are held in more than one name or are not held in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W‑9” for additional guidance on which number to report.

                All inquiries regarding this form should be made directly to:

                Phone:

All inquiries regarding the Merger should be made directly to:

Company Name:

Attention:

Address:

Phone:

Fax:

  Tax Certification: Taxpayer Identification Number (TIN):   Social Security Number                               Date:           ___________________

                                                                                                                               or

                                                                                 Employee Identification Number

Name & Address:  ___________________________________

                     ___________________________________

                                          ___________________________________

Customer is a (check one):

Corporation____             Partnership____              Individual/sole proprietor____  Trust_____

Limited liability company____ Enter the tax classification (D=disregarded entity, C=Corporation, P=Partnership______

Other _________________

Taxpayer is (check if applicable):

___ Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)                   the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(2)                   it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)                   It is a U.S. citizen or other U.S. person (defined in the Form W-9 instructions).

 (If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature:              _______________________________

Printed Name:      _______________________________

Obtaining a Number

If you don’t have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card, Form W-7, Application for IRS Individual Taxpayer Identification Number, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

Payees Exempt from Backup Withholding

The following is a list of payees exempt from backup withholding and for which no information reporting is required. For interest and dividends, all listed payees are exempt except item (9). For broker transactions, payees listed in items (1) through (13) and a person registered under the Investment Advisers Act of 1940 who regularly acts as a broker are exempt. Payments subject to reporting under sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in items (1) through (7), except a corporation that provides medical and health care services or bills and collects payments for such services is not exempt from backup withholding or information reporting. Only payees described in items (2) through (6) are exempt from backup withholding for barter exchange transactions, patronage dividends, and payments by certain fishing boat operators.

(1)       A corporation.

(2)       An organization exempt from tax under section 501(a), or an IRA, or a custodial account under section 403(b)(7).

(3)       The United States or any of its agencies or instrumentalities.

(4)       A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

(5)       A foreign government or any of its political subdivisions, agencies, or instrumentalities.

(6)       An international organization or any of its agencies or instrumentalities.

(7)       A foreign central bank of issue.

(8)       A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

(9)       A futures commission merchant registered with the Commodity Futures Trading Commission.

(10)     A real estate investment trust.

(11)     An entity registered at all times during the tax year under the Investment Company Act of 1940.

(12)     A common trust fund operated by a bank under section 584(a).

(13)     A financial institution.

(14)     A middleman known in the investment community as a nominee or listed in the most recent publication of the American Society of Corporate Secretaries, Inc., Nominee List

(15)     A trust exempt from tax under section 664 or described in section 4947.

Payments Exempt from Backup Withholding

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

● Payments to nonresident aliens subject to withholding under section 1441.

● Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident alien partner.

● Payments of patronage dividends where the amount received is not paid in money.

● Payments made by certain foreign organizations.

● Section 404(k) distributions made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:

● Payments of interest on obligations issued by individuals.

Note: The payee may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and the payee has not provided his or her correct TIN to the payer.

● Payments of tax-exempt interest (including exempt-interest dividends under Section 852).

● Payments described in Section 6049(b)(5) to nonresident aliens.

● Payments on tax-free covenant bonds under section 1451.

● Payments made by certain foreign organizations.

● Mortgage interest paid to you.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” IN PART II, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

Certain payments that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041A(a), 6042, 6044, 6045, 6049, 6050(N) and 6050A and the regulations thereunder.

Privacy Act Notice - Section 6109 requires you to give your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties may also apply.

Penalties

     (1) Penalty for Failure to Furnish Taxpayer Identification Number. - If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

     (2) Civil Penalty for False Information with Respect to Withholding. - If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

     (3) Criminal Penalty for Falsifying Information. - Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

     (4) Misuse of TINS. - If the requester discloses or uses TINS in violation of Federal law, the requester may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

SCHEDULE 1

Closing Per Share Merger Consideration

SCHEDULE 2(a)

SUBSTITUTE FORM W-9

PAYER’S NAME: _______________
substitute Form W-9	PART I — PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW	____________________________ Social Security Number OR ____________________________ Employer Identification Number
Department of the Treasury Internal Revenue Service

PART II — Certification--Under penalties of perjury, I certify that:

(1)           The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me),

(2)           I am not subject to backup withholding because (i) I am exempt from backup withholding, (ii) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (iii) the IRS has notified me that I am no longer subject to backup withholding, and

(3)           I am a U.S. person (including a U.S. resident alien).

Payer’s Request for Taxpayer Identification Number (TIN)

Certification Instructions--You must cross out item (2) in Part II above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return.  However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

Signature:______________________________________________ Date:__________________________________________________

Name (Please Print):___________________________________

PART III Awaiting TIN □

NOTE:  FAILURE TO COMPLETE AND RETURN THE SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU.

(See Instruction 7)

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE

IF YOU CHECKED THE BOX IN PART III OF SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

                I certify under penalties of perjury that a Taxpayer Identification Number has not been issued to me, and either (i) I have mailed or delivered an application to receive a Taxpayer Identification Number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (ii) I intend to mail or deliver an application in the near future.  I understand that if I do not provide a Taxpayer Identification Number within 60 days, 28% of all reportable payments made to me thereafter will be withheld until I provide a number.

_____________________________________ ______________________ Signature _______________________ Name (Please Print)	_____________________________________ ___________ Date

SCHEDULE 2(b)

SUBSTITUTE FORM W-9

PAYER’S NAME: _______________
substitute Form W-9	PART I — PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW	____________________________ Social Security Number OR ____________________________ Employer Identification Number
Department of the Treasury Internal Revenue Service

PART II — Certification--Under penalties of perjury, I certify that:

(1)           The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me),

(2)           I am not subject to backup withholding because (i) I am exempt from backup withholding, (ii) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (iii) the IRS has notified me that I am no longer subject to backup withholding, and

(3)           I am a U.S. person (including a U.S. resident alien).

Payer’s Request for Taxpayer Identification Number (TIN)

Certification Instructions--You must cross out item (2) in Part II above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return.  However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

Signature:______________________________________________ Date:__________________________________________________

Name (Please Print):___________________________________

PART III Awaiting TIN □

NOTE:  FAILURE TO COMPLETE AND RETURN THE SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU.

(See Instruction 7)

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE

IF YOU CHECKED THE BOX IN PART III OF SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

                I certify under penalties of perjury that a Taxpayer Identification Number has not been issued to me, and either (i) I have mailed or delivered an application to receive a Taxpayer Identification Number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (ii) I intend to mail or deliver an application in the near future.  I understand that if I do not provide a Taxpayer Identification Number within 60 days, 28% of all reportable payments made to me thereafter will be withheld until I provide a number.

_____________________________________ ______________________ Signature _______________________ Name (Please Print)	_____________________________________ ___________ Date

SCHEDULE 3

Affidavit of Lost Stock Certificate

(see attached)

AFFIDAVIT OF LOST STOCK CERTIFICATE

STATE OF _____________________)

)           SS

COUNTY OF ___________________)

                                                                     (the “Affiant”), being duly sworn, deposes and says under oath and in due form of law as follows:

1.      The Affiant is the owner and entitled to possession of Certificate No.            , evidencing ownership of                                                            (        ) shares of Common Stock of Utilimaster Holdings, Inc., a Delaware corporation (the “Company”), and/or Certificate No. _______, evidencing ownership of                                                        (        ) shares of Series A Preferred Stock of the Company, and/or Certificate No. _______, evidencing ownership of                                                           (        ) shares of Series B Preferred Stock of the Company, and/or Certificate No. _______, evidencing ownership of                                                      (        ) shares of Series C Preferred Stock of the Company (as applicable, the “Lost Certificate”).

2.      The Lost Certificate has been mutilated, lost, stolen or destroyed, and the Affiant is unable to locate it.

3.      The Affiant has not disposed of any of the shares of stock represented by the Lost Certificate, whether by sale, transfer, gift, or otherwise, nor has the Affiant given any person a power of attorney or other authority of any kind to dispose of or otherwise transfer any of those shares of stock.

4.      The Affiant makes these statements under oath in order to induce the Company to accept this Affidavit of Lost Certificate.

5.      In consideration of the issuance to the Affiant of a duplicate stock certificate, the Affiant agrees that if the Lost Certificate is ever found or located, the Affiant will promptly deliver it to the Company for cancellation.

6.      In consideration of the Company directing payment to Affiant for the securities evidenced by the Lost Certificate (the “Securities”), Affiant and Affiant’s legal representatives, successors and assigns, hereby agree to indemnify and save harmless the Company, ____________________ (as escrow/paying agent), their successors and assigns (the “Indemnitees”), and each of them, from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses, of every nature and character, which the Indemnitees, or any of them, at any time, shall or may sustain or incur by reason of any claim or demand which may be made as a result of the issuance of a new certificate in place of the Securities or by reason of any payment, transfer, exchange or other act which the Indemnitees, or any of them, may do or cause to be done with respect to the Securities represented to have been lost, stolen or destroyed, whether or not such liabilities, losses, costs, damages, counsel fees and other expenses arise or occur through accident, oversight, inadvertence or neglect on the part of the Indemnitees, or any of them, or their respective officers, agents, clerks or employees.

[Notarized signature appears on the following page.]

__________________________________
Name:

__________________________________
Name:

STATE OF _____________________)

)         SS

COUNTY OF ___________________)

Subscribed and sworn to before me, the undersigned, a Notary Public of the State of _______________, in and for the County of _______________, this _____ day of ______________, 20___, by                                                     , known to me (or satisfactorily proven) to be the person named in the foregoing Affidavit, who made oath that the matters and facts stated therein are true and correct to the best of his or her knowledge, information, and belief.

__________________________________________

Notary Public

My Commission expires ______________________.

EXHIBIT E

Form of Employee Acknowledgment

AMENDMENT TO [SEVERANCE/EMPLOYMENT] AGREEMENT ACKNOWLEDGEMENT

            This Amendment to [Severance/Employment] Agreement Acknowledgement ("Amendment") is entered into by and between Utilimaster Corporation ("Utilimaster") and [_________________] ("Employee").

            Utilimaster and Employee entered into a[n] [Severance/Employment] Agreement dated and effective [_______________] ("Agreement").  Due to economic conditions, Utilimaster previously implemented a ten percent reduction in base salary for its similarly situated management employees, including Employee (the "Reduction").  Pursuant to that certain [Severance/Employment Agreement] Acknowledgement executed by the parties on [________________] (the "Wage Reduction Acknowledgement"), the Reduction was to cease upon a "Change In Control" (as defined therein).  As a result of the proposed merger of Utilimaster Holdings, Inc. with a subsidiary of Spartan Motors, Inc., pursuant to an agreement and plan of merger dated as of November 16, 2009 (the "Merger Agreement"), there will be a Change in Control.  The parties desire to continue the Reduction for up to an additional 120 days following the Closing of the merger, as that term is used in the Merger Agreement, without triggering the rights of the management employees, including Employee, to terminate their employment for "Good Reason" as that term is defined in the Agreement.   Accordingly, the parties agree as follows:

            1.         Reduction.      Utilimaster shall continue the Reduction from and after the Closing, as that term is used in the Merger Agreement, for a period not to exceed 120 days (the "Continued Reduction").

2.         Acknowledgement.  Employee acknowledges and agrees that the Continued Reduction will not be grounds for Employee to terminate [his or her] employment for "Good Reason" as that term is defined in the Agreement.

3.         Severance.      In the event Employee's employment is terminated during the time the Continued Reduction is in place and such termination entitles Employee to severance in accordance with the terms of the Agreement, Employee's severance shall be calculated by using Employee's base salary prior to the Reduction or the Continued Reduction.

4.         Governing Terms.     All terms and conditions of the Agreement and the Wage Reduction Agreement shall continue to control except as modified by this Amendment.

Utilimaster Corporation __________________________________ Signature __________________________________ Printed Name and Title Dated: ____________________________	[Employee's Name] __________________________________ Signature __________________________________ Printed Name Dated: ____________________________

EXHIBIT F

Opinions to be Given by Counsel to Seller Parties

1.         Each of Holdings and the Company is a duly organized and validly existing Delaware corporation, in good standing under the laws of the State of Delaware.  UTM Acquisition Company, LLC is a duly organized and validly existing limited liability company under the laws of the State of Indiana.  Each U.S. UC Party has the corporate or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage in.

2.         Each U.S. UC Party has the corporate or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of the Agreement and the other [Transaction Documents] to which it is a party, and has taken all necessary corporate or limited liability company action, as the case may be, to authorize the execution, delivery and performance of the Agreement and the other [Transaction Documents] to which it is a party.  Each U.S. UC Party has duly executed and delivered the Agreement and the other [Transaction Documents] to which it is a party.  The Agreement and each of the other [Transaction Documents] is a valid and binding obligation of each U.S. UC Party a party thereto, and is enforceable against such persons in accordance with its terms.

3.         The execution and delivery by each U.S. UC Party of the Agreement and any other [Transaction Document] to be executed or delivered by such U.S. UC Party, and the performance of its obligations under the Agreement or any of such other [Transaction Documents], do not and will not (a) conflict with or result in a breach of the terms, conditions, or provisions of, its certificate of incorporation, by-laws, articles of organization or written operating agreement, as applicable, or the Shareholders Agreement, (b) require of it any authorization, consent, approval, exemption, or other action by, or notice or declaration to, or filing with, any court or administrative or governmental body or agency, or (c) violate any law, statute, or regulation to which it is subject, including, without limitation, the Delaware General Corporation Law.

4.         As of the Closing Date, (a) Holdings had outstanding 5,721,876 shares of common stock, par value of $0.001 per share (the record owners of which are set forth on Schedule 5.3 to the Agreement), 31,662 shares of Series A Preferred Stock, par value of $.001 per share (the sole record owner of which is Hancock), 4,000 shares of Series B Preferred Stock, par value of $0.001 per share (the sole record owner of which is Hancock), and 2,155 shares of Series C Preferred Stock, par value of $0.001 per share (the record owners of which are set forth on Schedule 5.3 to the Agreement); (b) the Company had outstanding 900 shares of common stock, par value of $.01 per share (the sole record owner of which is Holdings).  The issuance of all those outstanding shares was duly authorized and all of the outstanding shares have been validly issued and are, to the best of our knowledge, fully paid and nonassessable.

5.         As of the Closing Date, the Company is the sole record owner of all outstanding Equity Interests in UTM Acquisition Company, LLC.  The issuance by UTM Acquisition Company, LLC of such Equity Interests to the Company was duly authorized and all of such Equity Interests have been validly issued and are, to the best of our knowledge, fully paid and nonassessable.

6.         Except as set forth in paragraphs 4 and 5 above, none of the U.S. UC Parties has any Equity Interests, whether vested or unvested, issued or outstanding as of the Closing Date.  Except as otherwise set forth on Schedule 5.3 to the Agreement, no U.S. UC Party is subject to any obligation (contingent or otherwise) to issue any Equity Interests or Equity Equivalents (except for or in connection with the transactions contemplated by the Agreement).

The foregoing opinions will be subject to appropriate and customary assumptions, exceptions, limitations and qualifications, including an assumption that Indiana law governs all agreements (except where the Delaware General Corporation Law expressly governs).

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment"), dated as of November 30, 2009, is entered into by and among Spartan Motors, Inc., a Michigan corporation ("Purchaser"), John Hancock Life Insurance Company, a Massachusetts life insurance company ("Hancock", in its individual capacity, and the "Shareholder Representative" in its capacity as such pursuant to the Merger Agreement, as defined below), SMI Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser ("Acquisition Sub"), Utilimaster Holdings, Inc., a Delaware corporation ("Holdings"), and Utilimaster Corporation, a Delaware corporation (the "Company").

RECITALS

A.        Purchaser, Hancock, the Shareholder Representative, Acquisition Sub, Holdings, and the Company are parties to an Agreement and Plan of Merger, dated November 18, 2009 (the "Merger Agreement").  Capitalized terms used in this Amendment without definition are used with the meanings given in the Merger Agreement.

B.        The Parties are entering into this Amendment in order to modify and correct certain provisions of the Merger Agreement, as set forth below.

Acknowledgment

NOW, THEREFORE, the Parties agree as follows:

1.         Replacement of Schedule 2.6(e).  The Parties agree that the Schedule 2.6(e) attached to this Amendment shall be and is substituted for all purposes under the Merger Agreement for the Schedule 2.6(e) originally attached to the Merger Agreement.

2.         Replacement of Schedule 2.7.  The Parties agree that the Schedule 2.7 attached to this Amendment shall be and is substituted for all purposes under the Merger Agreement for the Schedule 2.7 originally attached to the Merger Agreement.

3.         Funding of 401(k) Contribution.  The Parties agree that Section 2.6(e) of the Merger Agreement shall be and is replaced in its entirety with the following:

            (e)        At the Closing, Purchaser shall deliver the Aggregate Bonus Amount to the Company and the Company shall (i) immediately after the Effective Time, pay bonuses to the Persons and in the amounts set forth on Schedule 2.6(e), and (ii) fund the 401(k) match amount set forth on Schedule 2.6(e) (or such other amount as is calculated in accordance with the plan documents, including the "last day" rule) shortly after the end of calendar year 2009 consistent with the Company's plan documents, including the application of the "last day" rule and any exceptions to such rule, and applicable law.

4.         Certain Tax Matters.  The Parties agree that (i) the last sentence of Section 8.6(b) of the Merger Agreement shall be and is amended to insert the phrase "(other than the amount shown for the 401(k) match)" immediately after the reference to Schedule 2.6(e) in that sentence, and (ii) the following is added as new Section 8.6(h):

(h)        The Parties agree the Tax benefit to Purchaser, if any, of the Company's contribution of the 401(k) match pursuant to Section 2.6(e) above shall be distributed for the benefit of the Shareholders in accordance with this paragraph.  No later than March 31, 2010, Purchaser shall (i) deliver to the Shareholder Representative Purchaser's calculation of the Tax benefit it expects to receive as a result of such 401(k) contribution, together with supporting documentation reasonably necessary to support such calculation, and (ii) remit the amount of such expected Tax benefit to the Paying Agent for deposit into the Paying Agent Account.  The Shareholder Representative shall have the right to dispute Purchaser's calculation by providing written notice of such dispute to Purchaser within thirty (30) days after receipt of Purchaser's calculation pursuant to this paragraph.  During such 30-day period, Purchaser shall reasonably cooperate with the Shareholder Representative in its review of Purchaser’s determination of the expected net Tax benefit, including providing the Shareholder Representative and/or its representatives access to Purchaser’s tax advisors and copies of Purchaser’s tax returns, provided that the Shareholder Representative shall reimburse Purchaser for all out-of-pocket expenses incurred by Purchaser in providing such cooperation.  If the Shareholder Representative sends timely notice that it disputes Purchaser’s determination of the expected Tax benefit, and Purchaser and the Shareholder Representative have not resolved such dispute in writing within 15 days of the Shareholder Representative sending its dispute notice, the Shareholder Representative may elect to submit such dispute to the Accounting Firm for resolution.  The Accounting Firm's determination of the expected Tax benefit described in this paragraph shall be final and binding on the Parties.  The cost of the Accounting Firm shall be borne by the Shareholder Representative.  Purchaser shall also reasonably cooperate with the Accounting Firm in its determination of the Tax benefit to Purchaser, including providing the Accounting Firm access to its tax advisors and copies of Purchaser’s Tax returns, provided that the Shareholder Representative shall reimburse Purchaser for all out-of-pocket expenses incurred by Purchaser in providing such cooperation.

            5.         Supplement to Schedule 2.4.  The Parties agree that the Schedule 2.4 - Supplement attached to this Amendment shall be and is added as a supplement to the Schedule 2.4 originally attached to the Merger Agreement.  For all purposes under the Merger Agreement, "Schedule 2.4" shall refer to the Schedule 2.4 originally attached to the Merger Agreement as supplemented by the Schedule 2.4 – Supplement attached to this Amendment.

            6.         Definition of “Agreement”.  From and after the date of this Amendment, the term “Agreement” as used in the Merger Agreement shall mean the Merger Agreement as amended by this Amendment and all references to the Merger Agreement in any agreement, instrument, certificate or other document executed in connection with or pursuant to the Merger Agreement, including without limitation, the Escrow Agreement, the Paying Agent Agreement and any letter of transmittal shall also mean the Merger Agreement as amended by this Amendment.

            7.         Replacement of Schedule 5.3.  The Parties agree that the Schedule 5.3 attached to this Amendment shall be and is substituted for all purposes under the Merger Agreement for the Schedule 5.3 originally attached to the Merger Agreement.

8.         Ratification.  Except as expressly modified by this Amendment, the terms and conditions of the Merger Agreement remain in full force and effect as originally written.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have executed this Acknowledgment as of the date first written above.

PURCHASER:

Spartan Motors, Inc.

/s/ Joseph M. Nowicki

By:  Joseph M. Nowicki

Its:  CFO

ACQUISITION SUB:

SMI Sub, Inc.

/s/ Joseph M. Nowicki

By:  Joseph M. Nowicki

Its:  Treasurer

HOLDINGS:

Utilimaster Holdings, Inc.

/s/ Michael A. Kitson

By:  Michael A. Kitson

Its:  President & CEO

COMPANY:

Utilimaster Corporation

/s/ Michael A. Kitson

By:  Michael A. Kitson

Its:  President & CEO

HANCOCK (in its capacity as a Shareholder and as the Shareholder Representative):

John Hancock Life Insurance Company

/s/ Stephen J. Blewitt

By:  Stephen J. Blewitt

Its: